UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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SunTrust Banks, Inc.

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of

SunTrust Banks, Inc.

The Annual Meeting of Shareholders of SunTrust Banks, Inc. will be held in Suite 105 on the 1st floor of SunTrust Plaza Garden Offices, 303 Peachtree Center Avenue, Atlanta, Georgia, on Tuesday, April 26, 2011, at 9:30 a.m. local time, for the following purposes:

1.	To elect 14 directors nominated by the Board of Directors to serve until the next annual meeting of shareholders and until their respective successors have been elected.

2.	To approve an increase in the number of shares in the SunTrust Banks, Inc. 2009 Stock Plan.

3.	To ratify the appointment of Ernst & Young LLP as independent auditor for 2011.

4.	To hold an advisory vote on executive compensation.

5.	To hold an advisory vote on the frequency of the advisory vote on executive compensation.

6.	To consider a shareholder proposal, if properly presented at the Annual Meeting.

Only shareholders of record at the close of business on February 16, 2011 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on April 26, 2011. The 2011 Proxy Statement and the Annual Report to Shareholders for the year ended December 31, 2010 are also available at www.proxydocs.com/sti.

For your convenience, we will offer an audio webcast of the meeting. If you choose to listen to the webcast, go to “Investor Relations” located under “About SunTrust” at www.suntrust.com shortly before the meeting time and follow the instructions provided. If you miss the meeting, you may listen to a replay of the webcast on our website beginning the afternoon of April 27. Please note that you will not be able to vote your shares via the webcast. If you plan to listen to the webcast, please submit your vote using one of the methods described below prior to the meeting.

We direct your attention to the attached Proxy Statement for more complete information regarding the matters to be acted upon at the Annual Meeting.

By Order of the Board of Directors

Raymond D. Fortin,
March 9, 2011.	Corporate Secretary

IMPORTANT NOTICE

Whether or not you plan to attend the Annual Meeting, please vote your shares by: (1) a toll-free telephone call, (2) the Internet, or (3) completing, signing, dating and returning the enclosed proxy as soon as possible in the postage paid envelope provided. If you hold shares of common stock through a broker or other nominee, your broker or other nominee will vote your shares for you if you provide instructions on how to vote your shares. In the absence of instructions, your broker can only vote your shares on certain limited matters, but will not be able to vote your shares on other matters (including the election of directors). It is important that you provide voting instructions because beginning this year, brokers and other nominees no longer have the authority to vote your shares for the election of directors without instructions from you.

SUNTRUST BANKS, INC.

303 PEACHTREE STREET, N.E.

ATLANTA, GEORGIA 30308

PROXY STATEMENT

The enclosed proxy is solicited on behalf of the Board of Directors of SunTrust Banks, Inc. in connection with the Annual Meeting of Shareholders of SunTrust to be held in Suite 105 on the 1st floor of SunTrust Plaza Garden Offices, 303 Peachtree Center Avenue, Atlanta, Georgia, 30308, on Tuesday, April 26, 2011, at 9:30 a.m. local time. We are first mailing this Proxy Statement and the enclosed proxy to our shareholders on or about March 9, 2011.

Voting Your Shares. We have provided the enclosed proxy for use if you are unable to attend the Annual Meeting in person or wish to have your shares voted by proxy even if you attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please vote your shares by: (1) a toll-free telephone call, (2) the Internet, or (3) completing, signing, dating and returning the enclosed proxy as soon as possible in the postage paid envelope provided. You may revoke the proxy at any time before it is exercised by notice to the Corporate Secretary of SunTrust, by submitting a proxy having a later date, or by appearing at the Annual Meeting and voting in person. All shares represented by valid proxies received pursuant to this solicitation and not revoked before they are exercised will be voted in the manner specified therein. If you return your proxy and do not specify how you would like your shares voted, then the proxies for the proposals described below will be voted as recommended by the Board of Directors, which we refer to as the “Board.”

Method of Voting. You can simplify your voting and reduce our costs by voting your shares via telephone or the Internet. We have designed the telephone and Internet voting procedures to allow shareholders to vote their shares and to confirm that their instructions have been properly recorded. If you hold your shares in the name of a bank or broker, the availability of telephone and Internet voting will depend on the voting processes of the applicable bank or broker. Therefore, we recommend that you follow the voting instructions on the form you receive from your bank or broker. If you do not choose to vote by telephone or the Internet, please complete, date, sign and return the proxy card.

Webcast of Annual Meeting. We are pleased to offer an audio webcast of the 2011 Annual Meeting. If you choose to listen to the webcast, go to “Investor Relations” located under “About SunTrust” at www.suntrust.com shortly before the meeting time and follow the instructions provided. If you miss the meeting, you may listen to a replay of the webcast on our website beginning the afternoon of April 26 and available until May 26, 2011. The webcast will allow you to listen to the meeting. Please note that you will not be able to vote your shares or otherwise participate in the meeting via the webcast. If you plan to listen to the webcast, please submit your vote using one of the methods described above prior to the meeting.

Record Date and Shares Outstanding.

Each common shareholder of record at the close of business on February 16, 2011—the record date—is entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. Each share of SunTrust common stock entitles the holder to one vote on any matter coming before a meeting of our shareholders. Our Perpetual Preferred Stock, Series A; Perpetual Preferred Stock, Series B; Fixed Rate Cumulative Preferred Stock, Series C; and Fixed Rate Cumulative Preferred Stock, Series D generally are not entitled to vote. On February 16, 2011, the record date for the Annual Meeting, there were [500,491,137] shares of SunTrust common stock outstanding.

Other Matters

The Annual Meeting will be open to the public. However, consistent with past years, only persons who attend in person and can demonstrate that they were shareholders of record on the record date (February 16, 2011) or their proxies will be entitled to vote at or ask questions at the Annual Meeting. If your shares are held in a brokerage account or by another nominee, you must obtain and bring to the Annual Meeting a proxy or other evidence of ownership from your broker or nominee giving you the right to vote such shares if you wish to ask a question.

If any other item or proposal may properly come before the meeting, including voting on a proposal omitted from this Proxy Statement pursuant to the rules of the SEC or incident to the conduct of the meeting, then the proxies will be voted in accordance with the discretion of the proxy holders.

ELECTION OF DIRECTORS

Director Selection Process

We maintain a standing Governance & Nominating Committee, which we refer to in this section as the Committee, comprised solely of independent directors who are responsible for identifying individuals qualified to become Board members and recommending director nominees to the Board. The Committee periodically reviews the size and composition of the Board and determines whether to add or replace directors. Under our Corporate Governance Guidelines, the Committee also periodically reviews with the Board the appropriate skills and characteristics required of Board members. You may access the Committee’s charter on our website at www.suntrust.com under the headings “About SunTrust” and “Corporate Governance.”

Nominees for director will be selected based on the following criteria: (i) integrity (ii) outstanding achievement in their careers; (iii) broad experience; (iv) independence; (v) financial expertise; (vi) ability to make independent, analytical inquiries; (vii) understanding of the business environment; and (viii) willingness to devote adequate time to Board duties. The Board believes that each director should have, and expects the nominees to have, the capacity to obtain a basic understanding of: (i) our principal operational and financial objectives, plans and strategies; (ii) our results of operations and financial condition and of any significant subsidiaries or business segments; and (iii) our relative standing and and that of our business segments in relation to our competitors. The Committee considers it essential that the Audit Committee have at least one member who qualifies as an “audit committee financial expert.” The Committee seeks to nominate candidates who bring diverse experiences and perspectives to our Board. In evaluating candidates, the Committee’s practice is to consider, among other things, diverse business experiences, the candidate’s range of experiences with public companies, and racial and gender diversity. The Committee has not formalized this practice into a written policy. Evaluations of potential candidates generally involve a review of the candidate’s background and credentials by the Committee, interviews with members of the Committee, the Committee as a whole, or one or more other Board members, and discussions of the Committee and the Board. The Committee then recommends candidates to the full Board which, in turn, selects candidates to be nominated for election by the shareholders or to be elected by the Board to fill a vacancy.

The Committee and the Board consider a variety of sources in evaluating candidates as potential Board members. The Committee used a search firm solely to identify additional qualified nominees this year.

The Committee will consider candidates for director nominees recommended by shareholders. The recommendation should state how the proposed candidate meets the criteria described above. The Committee will consider candidates proposed by shareholders by evaluating such candidates in the same manner and using the criteria described above. The Committee will also adhere to all applicable laws and regulations.

Shareholder Nominations for Election to the Board

Any shareholder entitled to vote for the election of directors may nominate persons for election to the Board. In accordance with our Bylaws, nominations must be made in writing and must be delivered to or mailed to and received by our Corporate Secretary not less than 120 days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting of shareholders. This Proxy Statement and the enclosed proxy are being first mailed to our shareholders on or about March 9, 2011. Therefore, shareholder nominations for election at next year’s annual meeting must be received no later than the close of business on November 9, 2011. Presently, our Bylaws require that nominations include the following information: (i) the name, age, business address and residence address of the proposed nominee; (ii) the principal occupation or employment of the proposed nominee and an explanation of how the proposed nominee meets the criteria used by us for the selection of directors as set forth in the subsection “Director Selection Process”; (iii) the total number of shares of our common stock that, to your knowledge, will be voted for the proposed nominee; (iv) the total number of shares of our common stock that, to your knowledge, are owned by the proposed nominee; (v) the signed consent of the proposed nominee to serve, if elected; (vi) your name and residence address; (vii) the number of shares of our common stock owned by you; and (viii) any other information relating to the proposed nominee that Regulation 14A of the Securities Exchange Act of 1934, as amended, requires us to disclosed in solicitations for proxies for the election of directors.

Majority Voting

Our Bylaws provide for the annual election of directors. The Bylaws also provide that the number of directors will be determined by the Board, which has set the number at 15, to be reduced to 14 effective at the Annual Meeting. The Bylaws further provide that, in an election of directors in which the only nominees for election are persons nominated by the Board (an “uncontested election”), in order to be elected each nominee must receive more votes cast for such nominee’s election than against such nominee’s election. If the director election is not an uncontested election, then directors are elected by a plurality of the votes cast. In connection with uncontested director elections, votes cast exclude abstentions with respect to a director’s election.

If a nominee who currently serves as a director does not receive the required vote for re-election in an uncontested election, Georgia law provides that such director will continue to serve on the Board as a “holdover” director. Georgia corporate law generally gives such unelected “holdover” directors all of the same powers as directors elected by a majority until such holdover-director’s successor is elected and qualified. A successor cannot be elected until there is another meeting of shareholders, and these typically occur only once a year unless we incur the time and expense of a special meeting of shareholders. To address this situation, our Corporate Governance Guidelines require such a director to tender his or her written resignation to the Chairman of the Board for consideration by the Corporate Governance Committee (the “Committee”) within five days following certification of the shareholder vote.

However, the resignation of a director may adversely affect us. For this reason, we do not make resignations tendered in such context automatically effective. Rather, after the director submits his or her mandatory resignation, the Committee will then consider the resignation and, within 45 days following the shareholders’ meeting at which the election occurred, make a recommendation to the Board concerning whether to accept or reject the resignation. In determining its recommendation, the Committee will consider all factors deemed relevant by the Committee members including, without limitation, the stated reason or reasons why shareholders did not vote for the director’s re-election, the qualifications of the director (including, for example, whether the director serves on the Audit Committee as an “audit committee financial expert” and whether there are one or more other directors qualified, eligible and available to serve on the Audit Committee in such capacity), and whether the director’s resignation from the Board would be in the best interest of SunTrust and our shareholders. The Committee also will consider a range of possible alternatives concerning the director’s tendered resignation as the members of the Committee deem appropriate, including, without limitation, acceptance of the resignation, rejection of the resignation, or rejection of the resignation coupled with a commitment to seek to address and cure the underlying reasons reasonably believed by the Committee to have substantially resulted in the failure of the director to receive the necessary votes for re-election. To constrain the Board’s discretion in considering such resignations, we have adopted specific procedural requirements in our Corporate Governance Guidelines. In addition to the 45-day deadline above, our Corporate Governance Guidelines require the Board to take formal action on the Committee’s recommendation no later than 75 days following the shareholders’ meeting at which the election occurred. In considering the Committee’s recommendation, the Board will consider the information, factors and alternatives considered by the Committee and such additional information, factors and alternatives as the Board deems relevant. Our Corporate Governance Guidelines require us to publicly disclose the Board’s decision in a Form 8-K filed with the Securities and Exchange Commission together with an explanation of the process by which the Board made its decision and, if applicable, the Board’s reason or reasons for rejecting the tendered resignation within four business days after the Board makes its decision.

No director who is required to tender his or her resignation may participate in the Committee’s deliberations or recommendation, and the Corporate Governance Guidelines contain provisions addressing how the determination of whether to accept or reject a resignation is made if a majority of the members of the Committee fails to receive the necessary vote for re-election. Generally, in such case, the determination will be made by independent directors who received the necessary vote for election or re-election and directors who were not standing for election. If the Board accepts a director’s resignation, then any resulting vacancy may be filled by the Board in accordance with the Bylaws, or the Board in its discretion may decrease the size of the Board pursuant to the Bylaws.

Corporate Governance and Director Independence

The Board has determined that all of our directors, except our Chairman and CEO, are independent. Specifically, it determined that the following directors are independent after applying the guidelines described below: Robert M. Beall, II, Alston D. Correll, Jeffrey C. Crowe, Blake P. Garrett, Jr., David H. Hughes, M. Douglas Ivester, J. Hicks Lanier, William A. Linnenbringer, G. Gilmer Minor, III, Larry L. Prince, Frank S. Royal, M.D., Thomas R. Watjen, Karen Hastie Williams, and Phail Wynn, Jr. Additionally, the Board has determined that the new nominee, Kyle Prechtl Legg, is independent. Each member of the Compensation Committee, the Governance & Nominating Committee, and the Audit Committee is independent. There are no family relationships between any director, executive officer, or person nominated or chosen by us to become a director or executive officer.

We include our independence standards in our Corporate Governance Guidelines. You can view these on our website, www.suntrust.com, under the headings “About SunTrust” and “Corporate Governance.” An independent director is one who is free of any relationship with SunTrust or its management that may impair the director’s ability to make independent judgments. In determining director independence, the Board broadly considers all relevant facts and circumstances, including the rules of the New York Stock Exchange. The Board considers the issue not merely from the standpoint of a director, but also from that of persons or organizations with which the director has an affiliation. The Board pays particular attention to whether a director is independent from management and to any credit relationships that may exist with a director or a related interest. In doing so, the Board considers, among other things, all extensions of credit between the Company and the director (including his or her related interests).

Generally, we do not consider independent any director who is an executive officer of a company that makes payments to, or receives payments from us, for property or services in an amount which, in any year, exceeds the greater of $1 million or 2% of such company’s consolidated gross revenues. We also do not consider independent any director to whom we have extended credit, or who is also an executive officer of a company to which we have extended credit, unless such credit meets the substantive requirements of Regulation O. Regulation O requires that, when making loans to our executive officers and directors, we do so on substantially the same terms, including interest rates and collateral, and following credit-underwriting procedures that are no less stringent than those prevailing at the time for comparable transactions by SunTrust with other persons not related to the lender. Such loans also may not involve more than the normal risk of collectability or present other unfavorable features. Additionally, no event of default may have occurred (that is, such loans are not disclosed as non-accrual, past due, restructured, or potential problems). Our Board must review any credit to a director or his or her related interests that has become criticized in order to determine the impact that such classification has on the director’s independence.

The Board conducts a self-assessment annually, which our Governance & Nominating Committee reviews and discusses with the Board. In addition, the Governance & Nominating Committee, the Compensation Committee, the Audit Committee and the Risk Committee also undergo an annual assessment of their performance. The non-management directors of the Board meet in executive session at regularly scheduled meetings, and such meetings are presided over by a Lead Director selected by a majority of independent directors. Mr. Ivester currently serves as the Lead Director.

In 2009, each of our directors attended at least eight hours of continuing director education that was accredited by Institutional Shareholder Services. We also sponsored substantial additional director education in 2010.

We have a policy requiring directors who change the job responsibility they held when they were elected to the Board to submit a letter of resignation to the Board. We also have a policy requiring directors to retire from the Board upon the annual meeting first following their 72nd birthday (65th birthday for employee-directors). If the director desires to continue to serve after he or she tenders his or her resignation pursuant to such policies, he or she may do so only after the Board, through its Governance & Nominating Committee, has made a determination that continued Board membership is appropriate.

We have a Senior Financial Officers Code of Ethical Conduct that applies to our senior financial officers, including our principal executive officer, principal financial officer and controller. We also have a Code of Conduct that applies to all employees, and a Code of Business Conduct and Ethics for members of the Board. These three Codes of Conduct, as well as our Corporate Governance Guidelines, and the charters for the Executive Committee, the Audit Committee, the Governance & Nominating Committee, the Compensation Committee and the Risk Committee, can be found by clicking the heading “About SunTrust” on our website at www.suntrust.com and then clicking on “Corporate Governance.” The Board intends that non-management directors make decisions on matters of corporate governance. As additional corporate governance standards are adopted, they will be disclosed on an ongoing basis on SunTrust’s website.

CEO and Management Succession

The Board of Directors considers management evaluation and succession planning to be one of its most important responsibilities. Our Corporate Governance Guidelines specify that our Board of Directors is responsible for developing a succession plan for our CEO and other senior executive officers. Annually, the non-executive directors of the Board meet with the CEO to discuss his potential successors and related issues. After these meetings, the Board may update its CEO succession plan as appropriate. In addition, the CEO maintains in place at all times a confidential procedure for the timely and efficient transfer of his duties in the event of an emergency or departure. The CEO also periodically reviews with the non-executive directors the performance of other key members of the Company’s senior management, as well as any succession issues relating to those individuals.

Board Leadership Structure

Our Board is led by a Chairman selected by the Board from time to time. Presently, Mr. Wells, our CEO, is also Chairman of the Board. All of our other directors are independent. The Board has determined that selecting our CEO as Chairman is in the Company’s best interests because it promotes unity of vision for the leadership of the Company and avoids potential conflict among directors. The Board is aware of the potential conflicts that may arise when an insider chairs the Board, but believes these are offset by existing safeguards which include the designation of a Lead Director, regular meetings of the independent directors in executive session without the presence of insiders, the Board’s succession plan for incumbent management, the fact that management compensation is determined by a committee of independent directors who make extensive use of peer benchmarking, and the fact that much of our operations are highly regulated.

In 2009, the Board established the position of Lead Director. The Board selected M. Douglas Ivester as Lead Director. The responsibilities and duties of the Lead Director include (i) presiding at meetings of the Board in the absence of the Chairman, including the executive sessions of the non-management members of the Board; (ii) serving as a liaison between the non-management directors and the Chairman of the Board; (iii) advising the Chairman as to an appropriate schedule of Board meetings and on the agenda and meeting schedules for meetings of the Board and its committees; and (iv) calling meetings of the non-employee directors and developing the agendas for and serving as Chairman of the executive sessions of the Board’s non-employee directors. A more complete description of this role is included in our Corporate Governance Principles, which we provide on our website under the tabs “About SunTrust” and “Corporate Governance.” The Lead Director is appointed by a majority vote of the non-management directors for a one-year term, subject to renewal for a maximum of two additional twelve-month periods and shall serve until the expiration of the term or until such Lead Director’s earlier resignation or retirement from the Board.

In addition, the Board has created several standing and ad hoc committees. These committees allow regular monitoring and deeper analysis of various matters. The committee structure also allows committees to be comprised exclusively of independent directors to address certain matters. The membership of the committees is reviewed from time to time. Specific committee assignments are proposed by the Governance & Nominating Committee in consultation with the chair of each committee and with the consent of the member, and then submitted to the full Board for approval.

Board’s Role in the Risk Management Process

The Board oversees and monitors the Company’s risk management processes. The Board’s Risk Committee outlines our risk principles and management framework, and sets high level strategy and risk tolerances. Our risk profile is managed by our Chief Risk Officer. The Chief Risk Officer is an executive officer appointed by and reporting to the CEO. The Chief Risk Officer meets at least quarterly with the Risk Committee of the Board. The chair of the Risk Committee makes a full report of each Risk Committee meeting to the full Board at each Board meeting. In addition, the Chief Risk Officer also meets with the full Board at each meeting. The Board also meets regularly in executive session without management to discuss a variety of topics, including risk. In these ways, the full Board is able to monitor our risk profile and risk management activities on an on-going basis. Additionally, the Company has other risk-monitoring processes. For example, certain financial risks are also monitored by officers who report to the Chief Financial Officer. In turn, the Chief Financial Officer and appropriate financial risk personnel attend the meetings of the Audit Committee of the Board. As with the Risk Committee, the Chair of the Audit Committee makes a full report of each Audit Committee meeting to the full Board at each Board meeting and, when circumstances warrant, the Chief Financial Officer and other financial risk personnel meet with the full Board. We discuss how the Compensation Committee manages risk related to incentive compensation arrangements below in the section, “Compensation Policies that Affect Risk Management.”

Communications with Directors

The Board has adopted a process to facilitate written communications by shareholders or other interested parties to the Board. Persons wishing to write to the Board of SunTrust or a specified director, including the Lead Director, the non-management directors as a group, or a committee of the Board, should send correspondence to the Corporate Secretary at SunTrust Banks, Inc., P.O. Box 4418, Mail Code 643, Atlanta, Georgia 30302. All communications so received from shareholders or other interested parties will be forwarded to the members of the

Board or to the applicable director or directors if so designated by such person. Anyone who wishes to communicate with a specific Board member, only the non-management directors, or a committee should send instructions asking that the material be forwarded to the applicable director, group of directors or to the appropriate committee chair.

NOMINEES FOR DIRECTORSHIP

(ITEM 1)

Upon the recommendation of its Governance & Nominating Committee, the Board nominated the following persons for election as directors at the Annual Meeting in 2011 for terms expiring in 2012: Robert M. Beall, II, Alston D. Correll, Jeffrey C. Crowe, Blake P. Garrett, Jr., David H. Hughes, M. Douglas Ivester, J. Hicks Lanier, Kyle Prechtl Legg, William A. Linnenbringer, G. Gilmer Minor, III, Frank S. Royal, M.D., Thomas R. Watjen, James M. Wells III, and Phail Wynn, Jr. Each of the 14 directors expected to be elected at this year’s Annual Meeting of Shareholders will serve until next year’s annual meeting of shareholders and until their successor is elected and qualified. If, at the time of the Annual Meeting, any of the nominees named in the enclosed proxy should be unable or decline to serve as a director, the proxies are authorized to be voted for such substitute nominee or nominees as the Board recommends. The Board has no reason to believe that any nominee will be unable or decline to serve as a director.

Below is a description of each nominee and each director whose term continues after the meeting, the year in which the person first became a director of SunTrust, and the director’s age, and a brief description of the experience, attributes, and skills considered by the Governance & Nominating Committee and the Board. Except for Mr. Wells, none of the nominees or directors is employed by SunTrust or any entity that is an affiliate of SunTrust. Larry L. Prince, a director since 1996, has reached our mandatory retirement age and will retire from the Board immediately following the Annual Meeting of Shareholders.

Nominees for Terms Expiring in 2012

Robert M. Beall, II, 67, has been a director since 2004. He is Chairman of Beall’s, Inc., the parent company of Beall’s Department Stores, Inc. and Beall’s Outlet Stores, Inc., a primarily family-owned company which operates retail stores located from Florida to California. He has more than 36 years’ of leadership experience at Beall’s during which the company grew from seven stores in Florida and sales of $6 million to over 500 stores in 14 states and over $1 billion in sales. In addition to this experience in growing and leading a business, Mr. Beall has extensive experience with Southeast-based customers and business conditions. He is also a director of Next Era Energy, Inc., Blue Cross/Blue Shield of Florida and the National Retail Federation. He is also past chairman of the Florida Chamber of Commerce. Mr. Beall’s executive and management experience well qualify him to serve on the Board.

Alston D. Correll, 69, has been a director since 1997. He is the retired Chairman of the Board of Georgia-Pacific Corporation, a $30+ billion manufacturer and distributor of pulp, paper and building products. He presently serves as Chairman of Atlanta Equity Investors, LLC, a private equity firm. Until December 2005, Mr. Correll also served as Chief Executive Officer of Georgia-Pacific Corporation and as a director of Georgia-Pacific until 2006. He is also a director of Norfolk Southern Corp., and was a director of Mirant Corporation. During Mr. Correll’s 39-year career in the pulp and paper industry, he held a number of senior management positions, including 13 years’ experience as CEO. His career culminated when he negotiated the sale of Georgia-Pacific. At the time, Georgia-Pacific had approximately 55,000 employees. Mr. Correll’s long and varied business career, including service as Chairman and CEO of a large, publicly-traded company, and his tenure on the Board since 1997, provide the Board with insight into the historical issues SunTrust has faced as well as a perspective on best practices in corporate governance and executive leadership. Additionally, Mr. Correll’s extensive service on the boards of other large public companies, including his service as chair of the compensation committee at Norfolk Southern, provides the Board with compensation and corporate governance expertise. This experience well qualifies him to serve on the Board.

Jeffrey C. Crowe, 64, has been a director since 2004. He is the former Chairman of the Board of Landstar System, Inc. He continues to serve on its board. Landstar System, Inc. and its affiliates provide transportation services to customers throughout North America. Mr. Crowe began his career with Landstar in 1989 as President and CEO, and served as CEO until July 2004. Mr. Crowe was instrumental in the development of Landstar from a company with approximately $500 million in revenues to one with revenues exceeding $2 billion at the end of 2009.

Mr. Crowe was also Chairman of the U.S. Chamber of Commerce from June 2003 until June 2004. From June 2002 to June 2003, he served as Vice Chairman of the U.S. Chamber of Commerce. From October 1993 to October 2003, he served as Chairman of the National Defense Transportation Association. He is also a director of Silgan Holdings, Inc. and PSS World Medical, Inc. Mr. Crowe has extensive executive and management experience, including as the Chairman and Chief Executive Officer of a large publicly traded transportation and logistics company. Mr. Crowe’s affiliation with the U.S. Chamber of Commerce and related organizations also provides valuable insight into issues affecting the Company and the economy. This experience well qualifies him to serve on the Board.

Blake P. Garrett, Jr., 70, has been a director since 2004. He is a partner in Garrett and Garrett Construction and related companies (commercial real estate development), and has been involved in developing commercial real estate since March 1966. Mr. Garrett has over 30 years’ experience serving on the boards of various financial institutions, including United Federal Savings and Loan, American Federal FSB, CCB Financial Corporation, and National Commerce Financial Corporation. Mr. Garrett’s long experience with our industry and the real estate industry, including during prior periods of financial dislocation, well qualifies him to serve on the Board.

David H. Hughes, 67, has been a director since 1984. He presently serves as a director of Darden Restaurants, Inc. Previously, Mr. Hughes served as Chairman of the Board of Hughes Supply, Inc., a publicly-traded, Fortune 500 distributor of construction materials until April 1, 2006, when the company was acquired by The Home Depot. He also served as Hughes Supply’s President and then its Chief Executive Officer, beginning in 1972. During his tenure leading Hughes Supply, he completed more than 100 acquisitions and also grew the company organically. At the time of the company’s sale, it had 10,000 employees, 550 outlets located in 35 states and annual sales of $5.5 billion. He previously served on the boards of Southern Airways and Republic Airways, Courier Dispatch, Lanier Business Products, and Brown & Brown, Inc. Mr. Hughes’ long and varied business career, including service as Chairman and CEO of a large, publicly-traded company, well qualifies him to serve on the Board.

M. Douglas Ivester, 64, has been a director since 1998, and has been our Lead Director since 2009. He is President of Deer Run Investments, LLC. From 1997 until 2000, Mr. Ivester was Chairman of the Board and Chief Executive Officer of The Coca–Cola Company. Mr. Ivester spent more than 20 years with The Coca–Cola Company and held such positions as Chief Financial Officer, President and Chief Operating Officer where he was responsible for running the company’s global business. He is also a director of S1 Corporation and is Chairman of the Board of the Woodruff Health Sciences Center, Inc. During the previous five years, he also served as a director of Georgia-Pacific Corporation. Mr. Ivester’s long and varied business career, including service as Chairman and CEO of a large, publicly-traded company, and deep financial and accounting experience gained while serving as a Chief Financial Officer of a large, public company, well qualifies him to serve on the Board.

J. Hicks Lanier, 70, has been a director since 2003. Since 1981 he has been the Chairman of the Board and Chief Executive Officer of Oxford Industries, Inc., a business engaged in the design, manufacture, marketing and sale of consumer apparel products. Mr. Lanier also served as President of Oxford Industries, Inc. from 1977 to 2003. He also serves as the Lead Director and as the Chairman of the Compensation, Nominating and Governance Committee of Genuine Parts Company. He previously served on the board of Crawford & Company and served as the Chairman of its Nominating, Corporate Governance, and Compensation Committee. Mr. Lanier has served as CEO of an NYSE-listed public company since 1981 and has served on the boards of six publicly traded companies over the last 30 years. Mr. Lanier’s long and varied business career, including his long service as Chairman and CEO of a publicly-traded company, and his service as a lead director of another public company, well qualifies him to serve on the Board.

Kyle Prechtl Legg, 59, is a nominee for election as a director. She is the former Chief Executive Officer of Legg Mason Capital Management (LMCM). Ms. Legg, 59, has more than 30 years of professional experience in the investment industry. Ms. Legg is a chartered financial analyst and began her career as a bank analyst with Alex Brown & Sons. She joined Legg Mason Capital Management in 1991 as a Vice President and Senior Analyst, was named President of the firm in 1997, and Chief Executive Officer in March 2006. At LMCM, she built a leading global equity investment management business serving high-end institutional clients, including some of the world’s largest sovereign wealth funds, domestic and foreign company pension plans, corporate funds, endowments, and foundations. Ms. Legg is also a director of the Eastman Kodak Company. We believe that Ms. Legg’s deep investment, financial, and executive leadership experience well qualify her to serve on our Board.

William A. Linnenbringer, 62, has been a director since 2010. In his 32-year career with PricewaterhouseCoopers LLP, Mr. Linnenbringer held numerous leadership positions, including Managing Partner for the U.S. banking and financial services industry practice, Chairman of the global financial services industry practice, and member of the firm’s policy board and world council of partners. Mr. Linnenbringer retired as a partner of PricewaterhouseCoopers LLP in 2002. He also serves as a director of TeleTech, and chairs its audit committee. Mr. Linnenbringer’s long and varied business career, including his extensive financial, business, and accounting experience, particularly within our industry, well qualifies him to serve on the Board.

G. Gilmer Minor, III, 70, has been a director since 1998. Since 1994, he has served as Chairman of the Board of Owens and Minor, Inc., an $8 billion, Fortune 200 national distributor of medical and surgical supplies, and he served as its Chief Executive Officer from 1984 to 2005. Owens & Minor serves hospitals, integrated healthcare systems, alternate care locations, group purchasing organizations, the federal government, and consumers. The company operates over 50 distribution centers across the United States. Mr. Minor retired as Chairman and Chief Executive Officer of Owens & Minor in 2005 but continues as the non-executive Chairman of the Board of Directors. He served in various sales, operations, and management capacities of increasing responsibility before becoming President in 1981 and Chief Executive Officer in 1984. Mr. Minor was appointed in July 2009 to the State Council of Higher Education for Virginia. Mr. Minor’s long and varied business career, including service as Chairman and CEO of a large, publicly-traded company, well qualifies him to serve on the Board.

Frank S. Royal, M.D., 71, has been a director since 1998. He has been a practicing physician since 1969. Presently, Dr. Royal is also a director of Dominion Resources, Inc., and Smithfield Foods, Inc., and is the former Chairman of the Board and former member of the board of the Richmond Community Hospital Foundation. He also previously served on the boards of HCA, CSX, Chesapeake Co., and Virginia Electric and Power Company. This experience includes more than 25 years’ service as a director of public corporations, including having served as Lead Director of Dominion Resources and Smithfield Foods, Inc. Dr. Royal is also Chairman Emeritus of the Board of Meharry Medical College and Chairman of the Board of Virginia Union University. He is the past President of the National Medical Association and a former medical school professor. Dr. Royal’s long and varied business and academic career, especially his extensive experience on a number of other boards and his experience as a lead director, well qualify him to serve on the Board.

Thomas R. Watjen, 56, has been a director since 2010. He is the President and Chief Executive Officer of Unum Group, a publicly-traded insurance company, and serves on its board. He has been employed by Unum or its predecessors since 1994, initially as its Chief Financial Officer. Prior to joining Unum, he served as a Managing Director of the insurance practice of the investment banking firm Morgan Stanley & Co. Mr. Watjen’s experience as a director and chief executive officer of a publicly-traded corporation and experience in the financial services industry well qualify him to serve on the Board.

James M. Wells III, 64, has been a director since 2006. He has been Chairman of the Board of SunTrust since April 29, 2009 and Chief Executive Officer of SunTrust since January 1, 2007. From December 9, 2004 until December 31, 2006, Mr. Wells was President and Chief Operating Officer of SunTrust. From August 2000 until December 9, 2004, Mr. Wells was a Vice Chairman of SunTrust with responsibility for oversight of our commercial, retail, mortgage and wealth and investment management lines of business, as well as senior executive responsibility for SunTrust’s marketing and corporate strategy units. Mr. Wells has been a banker since 1968. Mr. Wells has served on many non-profit and educational institution boards, and is currently a director of the Federal Reserve Bank of Atlanta, the Georgia Research Alliance, and the Atlanta Committee for Progress, and Operation Hope. Mr. Wells’ deep banking experience and his long service at SunTrust well qualifies him to serve on the Board.

Phail Wynn, Jr., 63, has been a director since 2004. He has been the Vice President for Regional Affairs for Duke University since January 2008. Previously, he served as the President of Durham Technical Community College from 1980 to 2007. Dr. Wynn has served continuously as a director of one or more financial institutions since 1992. Dr. Wynn is also a director of North Carolina Mutual Life Insurance Company. Dr. Wynn holds a Ph.D and an M.B.A. degree. Dr. Wynn’s varied business and academic experiences, including his long service on the boards of financial institutions, well qualify him to serve on the Board.

The Board of Directors Recommends a vote FOR all Nominees.

Board Committees

The Board has established five standing committees. The current membership of these committees, and the number of meetings each committee held in 2010, is as follows:

Membership by Committee

Audit	Compensation	Executive	G & N	Risk
Mr. Ivester, Chair	Mr. Correll, Chair	Mr. Wells, Chair	Mr. Minor, Chair	Mr. Crowe, Chair
Mr. Beall	Mr. Crowe	Mr. Correll	Mr. Beall	Mr. Correll
Mr. Lanier	Mr. Garrett	Mr. Crowe	Mr. Ivester	Mr. Garrett
Mr. Minor	Mr. Hughes	Mr. Ivester	Mr. Lanier	Mr. Hughes
Mr. Prince*	Mr. Linnenbringer	Mr. Minor	Mr. Prince*	Mr. Linnenbringer
Dr. Royal	Dr. Wynn		Dr. Royal	Dr. Wynn
Mr. Watjen			Mr. Watjen
Ms. Williams*			Ms. Williams*

Membership by Director	Audit	Compensation	Executive	G & N	Risk
Number of Meetings Held:	13	10	5	6	13
Robert M. Beall, II	X			X
Alston D. Correll		Chair	X		X
Jeffrey C. Crowe		X	X		Chair
Blake P. Garrett, Jr.		X			X
David H. Hughes		X			X
M. Douglas Ivester	Chair		X	X
J. Hicks Lanier	X			X
William A. Linnenbringer		X			X
G. Gilmer Minor, III	X		X	Chair
Larry L. Prince*	X			X
Frank S. Royal M.D.	X			X
Thomas R. Watjen	X			X
James M. Wells III			Chair
Karen Hastie Williams*	X			X
Dr. Phail Wynn, Jr.		X			X

* Mr. Prince and Ms. Williams have announced their intention to retire immediately following the Annual Meeting.

The Audit Committee appoints, compensates, retains, and directly oversees the work of our independent auditor (subject to shareholder ratification if applicable). It is charged with monitoring:

•	the integrity of our financial statements;

•	the independence and qualifications of our independent auditor;

•	our system of internal controls;

•	the performance of our internal audit process and independent auditor; and

•	our compliance with laws, regulations and the codes of conduct.

The Audit Committee also resolves any disagreements between management and the auditors regarding financial reporting. It pre-approves all audit services and permitted non-audit services provided to SunTrust by its independent auditor. It also performs other related duties as defined in its written charter. Our Audit Committee has only members that are independent under our Corporate Governance Guidelines, the Securities Exchange Act of 1934 and applicable rules, and the rules of the New York Stock Exchange. Our Board has determined that Mr.

Ivester meets the definition of “audit committee financial expert” as defined by the Securities and Exchange Commission’s rules and regulations.

The Compensation Committee is responsible for our stated compensation strategies, goals and purposes; ensuring that there is a strong link between the economic interests of management and shareholders; ensuring that members of management are rewarded appropriately for their contributions to company growth and profitability; and ensuring that the executive compensation strategy supports organizational objectives and shareholder interests. The Committee must provide clear direction to management to ensure that its policies and procedures are carried out in a manner that achieves balance and is consistent with safety and soundness. It must ensure that the compensation system – including performance measures and targets – for business units and individual employees that can expose us to large amounts of risk, is designed and operated in a manner that achieves balance. It approves any material exceptions or adjustments to the incentive compensation arrangements established for senior executives, and carefully considers and monitors the effects of any approved exceptions or adjustments. The Committee receives and reviews, on an annual or more frequent basis, an assessment by management, with appropriate input from risk-management personnel, of the effectiveness of the design and operation of the organization’s incentive compensation system in providing appropriate risk-taking incentives. It also reviews periodic reports of incentive compensation awards and payments relative to risk outcomes. It monitors the sensitivity of incentive compensation to risk outcomes, including applicability of recoupment. It ensures that the incentive compensation arrangements for the Company do not encourage employees to take risks that are beyond our ability to manage effectively. The Committee also performs other related duties as defined in its written charter. Our Compensation Committee has only members that are independent under our Corporate Governance Guidelines and the rules of the New York Stock Exchange.

The Executive Committee may exercise the authority of the full Board except that it may not:

•	approve or propose to shareholders any action that must lawfully be approved by shareholders;

•	fill vacancies on the Board or any committee;

•	amend the Articles of Incorporation;

•	adopt, amend or repeal the Bylaws; or

•	approve a dissolution or merger or the sale of all or substantially all our assets.

The Governance & Nominating Committee is responsible for making recommendations to the Board regarding the size and composition of the Board, reviewing the qualifications of candidates to the Board, and recommending nominees to the Board. It is also responsible for:

•	taking a leadership role in shaping our corporate governance;

•

developing and recommending to the Board a set of corporate governance guidelines, periodically reviewing and reassessing the adequacy of those principles, and recommending any proposed changes to the Board for approval;

•	leading the Board in its annual review of the Board’s performance; and

•	addressing committee structure and operations, committee reporting to the Board, committee member qualifications and committee member appointment and removal.

It has sole authority for retaining or terminating any search firm used to identify director candidates and determining such firm’s fees. Our Governance & Nominating Committee also performs other related duties as defined in its written charter. It has only members that are independent under our Corporate Governance Guidelines and the rules of the New York Stock Exchange.

  The Risk Committee is responsible for assisting the Board in overseeing and reviewing our enterprise risk management framework, including the significant policies, procedures and practices employed to manage credit risk, market risk and operational risk. It is also responsible for overseeing our implementation plan for the Federal Reserve Board with respect to qualification of advanced capital adequacy approaches, including approval of our credit framework, operational risk framework, and capital disclosure policies and controls. It also reviews and discusses with various members of senior management matters related to credit risk, market risk, operational risk, legal, regulatory and compliance risk and enterprise risk management. The Committee also oversees the management of the Bank’s fiduciary activities.

Attendance

Regular meetings of the Board are held quarterly. During 2010, the Board held 8 regular and special meetings, and various standing committees of the Board met another 47 times, for an aggregate of 55 meetings. All incumbent directors attended at least 75% of the aggregate number of Board meetings and meetings of the committees on which they served except for Ms. Williams, who attended 20 of 27, or 74%, of such meetings. Ms. Williams recently informed us that she intends to retire from our Board immediately following the Annual Meeting. We expect, but do not require, directors to attend the annual meeting of shareholders. All but one of our incumbent directors attended last year’s annual meeting of shareholders.

Director Compensation

The Governance & Nominating Committee determines the amount and form of director compensation. Its procedures for determining director compensation are similar to those used by the Compensation Committee for executive compensation, described under the caption “Executive Compensation Determinations and Committee Procedures.”

The following table provides information concerning the compensation of directors for our most recently completed fiscal year. Except as noted below, all of our non-employee directors are paid at the same rate. We pay each non-employee director an annual retainer of $45,000, paid in four installments. The Chairs of each of the Governance & Nominating Committee, Compensation Committee, Risk Committee, and Audit Committee also received an additional retainer of $10,000. The Lead Director is paid an additional annual amount as determined from time to time by the Governance & Nominating Committee or the Compensation Committee. In addition, we paid each non-employee director a fee of $1,500 for each Board or committee meeting attended. Non-employee directors serving on the Board immediately after our annual meeting of shareholders in April, 2010 also received a grant of either 1,200 shares of restricted stock or 1,200 restricted stock units, at their election. The grant vests after one year. The differences among directors in the total compensation column in the table below are a function of additional compensation for chairing a committee or serving as Lead Director, varying numbers of meetings attended and corresponding payments of meeting fees, and payments for service on local bank advisory boards (reported in the “All Other Compensation” column if applicable).

Directors may defer either or both of their meeting and retainer fees under our Directors Deferred Compensation Plan. We determine the return on deferred amounts as if the funds had been invested in our common stock or at a floating interest rate equal to the prime interest rate in effect at SunTrust Bank computed on the last day of each quarter, at the election of the director. In accordance with SEC regulations, we report only above-market or preferential earnings on nonqualified deferred compensation, including earnings on nonqualified defined contribution plans, if any, in the column “Change in Pension Value and NQDC Earnings.” Our non-employee directors do not participate in our employee benefits programs that provide non-equity incentive compensation or retirement benefits.

Directors who are also our employees are not compensated for their service as directors. In 2010, one of our directors was also an employee. James M. Wells III served as Chairman of the Board and CEO, and we discuss his compensation beginning under the caption, “Executive Compensation.”

2010 DIRECTOR COMPENSATION

Name(1)	Fees Earned or Paid In Cash	Stock(4) Awards	NQDC(5) Earnings	All Other(6) Compensation	Total
Robert M. Beall, II	$84,000	$33,348			$117,348
Alston D. Correll	$103,000	$33,348			$136,348
Jeffrey C. Crowe	$104,500	$33,348		$2,500	$140,348
Patricia M. Frist(2)	$51,750	$33,348		$5,250	$90,348
Blake P. Garrett, Jr.	$85,500	$33,348			$118,848
David H. Hughes	$90,000	$33,348			$123,348
M. Douglas Ivester	$111,500	$33,348			$144,848
J. Hicks Lanier	$85,500	$33,348		$17,000	$135,848
William A. Linnenbringer	$63,750	$33,348			$97,098
G. Gilmer Minor, III	$98,500	$33,348			$131,848
Larry L. Prince(3)	$79,500	$33,348		$15,000	$127,848
Frank S. Royal, M.D.	$87,000	$33,348	$4,960		$125,308
Thomas R. Watjen	$60,750	$33,348			$94,098
Karen Hastie Williams(2)	$75,000	$33,348	$1,972		$110,320
Phail Wynn, Jr.	$88,500	$33,348			$121,848

(1)	Does not include employee directors. We report amounts paid to James M. Wells III in the Summary Compensation Table.

(2)	Mrs. Frist retired from our Board of Directors effective September 9, 2010. Ms. Williams recently informed us that she intends to retire from our Board immediately following the Annual Meeting.

(3)

As of the date of the forthcoming annual meeting, Mr. Prince will have reached the mandatory retirement age for directors as set forth in the Company’s bylaws and, accordingly, is not eligible for reelection.

(4)

In accordance with SEC regulations, we report in this column the aggregate grant date fair value of stock awards computed in accordance with FASB ASC Topic 718, but (pursuant to SEC regulations) without reduction for estimated forfeitures. Please refer to note 16 to our financial statements in our annual report for the year ended December 31, 2010 for a discussion of the assumptions related to the calculation of such value. As of December 31, 2010, each director named in the table above held 1,200 shares of unvested restricted stock or 1,200 unvested restricted stock units. As of December 31, 2010, our directors held the following number of unexercised options (vested and unvested): Messrs. Correll, Hughes, Ivester, and Prince, Mrs. Frist, and Dr. Royal: 4,000; Ms. Williams: 2,000; and Messrs. Beall, Crowe, Garrett, Lanier, Linnenbringer, Minor, and Watjen, and Dr. Wynn: 0.

(5)

Our non-employee directors do not participate in our employee benefits programs that provide non-equity incentive compensation or retirement benefits. We report earnings on nonqualified deferred compensation only to the extent such earnings are preferential or “above market.” Dr. Royal and Ms. Williams previously deferred fees for service on a predecessor company’s board under the Crestar Directors’ Deferred Compensation Plan. Amounts shown represent earnings to the extent earnings under such plan exceed 120% of the applicable federal long-term rate.

(6)	Reflects fees (if any) for service on local advisory boards of our subsidiaries. No director received perquisites or personal benefits in 2010 in excess of $10,000.

EXECUTIVE OFFICERS

The Board elects executive officers annually following the Annual Meeting of Shareholders to serve until the meeting of the Board following the next annual meeting. The following table sets forth the name of each executive officer and the principal positions and offices he or she holds with SunTrust. Unless otherwise indicated, each of these officers has served as an executive officer of SunTrust or a principal subsidiary for at least five years.

Name	Age	Officers
James M. Wells III	64	Chairman of the Board and Chief Executive Officer
Mark A. Chancy	46	Corporate Executive Vice President and Chief Financial Officer
David F. Dierker	53	Executive Administration Officer
Thomas E. Freeman	59	Corporate Executive Vice President and Chief Risk Officer
Raymond D. Fortin	58	Corporate Executive Vice President, General Counsel and Corporate Secretary
C.T. Hill	60	Corporate Executive Vice President
Thomas G. Kuntz	54	Corporate Executive Vice President
William H. Rogers, Jr.	53	President and Chief Operating Officer
Timothy E. Sullivan	60	Corporate Executive Vice President and Chief Information Officer

James M. Wells III. Chairman of the Board since April, 2008. Chief Executive Officer of SunTrust since January, 2007. From December, 2004 until December, 2006, Mr. Wells was President and Chief Operating Officer of SunTrust.

Mark A. Chancy. Corporate Executive Vice President and Chief Financial Officer of SunTrust since August, 2004. Mr. Chancy oversees our Corporate Treasury, Strategic Finance and Administration, Controllers, Tax, Corporate Development, Investor Relations, and Enterprise Execution functions.

David F. Dierker. Executive Administration Officer of SunTrust Banks, Inc. since 2010. In this role, he has oversight responsibility for the Business Strategies Consulting Group, leads the company’s Management Information/Business Intelligence initiative, helps guide the company’s Play-to-Win agenda and provides direct support for priorities as outlined by the company’s president. Prior to being named to this position in 2010, Mr. Dierker was Corporate Executive Vice President and Chief Administrative Officer for six years overseeing various functional units including Human Resources, Audit Services, Business Strategies, Corporate Real Estate, Supply Chain Management, Strategic Financial Officers, Performance Measurement and the Financial Services Unit.

Thomas E. Freeman. Corporate Executive Vice President and Chief Risk Officer of SunTrust since August, 2007. Mr. Freeman also served as Chief Credit Officer from January, 2006 until April, 2009. Prior to joining SunTrust, Mr. Freeman was a Principal at KPMG where he was responsible for providing credit risk and other advisory services to a variety of clients including larger commercial banks. He joined KPMG in 2004 after a 14-year career at Fleet Boston Financial and its predecessors, where he held a series of increasingly responsible positions including: managing director, corporate strategy and development; consumer lending executive credit officer; director of portfolio management; and corporate vice president, commercial real estate.

Raymond D. Fortin. Corporate Executive Vice President since 2004, and General Counsel. Mr. Fortin is responsible for legal affairs, serves as Corporate Secretary, and has administrative responsibility for internal audit.

C.T. Hill. Corporate Executive Vice President since August 2000. In April, 2010, he became the Consumer Banking Executive which includes the retail branch system, consumer lending, mortgage, and consumer deposit products. In December 2008, he assumed responsibility for the Retail Line of Business. Mr. Hill has headed our Mid-Atlantic Banking Group since 2000.

Thomas G. Kuntz. Corporate Executive Vice President since December 2004. Since April, 2010, he has led our 16 geography-based business units. Previously, he headed our Florida Banking Group since 2005 and our Commercial Line of Business since 2008.

William H. Rogers, Jr. President and Chief Operating Officer since November, 2010. Mr. Rogers has had responsibility for the wealth and investment management line of business since October 2000. In November, 2010, he assumed additional responsibility for enterprise information services, the technology arm of the company. In December, 2008, he assumed additional responsibility for the geographic banking organization, retail banking, and corporate marketing. From November 2006 to December 2008, Mr. Rogers had responsibility for our corporate and investment banking lines of business, including commercial real estate and treasury and payments solutions. In December 2004, Mr. Rogers assumed responsibility for our mortgage and commercial lines of business.

Timothy E. Sullivan. Corporate Executive Vice President and Chief Information Officer since January 2003, with responsibility for technology and operations. In November 2006, Mr. Sullivan assumed expanded responsibility for our payments strategy. In December 2008, Mr. Sullivan assumed additional responsibilities related to call centers, commercial lending operations, and shared services.

OTHER DIRECTOR AND EXECUTIVE OFFICER INFORMATION

Compensation Committee Interlocks and Insider Participation

We have no compensation committee interlocks. Messrs. Correll, Crowe, Garrett, Hughes, Linnenbringer, Minor, Patricia M. Frist, and Drs. Royal and Wynn constitute all of the directors who served on our Compensation Committee at any time during 2010. Each is or was an independent, outside director, and none is a current or former officer or employee of SunTrust. Mr. Minor and Dr. Royal were assigned to other committees following the annual meeting in April, 2010. Mrs. Frist retired from our Board of Directors effective September 9, 2010.

During 2010, our bank subsidiary engaged in customary banking transactions and had outstanding loans to certain of our directors, executive officers, members of the immediate families of certain directors and executive officers, and their associates. These loans were made in the ordinary course of business and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the lender. In the opinion of management, these loans do not involve more than the normal risk of collectability or present other unfavorable features.

Policies and Procedures for Approval of Related Party Transactions

We recognize that related party transactions can present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than the best interests of the Company and our shareholders. Therefore, our Board has adopted a formal, written policy with respect to related party transactions.

For the purpose of the policy, a “related party transaction” is a transaction in which we participate and in which any related party has a direct or indirect material interest, other than (1) transactions available to all employees or customers generally, (2) transactions involving less than $120,000 when aggregated with all similar transactions, or (3) loans made by SunTrust Bank in the ordinary course of business, made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender, and not involving more than the normal risk of collectability or presenting other unfavorable features.

Under the policy, any related party transaction must be reported to the General Counsel and may be consummated or may continue only (i) if the Governance & Nominating Committee approves or ratifies such transaction and if the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party, (ii) if the transaction involves compensation that has been approved by our Compensation Committee, or (iii) if the transaction has been approved by the disinterested members of the Board. The Governance & Nominating Committee may approve or ratify the related party transaction only if the Committee determines that, under all of the circumstances, the transaction is in the best interests of SunTrust.

Transactions with Related Persons, Promoters, and Certain Control Persons

We generally consider credit relationships with directors and/or their affiliates to be immaterial and as not impairing the director’s independence so long as the terms of the credit relationship are similar to other comparable borrowers. We use the following guidelines to determine the impact of a credit relationship on a director’s independence. We presume that extensions of credit which comply with Federal Reserve Regulation O to be consistent with director independence. In other words, we do not consider normal, arm’s-length credit relationships entered into in the ordinary course of business to negate a director’s independence.

Regulation O requires such loans to be made on substantially the same terms, including interest rates and collateral, and following credit-underwriting procedures that are no less stringent than those prevailing at the time for comparable transactions by SunTrust with other persons not related to the lender. Such loans also may not involve more than the normal risk of repayment or present other unfavorable features. Additionally, no event of default may have occurred (that is, such loans are not disclosed as non-accrual, past due, restructured, or potential problems). Our Board must review any credit to a director or his or her related interests that has become criticized in order to determine the impact that such classification has on the director’s independence.

In addition, we do not consider as independent any director who is also an executive officer of a company to which we have extended credit unless such credit meets the substantive requirements of Regulation O. We also do not consider independent any director who is an executive officer of a company that makes payments to, or receives payments from us, for property or services in an amount which, in any fiscal year, is greater than 2% of such director’s company’s consolidated gross revenues.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and any persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. To our knowledge, based solely on a review of the reports furnished to us and written representations from reporting persons that all reportable transaction were reported, we believe that during the fiscal year ended December 31, 2010 our officers, directors and greater than 10% owners timely filed all reports they were required to file under Section 16(a).

Compensation Policies that Affect Risk Management

We use incentive compensation plans for a large number of employees in addition to our executive officers. In this section, we describe some of our policies regarding our use and management of our incentive compensation plans, and how we manage risks arising from our use of incentive compensation.

We Use Incentives Differently Based on Job Type. We have two primary short-term incentive plans. Our Named Executive Officers (NEOs), senior executives, most managers and certain key employees participate in the Management Incentive Plan (MIP). These are employees with broader, company-wide and/or strategic responsibilities. This includes headquarters executives as well as leaders in various functions, such as Finance, Accounting, and Human Resources. MIP provides an annual payout if performance exceeds pre-established corporate and/or pre-established divisional and personal goals are achieved. For our senior executives, these awards are 100% based on corporate performance. Awards for other employees generally are based 30% on corporate performance and 70% on divisional and personal goals. In 2010, we used return on equity and net income available to common shareholders as the goals for corporate performance.

Other individual executives and groups of employees participate in short-term incentive plans designed to support the business objectives of the line of business in which they reside. We refer to these as functional incentive plans (FIPs). The primary purpose of a FIP is to drive employee behavior in a direction consistent with the business objectives of the unit, line of business, and the Company. These incentive plans are used to create a strong sales culture and are a focal point for setting and measuring performance.

We Create Different Incentive Plans for Different Jobs. We use FIPs to link employee compensation to the successful achievement of the goals. We structure FIPs to drive behaviors that directly affect revenue or productivity, and use FIPs as the method for determining payouts to individuals based on qualified performance data. Therefore, FIP is not a single plan but was approximately 115 different plans in 2010. While our FIPs have many common features and plan terms, generally they are either a commission plan, incentive plan or a bonus plan. Commission plans pay based on production less a monthly draw. Incentive plans pay based on formulas tied to new sales and revenue growth above a threshold. Bonus plans are annual discretionary awards from a pool of dollars funded through business unit profit and/or revenue performance.

How We Manage Risks Arising From Incentive Compensation. We manage risks that may arise from our incentive compensation in several ways:

•

Balanced Risk-Taking Incentives. We balance incentive compensation arrangements with our financial results. We review our incentive plans regularly to ensure that they do not provide incentives to take excessive or unnecessary risks.

•	Controls and Risk Management. We use risk-management processes and internal controls to reinforce and support the development and maintenance of our incentive compensation arrangements.

•

Strong Corporate Governance. We reinforce our compensation practices with strong corporate governance. We describe the active role of the Compensation Committee of our Board in the Board Committees and Compensation Discussion and Analysis sections of this Proxy Statement. Additionally, senior leaders (President and Chief Operating Officer, Chief Financial Officer, Chief Risk Officer, Director of Human Resources, and Director of Compensation) regularly review the effectiveness of our incentive plans. Further, the involvement of our Controller and Internal Audit functions in the accounting, administration and testing of our plans provide additional critical controls.

•

Use of Performance Measures that Include or Adjust for Risk. We assess the effect of risk on our incentives in several ways. Under MIP, we use performance metrics which are closely correlated to shareholder return. These implicitly include an important risk focus. Under our FIPs, we use a variety of measures. We recently expanded the use of risk-adjusted performance measures, such as risk-adjusted return on capital (RAROC), within the design of some of our FIPs.

•	Management of Risk Realization. We also utilize a variety of techniques to address risks that we may ultimately realize. During 2010, we expanded the use of these techniques:

–	Clawbacks and Forfeitures. We expanded our clawback and forfeiture provisions for 2010 incentive compensation plans.

–

Deferred Compensation. We standardized long-term mandatory deferred cash compensation arrangements subject to new forfeiture provisions. We are continuing to monitor the use of deferred compensation from a competitive market perspective.

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Qualified Production. Our incentive plans include language that reinforces our compliance and control policies. Examples include the exclusion of certain types of transactions or sales from commission calculations due to exceptions, the reduction in qualified production for certain types of higher risk products, and the potential to forfeit awards as a result of realized losses.

–	Role of Risk Assessment in Incentive Plan Design and Application. Additional risk measures were installed in certain FIPs, such as RAROC, as a driver of pool funding for certain 2010 incentive plans.

Other Recent Changes. We recently made several changes to our incentive compensation plans. We did this for three reasons. First, changes were made in order to comply with certain requirements of TARP. We describe the changes required under TARP more thoroughly in the Compensation Discussion and Analysis section of this Proxy Statement. Second, we recently conducted a comprehensive review of all of our incentive compensation plans with an emphasis on risk-adjusted pay for performance. This review confirmed the soundness of the design of our incentive plans for the most part but did identify some areas for improvement. Third, the Federal Reserve published “Proposed Guidance on Sound Incentive Compensation Policies” on October 22, 2009 that was finalized on July 21, 2010. The guidance was immediately effective when published based on the Federal Reserve’s existing power to supervise safety and soundness of financial institutions. The most significant of these changes were:

•	Reducing Sensitivity to Short-Term Performance. We “de-leveraged” total compensation in select positions by increasing base pay and reducing short-term incentives.

•	Senior Management Differentiation. We created a focus to distinguish senior leaders’ responsibility for profitability and influence on risk-taking, rather than on new production.

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Expanded Use of Plan Limits. We expanded our use of plan features to limit compensation that otherwise might be paid in inappropriate situations. These include the increased use of clawback and forfeiture provisions for 2010 incentive compensation plans, mandatory long-term deferrals, and limiting payouts to qualified production.

Please also refer to the Compensation Committee Report which follows the Compensation Discussion and Analysis in which the Committee discusses our recent and future risk reviews of our compensation plans.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

We welcome the opportunity to share this Compensation Discussion and Analysis (CD&A) with our shareholders. We understand that investors have a strong interest in executive compensation, with a specific focus on our Named Executive Officers (NEOs). The NEOs for 2010 include our CEO, CFO, and three other most-highly compensated executive officers:

James M. Wells III, Chairman and Chief Executive Officer,

William H. Rogers, Jr., President and Chief Operating Officer,

Mark A. Chancy, Chief Financial Officer,

Timothy E. Sullivan, Chief Information Officer, and

Thomas M. Freeman, Chief Risk Officer

This section discusses, with respect to the compensation paid to our NEOs:

•	Our executive compensation programs.

•	The objectives of our executive compensation programs.

•	Our compensation process and Compensation Committee procedures.

•	Recent legislation and regulation related to compensation.

•	Our recent decisions regarding compensation.

Executive Summary

Our 2010 executive compensation programs were influenced by a number of factors. Going into the year, we were uncertain as to whether economic conditions would improve and the degree to which this uncertain economy would impact our financial results. TARP requirements significantly impacted the types of vehicles we were able to use to deliver compensation to our NEOs. Also, due to evolving industry responses to the regulatory environment and changing market conditions, it was difficult to obtain definitive information regarding peer compensation structure and target compensation levels.

Even faced with these uncertain conditions, the Committee was determined to be as consistent as possible under TARP regulations with our executive compensation principles. Below is a summary of these principles and our compensation actions and decisions for 2010.

Compensation Principle 1. Pay Should Be Competitive With the Market.

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We target compensation at the median of our competitive market. At the beginning of 2010, our understanding of the market indicated that a reduction in annual incentive and long-term incentive target compensation levels was appropriate. As a result, the Committee reduced total target compensation (the sum of market base salary, annual incentive and long-term incentive) for our NEOs by approximately 25%.

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TARP prohibited us from including annual incentives and stock options in our pay structure for the NEOs and the next 20 most highly compensated employees (“TARP Impacted Executives”). In order to provide our executives with a competitive target compensation level, the Company implemented a form of compensation referred to as salary shares that are paid on the same twice monthly schedule as cash base salaries. Salary shares, which are restricted stock units, are specifically authorized by TARP to address the constraints on the annual incentive (bonus) and equity awards. Salary shares provide an opportunity to deliver total compensation at the median of the market, while being at risk during a holding period to changes in our stock price. In order not to increase pensionable earnings in our supplemental retirement programs, we limited the definition of compensation to target annual cash compensation, which was the target value established prior to the implementation of salary shares. (See “Executive Compensation Program Overview – Salary” for additional information regarding salary shares).

•	In 2010, the NEO compensation structure consisted of cash base salary, salary shares, and performance-based restricted stock targeted at the median of the competitive market.

Compensation Principle 2. A Substantial Portion of Pay Should Align With Performance.

•	Consistent with the financial results of the Company, there was no increase in base salaries for NEOs (except in the case of promotion).

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Although the impact of economic conditions on Company performance was difficult to predict, especially for periods longer than a year, the Committee strongly believed that we should continue to align long-term compensation with our pay for performance philosophy. The Committee recommended that the long-term incentive plan include performance features, even though TARP does not require such grants to be tied to performance.

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Additionally, performance was measured at two levels under the long-term incentive plan. First, the potential value of the restricted stock grant was funded based on the following performance measures: total shareholder return (TSR) relative to the 25 largest banks (50%), net income available to common shareholders (16.7%), return on equity (16.7%), and the level of charge-offs (16.7%). Based on year end results, the potential restricted stock value was fully funded. Next, although executives could have been granted restricted stock at the maximum level, the Committee elected to apply negative discretion. While net income was significantly better than target or expected performance, the Company remained unprofitable for 2010. As a result, the Committee reduced the actual awards from the 50% allowed to 40% of base compensation (base salary plus salary shares) for each of the NEOs. (See “Executive Compensation Program Overview – Long-Term Incentives” for additional information regarding the restricted stock plan).

Compensation Principle 3. A Substantial Portion of Pay Should Be at Risk to Align With Risk Taken By Our Shareholders.

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Salary shares are granted in the form of stock units under the SunTrust Banks, Inc. 2009 Stock Plan. As a result, the NEO is at risk for the value of our stock price until the salary shares are settled. Salary shares granted in 2010 will be settled one half on March 31, 2011 and one half on March 31, 2012.

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In addition to the performance features described above, the performance-based restricted stock grants have a vesting requirement which puts the value of the award at risk to any fluctuations in our stock price for another two years.

Compensation Principle 4. Compensation Must Comply With Legal and Regulatory Limits.

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In order to comply with regulatory requirements applicable to TARP recipients, we revised the form of compensation for a number of executive officers and other senior employees. These changes included the following:

–	elimination of annual incentives.

–	elimination of stock options.

–	elimination of golden parachute payments and other severance payments.

–	elimination of tax gross ups.

We continuously review our compensation programs and practices to ensure a balance between the interests of shareholders, regulators, and other interested parties, as well as to ensure that we compensate executives and key management effectively and in a manner consistent with our stated compensation philosophy and objectives. Under the guidance of the Committee, we took the following actions over the last three years to improve governance of our compensation structure and practices:

1.

Oversaw a comprehensive review of all company incentive plans. This review is described in greater detail under the caption, “Risk Adjusted Pay for Performance Review” in the Compensation Committee Report which follows this CD&A.

2.	Reviewed all of our incentive plans to ensure that the plan features and business controls met the Federal Reserve’s incentive compensation guidelines.

3.	Adopted a firm-wide policy prohibiting luxury expenditures.

4.

Included say-on-pay proposals in our proxy statements since 2009. Received a favorable vote each year including more than 90% of the votes cast on last year’s shareholder “Say-on-Pay” proposal. We have included a say-on-pay proposal in this year’s Proxy Statement at Item 4.

5.

Adopted, and later strengthened, our clawback policy covering incentive compensation paid to executives. Please refer to the related discussion below under the caption, “Other Guidelines and Procedures Affecting Executive Compensation—Adjustments to Incentive Compensation as a Result of Financial Statement Restatements.”

6.	Eliminated most perquisites effective January 1, 2008. Please refer to our discussion of benefits, below.

7.	Established share ownership and retention guidelines for executive officers and directors.

8.	Adopted financial metrics and targets to be used in connection with our annual incentive, including return on equity and net income available to common shareholders.

We have also adopted a number of best practices related to the governance of our compensation programs:

1.	Clawbacks for all incentive plans.

2.	No employment agreements with NEOs that guarantee executives employment for a specified term.

3.	Double-triggers on change in control agreements and stock award agreements. (We suspended change in control payments until after we repay TARP.)

Overall Compensation Philosophy and Objectives

The Committee has designed a compensation framework to drive financial performance and increase shareholder value. As described above, the principles of this framework include:

•	Pay should be competitive with the market.

•	A substantial portion of pay should align with performance.

•	A substantial portion of pay should be at risk to align with risk taken by our shareholders.

•	Compensation must comply with legal and regulatory limits.

The Committee designed our compensation programs to accomplish the following objectives:

•	Attract talented and experienced executives.

•	Retain the executive management required to lead us.

•	Encourage improvement in individual and business performance.

•	Recognize the importance of improving shareholder value.

Executive Compensation Determinations and Committee Procedures

The Compensation Committee of the Board, which we refer to in this section as the Committee, makes decisions regarding the compensation of our executives. Specifically, the Committee has strategic and administrative responsibility for a broad range of issues. These include ensuring that we compensate executives and key management effectively and in a manner consistent with our stated compensation philosophy and objectives and the requirements of the appropriate regulatory bodies. The Committee also oversees the administration of executive compensation plans, including the design of, performance measures for, and award opportunities under the executive incentive programs and certain employee benefits.

The Committee reviews executive officer compensation at least annually to ensure that senior management compensation is consistent with our compensation philosophies, company and personal performance, changes in market practices, and changes in an individual’s responsibilities. Historically, at the Committee’s first regular meeting each year, which it typically holds in February, the Committee conducts a more specific review which focuses on performance and annual and long-term incentive awards for eligible employees for the most recently-completed fiscal year. This review considers corporate and individual performance, changes in an NEO’s responsibilities, data regarding peer practices, and other factors. In 2010, under the terms of the Long-Term

Restricted Stock Plan for TARP Impacted Executives, the Committee evaluated NEO performance in December in order to determine an appropriate restricted stock grant under this performance-based plan. A description of the plan and the measures utilized to determine the award are described below in the “Executive Compensation Program Overview.”

Compensation Consultant. To assist in its efforts to meet the objectives outlined above, the Committee has retained Pay Governance LLC, an independent executive compensation consulting firm, to advise it on a regular basis on our executive compensation and benefit programs. The Committee engaged the consultant to provide general executive compensation consulting services and to respond to any Committee member’s questions and to management’s need for advice and counsel. In addition, the consultant performs special executive compensation projects and consulting services from time to time as directed by the Committee. The consultant reports to the Committee Chairman. Pursuant to the Committee’s charter, the Committee has the power to hire and fire such consultant and engage other advisors. In addition, for a brief period at the beginning of 2010, the Committee used Towers Watson, a nationally-known executive compensation and benefits consulting firm. Pay Governance LLC was formed by former employees of Towers Watson or its predecessors, and the Committee expects the appointment of Pay Governance LLC will enhance the independence of the advisory process.

The Company uses a number of consultants for a variety of human resources and employee benefits projects, including Towers Watson. To minimize the potential for conflicts of interest, the Company’s policy is to limit its use of Pay Governance LLC to only executive compensation and benefits matters. The Company annually reports to the Committee regarding the amount of fees paid to consultants and the types of matters consulted. In 2010, the Company paid Towers Watson $196,585 for executive compensation consulting, and $3,575,924 for all other services. Pay Governance LLC performed services solely for the Committee in 2010.

Participants in Decision-Making. The Committee reviews and approves the amount of each component of total compensation paid to the CEO and the other NEOs. It also reviews the individual components of total compensation for the executives holding the title of Corporate Executive Vice President or higher. The Committee reviews the performance and compensation of the Chairman of the Board and the CEO, the President and Chief Operating Officer, and the CEO’s other direct reports at the Executive Vice President level. The CEO and members of our Human Resources function assist in the reviews of such direct reports. The consultant supports such reviews by providing data regarding market practices and making specific recommendations for changes to plan designs and policies consistent with our philosophies and objectives discussed below. The CEO and the President and Chief Operating Officer determine the compensation of other senior officers based in part on market data provided by the compensation consultant, and the Committee annually reviews the general components of such compensation.

Competitive Market Data. In determining the amount of NEO compensation each year, the Committee reviews competitive market data from the banking industry as a whole and the peer group specifically, described below. It makes specific compensation decisions and awards based on such data, company performance, and individual performance and circumstances. With regard to formula-based incentives, the Committee develops performance targets using management’s internal business plan, industry and market conditions, and other factors.

Tally Sheets and Other Data. Members of our Human Resources function periodically make available to the Committee information regarding the value of prior grants and participation in our plans. This information includes (i) accumulated gains, both realized and unrealized, under restricted stock, stock option, and other equity grants, (ii) projected payments under our retirement plans, and (iii) aggregate amounts deferred under our nonqualified Deferred Compensation Plans. Additionally, we provide the Committee with information regarding potential payments to our executive officers under various termination events, including retirement, termination for cause and not for cause, and upon a change in control. We provide the Committee with both the dollar value of benefits that are enhanced as a result of the termination event and the total accumulated benefit. We provide similar information in the Potential Payments Upon Termination or Change in Control Table below, except that in that table we report only the amount that is enhanced as a result of the termination event in order to not double-count compensation that we reported in previous years. By having this information, the Committee is informed of possible scenarios that involve compensation.

Say-on-Pay. The Committee attempts to balance the interests of shareholders, regulators, and other interested parties. Since 2009, we have provided an annual say-on-pay advisory vote regarding executive compensation. We received majority approval in both 2009 and 2010. In 2010, more than 90% of the votes cast were in favor of our executive compensation. We did not make any changes to our compensation policies as a result of these votes. We describe additional actions taken by the Committee in the Executive Summary.

Separately, our Board took the following actions over the last three years to improve our corporate governance:

1.    De-staggered the terms of our directors;

2.    Implemented a majority voting standard for the election of directors;

3.    Designated a Lead Director and annually reviewed the independence of each Board member; and

4.    Sponsored ISS-accredited director education session for all directors.

As we discuss elsewhere in this Proxy Statement, legislation and regulation has been and likely will continue to be a determining factor regarding the compensation of our NEOs. Consequently, our executive compensation program has undergone substantial change and prior actions of the Committee may not be predictive of future action. One significant result of the new legislation and regulation is that the Committee now has less flexibility with respect to compensation decisions regarding the NEOs.

Effect of the Emergency Economic Stabilization Act of 2008 and American Reinvestment and Recovery Act of 2009

On October 14, 2008, the U.S. Department of Treasury announced a program under the Emergency Economic Stabilization Act of 2008 (“EESA” or “TARP”). Pursuant to this program, Treasury would make preferred stock investments in participating financial institutions (the “Capital Purchase Program” or “CPP”).

We participated in the Capital Purchase Program in 2008 by selling preferred stock and common stock purchase warrants to the U.S. Treasury. As a result, we became subject to certain executive compensation requirements under TARP, Treasury Department regulations, and the contract pursuant to which we sold such preferred stock. Those requirements apply to what the U.S. Treasury refers to as our Senior Executive Officers (SEOs), which for us are the same as our NEOs.

The American Reinvestment and Recovery Act of 2009 (“ARRA”) amended EESA on February 17, 2009. ARRA continued all the same compensation and governance restrictions in EESA and added substantially to the restrictions in several areas. Treasury then published regulations on June 15, 2009 implementing various provisions of EESA (as amended by ARRA). Throughout this Proxy Statement, we refer to EESA or TARP to mean EESA as amended by ARRA and as implemented by the Treasury regulations.

Effect of TARP on Components of Executive Compensation

TARP affects the relative proportion of different types of compensation that we may pay. The proportion of salary to total direct compensation will increase as a result of the payment of additional salary in stock, the elimination of the annual cash incentive and stock options, and the limits on the amount of restricted stock that may be granted. The impact of TARP on our compensation program is summarized below:

Compensation Component		Prior to TARP		After TARP

Salary	• •	cash only generally less than 30% of total direct compensation	• • •	cash stock (“salary shares”) 2/3rds of total direct compensation

Annual Incentive	•	cash awards tied to our performance	•	not allowed

Long-Term Incentive	• •	stock options restricted stock	• •	limited to long-term restricted stock limited in amount to 1/3rd of total direct compensation or 50% of base compensation (cash base salary plus salary shares)

We have fully complied with the requirements of TARP. Those requirements are:

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Prohibition on Certain Types of Compensation. TARP prohibits us from providing incentive compensation arrangements that encourage our SEOs to take unnecessary and excessive risks that threaten the value of the financial institution. It also prohibits us from implementing any compensation plan that would encourage manipulation of the reported earnings in order to enhance the compensation of any of its employees.

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Risk Review. TARP requires the Committee to meet with our senior risk officer at least semiannually to discuss and evaluate employee compensation plans in light of an assessment of any risk to us posed by such plans. The review is intended to better inform the Committee of the risks posed by the plans and ways to limit such risks. The Committee has performed this review, and its conclusions are included in its report which appears at the end of this CD&A. Specifically, the Committee’s report includes its certifications that the plans do not encourage our SEOs to take unnecessary and excessive risks that threaten the value of the Company, and that the plans do not encourage manipulation of the reported earnings in order to enhance the compensation of any of our employees.

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Bonus Prohibition. TARP prohibits the payment of any “bonus, retention award, or incentive compensation” to our five SEOs and the next 20 most highly-compensated employees. The prohibition includes several limited exceptions, including payments under enforceable agreements that were in existence as of February 11, 2009 and limited amounts of “long-term restricted stock,” discussed below. We have performed an extensive review of our compensation arrangements and have complied with the requirements of TARP for 2010.

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Limited Amount of Long-Term Restricted Stock Excluded from Bonus Prohibition. TARP permits us to pay a limited amount of “long-term” restricted stock. The amount is limited to one-third of the total annual compensation of the employee. TARP requires such stock to have a minimum 2-year vesting requirement, and to not “fully vest” until we have repaid all CPP-related obligations.

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Golden Parachutes. TARP prohibits any severance payment to a senior executive officer or any of the next five most highly-compensated employees upon termination of employment for any reason. TARP provides an exception for amounts that were earned or accrued prior to termination, such as normal retirement benefits.

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Clawback. TARP requires us to recover any bonus or other incentive payment paid to a senior executive officer on the basis of materially inaccurate financial or other performance criteria. This requirement applies to the five NEOs and the next 20 most highly compensated employees. We already had a similar policy, but strengthened it to conform to the details of TARP.

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Limit on Tax Deduction. We contractually agreed to abide by a provision of TARP and Treasury Department regulations which limits our tax deduction for compensation paid to any SEO to $500,000 annually. This provision amended the Internal Revenue Code by adding a new Section 162(m)(5), which imposes a $500,000 deduction limit. In addition, prior to the amendment, certain performance-based compensation paid under shareholder approved plans did not count toward such deduction limit. TARP and Section 162(m)(5) eliminate that exclusion for us. We discuss the effect of this provision in greater detail under the heading, “Tax Considerations.”

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Shareholder “Say-on-Pay” Vote Required. TARP requires us to include a non-binding shareholder vote to approve the compensation of executives as disclosed in this Proxy Statement. We have included such a say-on-pay proposal as Item 4 in this Proxy Statement.

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Policy on Luxury Expenditures. TARP required us to implement a company-wide policy regarding excessive or luxury expenditures, including excessive expenditures on entertainment or events, office and facility renovations, aviation or other transportation services.

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Reporting and Certification. TARP requires our CEO and CFO to provide a written certification of compliance with the executive compensation restrictions in TARP in our annual report. TARP also requires certain disclosures and certifications by the Committee, which it makes in its report which is provided at the end of this CD&A.

Other Regulation

On June 21, 2010 the Federal Reserve adopted final guidelines on incentive compensation which were substantially as initially proposed on October 22, 2009. The guidance includes three principles:

•	Incentive compensation arrangements should balance risk and financial results in a manner that does not provide employees incentives to take excessive risks on behalf of the banking organization.

•	A banking organization’s risk-management processes and internal controls should reinforce and support the development and maintenance of balanced incentive compensation arrangements.

•	Banking organizations should have strong and effective corporate governance to help ensure sound compensation practices.

The guidelines apply to all U.S. financial institutions. In response to these guidelines, we have made a number of improvements to our incentive plans to reduce risk or to risk-adjust the payouts. We have also made a number of improvements to our controls and governance processes. We discuss these generally in the Compensation Committee Report which follows this Compensation, Discussion and Analysis. We also discuss it above under the caption, “Compensation Policies that Affect Risk Management.”

Decisions Regarding Composition of Total Compensation

Total direct compensation for each NEO is a mix of cash and long-term incentives. Historically, total cash included salary and the annual incentive plan (which we call MIP). However, TARP prohibits us from making payments under our annual incentive to our five SEOs (who for us are the same as the NEOs) and the next 20 most highly-compensated employees. Our implementation of TARP requirements while maintaining a competitive balance has resulted in a movement toward guaranteed pay. Historically, we attempted to provide a majority of total direct compensation paid to our NEOs in non-cash forms. Cash salary was the only portion of compensation that was not at risk. We did this so that shareholder returns, along with corporate, business unit and individual performance, both short and long-term, determined the largest portion of executive pay. Long-term incentives included restricted stock and stock options. However, TARP prohibits stock options and limits the amount of restricted stock to one-third of total compensation. The Committee continues to use long-term restricted stock to motivate executives to align the executives’ interests with shareholders’ interests and to focus on the long-term performance of the business. Our emphasis on continuing to align pay with performance, subjects our executives to downside risk related to our corporate financial performance and our stock price, and this may significantly affect their overall compensation.

Corporate and Individual Performance Measures

TARP restrictions for our NEOs have impacted their pay mix (as indicated in the table above) but the linkage of pay decisions within this dictated framework continues to be tied to individual performance. The Committee has continued to consider individual performance, long-term potential, and the other individual factors. Among the elements of individual performance considered by the Committee are leadership, talent management, risk management, and individual contributions to our improvement in financial performance, including growing the business, efficiency and productivity.

Market Competitiveness

To ensure that we continue to offer competitive total compensation to our NEOs, annually the Committee reviews the marketplace in which we compete directly for executive talent. The Committee looks at the market in two ways: as a select group of peer companies and as a broader financial services industry. From this review, the Committee generally targets total compensation—salary, short-term incentives, long-term incentives, and benefits—at peer median, with minor deviations to reflect individual circumstances. Total compensation and each component of total compensation is benchmarked separately.

Our primary market focus is on our select group of peer companies. The Committee chose these companies based on generally similar attributes of size, number of employees, product offerings, and geographic scope. For 2010, our peer group remained unchanged and consisted of the following companies:

• Bank of America Corporation.	• PNC Financial Services Group Incorporated.
• BB&T Corporation.	• Regions Financial Corporation.
• Fifth Third Bancorp.	• US Bancorp.

• KeyCorp.	• Wells Fargo and Company.

As a result of the ongoing developments within the financial services industry, which includes consolidation, we are continually monitoring compensation actions occurring within our industry. This is important as we strive to attract, retain and motivate our executive talent. We review financial services industry compensation data from published third-party surveys of financial services companies of approximately the same asset size. Specifically, the Committee uses this data, in addition to the peer group data, largely in the review of base salaries, but the Committee also uses it when making short-term and long-term incentive decisions. We do this because in some cases, the availability of relevant peer information is limited for some specific executive positions. We also do this because we may compete for the same executive talent with all financial services companies. Additionally, we believe that the integrity of our executive compensation decisions improve with additional information.

In certain cases, we look at a larger peer group. For example, we use this peer group to measure our relative financial performance, rather than to determine comparable amounts of compensation. In 2010, we determined the size of the long-term restricted stock grant, in part, based on total shareholder return compared to a peer group consisting of the 25 largest U.S. banks (which included SunTrust). That group consisted of the following banks, in addition to those above:

• JPMorgan Chase & Co.	• M&T Bank Corporation.
• Citigroup Inc.	• Comerica Incorporated.
• Goldman Sachs Group, Inc.	• Huntington Bancshares Incorporated.
• Morgan Stanley.	• Marshall & Illsley Corporation.
• Bank of New York Mellon Corporation.	• Zions Bancorporation.
• Capital One Financial Corporation.	• Popular, Inc.
• State Street Corporation.	• Synovus Financial Corp.
• Northern Trust Corporation.	• First Horizon National Corporation.

The Committee believes that a larger peer group is appropriate when considering financial performance. For compensation-related matters such as target base salary, annual incentive and/or long-term incentive levels, the Committee uses the select peer group which includes banks of varying size with whom we compete for talent. In contrast, the 25 largest banks group includes some banks which operate outside of our geographic area and with whom we do not generally compete for talent, and which may be substantially larger or smaller.

We believe that our market review assists us in making executive compensation decisions that are consistent with our objectives, especially those of attracting, retaining and motivating our executive officers. Also, while the Committee is provided with tally sheet data, when making annual executive compensation decisions, the Committee generally does not take into account an individual’s accumulated value from past compensation grants because the current marketplace is the most relevant.

Executive Compensation Program Overview

Historically, our executive compensation program had four parts:

•	Salary.

•	Short-Term (Annual) Incentives.

•	Long-Term Incentives.

•	Benefits.

As described in “Decisions Regarding Composition of Total Compensation,” we made adjustments in how we delivered executive compensation in order to ensure our compliance with TARP requirements. TARP rules include a prohibition on annual incentives and stock options, as well as limiting grants of restricted stock. As a result, we started using salary shares (described below) as part of our executive compensation programs.

In addition to changing the components of our NEO compensation, we also reviewed our target compensation levels. At the start of 2010, the most current competitive market information available to us indicated that a reduction in short-term incentive and long-term incentive target compensation levels was appropriate. Despite the uncertainty in the market, the Committee made the decision to reduce these target compensation levels for our NEOs. The lowered targets for annual and long-term incentive resulted in a total decrease of target compensation of approximately 25%. The reduction in target compensation levels impacted the value of the salary shares awarded, as well as the target value of the long-term incentive plan for TARP Impacted Executives. The impact of the decision was a decrease in actual direct compensation delivered to our NEOs (the sum of the values in the Salary, Bonus, Stock Awards (including salary shares) and Option Awards columns as reported in the Summary Compensation Table in 2010. Total direct compensation, from 2009 to 2010, for Mr. Wells does not show as significant a decrease as some of the other NEOs due to the fact that he declined a significant portion of his 2009 stock option award (552,941 options). Had he accepted the full value of his stock option grant, his total direct compensation would be 37% lower in 2010 as compared to 2009. The components of 2010 NEO compensation and how levels delivered were determined are described below.

1. Salary

We pay salaries to attract and retain talented executives. The level of salaries we pay depends mostly on each executive’s experience, duties, and scope of responsibility. We target the level of salary at peer median to be competitive. Salary affects the level of benefits, such as the amount of pension benefits and the potential payment under our change in control agreements, discussed below. Salary also affects the amount of restricted stock TARP allows us to pay.

The Committee generally determines annual increases to base salary after considering an individual’s performance and/or changed responsibilities. In correlation with the financial results of the Company, the Committee kept cash base salaries for NEOs at the same level as 2009, with one exception. In recognition of his promotion to President, effective January 1, 2010, Mr. Rogers received a 12% base salary increase. In November 2010, upon his promotion to Chief Operating Officer, Mr. Rogers’ salary was further increased to $700,000.

In 2010, we began paying a portion of total compensation for NEOs in a form of stock commonly referred to as “salary shares.” We did this for a number of reasons. First, as described above in “Effect of TARP on Components of Executive Compensation,” TARP prohibits the continuation of our existing compensation structure. Specifically, it prohibits the payment of short-term incentives (annual bonus) and stock options to the NEOs. Additionally, TARP limits the amount and form of restricted stock that can be delivered to NEOs. In contrast, stock paid as salary is specifically authorized by TARP to address the constraints on the annual cash bonus and equity awards. We also believe it is necessary to deliver a competitive amount of compensation to minimize the risk of talent flight to other companies with whom we compete, and salary shares allow us to do this in a TARP-compliant manner.

Salary shares have the characteristics of both cash salary and stock. Similar to a base salary, salary shares were paid to the NEOs in 2010 each pay period based on a predetermined grant value. However, the value granted, is in the form of stock units under the SunTrust Banks, Inc. 2009 Stock Plan. As required by TARP, each salary share was non-forfeitable upon grant and may not be sold or transferred. The salary share stock units granted in 2010 will be settled in cash, one half on March 31, 2011 and one half on March 31, 2012, unless settled earlier due to the executive’s death. The amount to be paid on settlement of the salary share stock units will be equal to the value of a share of SunTrust common stock on the settlement date. As a result, the NEO is at risk for the value of our stock price until the salary share stock unit is settled. The salary share stock units do not include any rights to receive dividends or dividend equivalents. Benefit plan determinations and limits were established to ensure that the salary shares were accounted for equitably within relevant benefit plans, including limiting the inclusion of salary shares, in addition to base salary, to an amount that is equal to target annual incentive compensation for the purpose of our retirement plans.

The value of the salary shares granted to NEOs is based on delivering a competitive level of compensation, while still complying with the requirements of TARP. The Committee starts with the NEOs’ (i) current base salary and (ii) competitive target total direct compensation (base salary, annual incentive and long-term incentive). It then ensures that the total value of the salary shares and the target value of the restricted stock award does not exceed the executives’ target direct compensation and the TARP imposed limits on grants of restricted stock. For illustration purposes, below is an example of the annualized value of salary shares for an example executive with a base salary of $500,000 and target direct compensation of $1.8 million. We report the actual aggregate salary share values granted to SunTrust NEOs in 2010 in the “Stock Awards” column of the Summary Compensation Table.

Annual Base Salary (A)	Annual Salary Shares (B) less (A)	Base Salary Plus Salary Shares 2/3 x (C) (B)	Target Performance Based Restricted Stock 1/3 x (C)	Annual Target Direct Compensation (C)

$500,000	$700,000	$1,200,000	$600,000	$1,800,000

Executives were provided an opportunity to earn target compensation at market competitive levels. Based on the value of SunTrust stock when salary shares are settled, actual value delivered is at risk and may vary from target levels. This is because the salary share stock units are not transferrable and will be settled in cash only after the expiration of a holding period—one half on March 31, 2011 and one half on March 31, 2012. The value of performance-based restricted stock actually delivered may also vary from target based on Company performance against predetermined performance measures and as a result of changes in our stock price between the grant date and the vesting date of the award.

2.	Short-Term (Annual) Incentives

The Management Incentive Plan (MIP) is our short-term cash incentive program which rewards the achievement of annual performance goals, primarily annual financial goals. We designed the MIP to:

•	Support our strategic business objectives.

•	Promote the attainment of specific financial goals.

•	Reward achievement of specific performance objectives.

•	Encourage teamwork.

TARP prohibited us in 2010 from paying MIP to the NEOs or any of our next 20 most highly compensated employees.

3.	Long-Term Incentives

We attempt to reward effective long-term management decision-making through our long-term incentives. These incentives focus attention on long-range objectives and future returns to shareholders. Long-term incentives also help achieve our objective of retaining top talent. Since 2008, the long-term incentives for NEOs have been entirely in equity with no cash component.

Historically, we delivered long-term incentive in roughly equal amounts of stock options and restricted stock. Restricted stock aligns compensation with shareholder return since the executive receives a benefit to the extent our stock price appreciates. However, restricted stock provides less leverage to corporate performance than options, which is an advantage in terms of risk. On the other hand, because restricted stock delivers some value regardless of corporate performance, it to some extent represents a guaranteed payment. An approximately equal split of restricted stock and stock options allows us to obtain most of the benefits of both forms of long-term incentives.

Prior to our participation in TARP, we determined the amount of long-term incentive (both stock options and restricted stock) to award to each NEO by reference to the median of peer practice. We determined this amount separately for each NEO. While the amount of each award is determined by market and competitive considerations, the ultimate value of the incentive depends on Company performance. The Committee has intentionally tied the value of the long-term incentives for this group entirely to corporate performance rather than to individual performance because of the role these executives play in the Company.

In 2010, TARP greatly impacted our long-term incentives. As a result, we granted no stock options. Second, TARP limited the amount and form of restricted stock that could be granted to the NEOs. TARP permits “long-term” restricted stock, but only to the extent the value of the stock does not exceed one-third of the total amount of annual compensation. To comply with TARP, such grants must have a minimum service requirement of at least two years and must not fully vest until after we repay TARP. In addition, all grants are subject to our share ownership and retention policy, which imposes additional holding periods. We discuss this policy below under the caption, “Other Guidelines Affecting Executive Compensation—Share Ownership and Share Retention Guidelines.”

In light of the substantial changes to the compensation structure as a result of TARP, the Committee reconsidered the design of the long-term incentive. Additionally, peer data was obtained to provide competitive insight. In February 2010, the Committee balanced delivering an appropriately-sized long-term incentive which complied with TARP while also providing awards that remained tied to Company performance.

For 2010, the Committee continued its practice of tying a significant portion of its long-term awards to the Company’s performance. Although not required by TARP, the long-term incentive plan measured performance at two different levels: a funding level and then a subsequent negative discretion step. First, the potential value of the restricted stock grant was funded based on the following performance measures: total shareholder return (TSR) relative to the 25 largest banks, net income available to common shareholders, return on equity, and the level of charge-offs. The Committee established threshold, target, and maximum performance levels for each of the performance metrics for fiscal 2010. Accomplishment of these performance levels determined the value of the shares of restricted stock which the Committee could have potentially granted to each executive before the end of 2010.

The actual value of the shares granted was also subject to the Committee’s negative discretion (could only reduce the value of shares that may be awarded). In addition, the maximum number of shares awarded could not exceed the compensation limits under TARP of one-third of the executive’s total compensation. Performance measures and corresponding award levels under the 2010 Long-Term Incentive Plan for TARP Impacted Executives are summarized in the chart below.

2010 Long-Term Incentive Plan for TARP Impacted Executives
	Funding Matrix (% of Base Compensation)(1)				2010 Funding	2010 Performance
		(Threshold)	(Target)	(Maximum)(2)
Performance Metric	< 25th Percentile	25th Percentile	50th Percentile	>= 75th Percentile
Relative TSR	0%	12.5%	25.0%	37.5%	37.5%	78th Percentile
Performance Metric	< 80%	80%	100%	>= 120%
Net Inc. Avail. To Common Shareholders Target = ($510,482,000)	0%	4.165%	8.34%	12.5%	12.5%	($86,853,000) 183% of Target
ROE Target = (3.43%)	0%	4.165%	8.34%	12.5%	12.5%	(1.53%) 155% of Target
Performance Metric	> 120%	120%	100%	<= 80%
Charge-Offs Target = $3.306 billion	0%	4.165%	8.34%	12.5%	11.2%	($2.855 billion) 86% of Target

Total	0%	25%	50%	50%(2)

(1)	Base compensation equals base salary plus value of salary shares granted.
(2)	Due to TARP regulations, funding cannot exceed 50% of base compensation.

Total Achievement Under Performance Metrics	73.7%
TARP Limit	50.0%
Actual Level of Funding after Compensation Committee Negative Discretion	40.0%

The Committee measured achievement of the performance metrics in December 2010. Straight-line interpolation was used to calculate payout values between minimum, target, and maximum levels. This means that we determined actual payouts by formula and that payouts were directly proportional to actual performance. Performance substantially exceeded forecast and the potential award pool was funded at the maximum level. Although cumulative “funding” totaled 74%, the potential award pool was capped at 50% of base compensation due to TARP limits.

In addition to the Company measures listed above, the Committee, as permitted under the plan, considered other performance factors in determining the final restricted stock grant for our NEOs. In 2010, the Company exceeded the net income available to common shareholders target by more than $423 million. Before preferred dividends, the Company was profitable in three of the four quarters, and was profitable on this basis for the full year. Credit quality continued to improve with net charge-offs, nonperforming assets and early stage delinquencies all declining. In consideration of these factors, the Committee decided it was appropriate for the NEOs to receive a significant portion of the funded value of the restricted stock award. While the Committee was pleased with the progress that the Company made during the year to return to sustainable profitability, it was not satisfied that the Company generated a net loss to common shareholders during the full year. As a result, the Committee decided to apply negative discretion. The funded value of the restricted stock award was ultimately adjusted from the 50% allowed under TARP and the formula to 40% of base compensation (base salary plus salary shares) for each of the NEOs.

The value of the restricted stock granted to each NEO is reported in the Summary Compensation Table. In accordance with the requirements of TARP, the grants will vest (100%) upon the later of two years and the Company’s repayment of TARP.

The Committee believes the process used to determine incentive grants this year retained a substantial link to performance, complied with TARP, and allowed the Committee to deliver a competitive incentive which also was sized appropriately relative to peers. The Committee intends to continue this form of performance-based restricted stock in 2011 for the NEOs who are TARP restricted. Once we repay TARP, the Committee will reevaluate executive compensation programs and competitive target compensation and make adjustments to plans and components of compensation consistent with the Company’s compensation philosophy and objectives.

4.	Benefits

A. 401(k) Plan and Deferred Compensation Plan. We offer a qualified 401(k) Plan and a nonqualified deferred compensation plan to provide tax-advantaged savings vehicles. We make matching contributions to the 401(k) Plan and the Deferred Compensation Plan to encourage employees to save money for their retirement. These plans, and our contributions to them, enhance the range of benefits we offer to executives and enhance our ability to attract and retain employees.

Under the terms of the qualified 401(k) Plan, employees may defer from 1% to 50% of their eligible pay, and we match the first 5% on a dollar-for-dollar basis, for a total match of 5% of eligible pay for each participant who defers 5% or more of his or her eligible pay. Matching contributions are deposited into investment funds, including Company stock, based on Plan participants’ directions.

We also maintain a nonqualified deferred compensation plan in order to further assist NEOs and certain other executives in saving for retirement. The Deferred Compensation Plan allows participants to defer up to 50% of base salary and up to 90% of incentive compensation. Participant deferrals based on earnings in excess of the IRS compensation limit imposed on tax-qualified plans are eligible for a Company Contribution equal to 5% of such eligible earnings (limited to amount deferred). Company contributions for participants hired after January 1, 2011 are subject to a 2-year vesting schedule. Because the Deferred Compensation Plan is unfunded, we account for all participants’ deferrals plus our matching contributions in phantom investment units. Participants’ investment choices in the Deferred Compensation Plan are largely the same investment options allowed in the 401(k) Plan.

B. Perquisites and Other Benefits. We eliminated most perquisites and personal benefits on January 1, 2008. Certain usage of our corporate aircraft may constitute a personal benefit, and we disclose this benefit when the cost of providing this benefit, together with the cost of all other perquisites and personal benefits, is at least $10,000.

C. Post-Termination Compensation—Retirement Plans. We maintain both qualified and nonqualified defined benefit retirement plans that we have designed to work together to provide retirement pay to our senior executives. We pay the entire cost of benefits under these plans, which are in addition to our defined contribution plans, such as the 401(k) Plan and the Deferred Compensation Plan, all of which encourage participants to set aside part of their current earnings to provide for their retirement.

The SunTrust Retirement Plan is a tax-qualified plan available to almost all employees. It provides monthly benefit payments for a participant’s lifetime, usually beginning at age 65, although benefits may begin as early as termination of employment and participants have an option to receive lump sum payments. In addition to the SunTrust Retirement Plan, we also maintain four nonqualified defined benefit type plans—the ERISA Excess Plan, the SunTrust Restoration Plan (“Restoration Plan”), the SunTrust Supplemental Executive Retirement Plan (“SERP”), and the Crestar SERP. These nonqualified plans coordinate with the SunTrust Retirement Plan to provide an overall targeted level of retirement benefits. None of the NEOs will participate in the Restoration Plan. The SERP and the Crestar SERP are closed to new participants, and instead new executive participants will participate in the Restoration Plan.

All of the nonqualified deferred compensation plans are considered “unfunded” general contractual obligations and are subject to the claims of our creditors. If we were ever to become insolvent, participants would be considered general unsecured creditors. This status with respect to these benefits should help ensure that the interests of the officer-participants are aligned with our long-term interests and those of our shareholders.

We provide pension benefits to attract and retain executives. Each plan’s benefit formula determines the amount payable under the plan to each NEO. We describe the formulas of the plans in which the NEOs participate in the narrative preceding the “Pension Benefits Table” below. The amount of benefits varies based upon the plan, the executive’s years of service with us, and the executive’s compensation (generally, annual cash compensation by which we mean cash base salary and annual incentive). As previously discussed, our NEOs were prohibited by TARP from participating in MIP, our annual incentive plan, and instead were eligible for salary shares as a means of offering competitive compensation that is fully compliant with TARP limitations. Since salary shares were not contemplated at the time these plans were designed, the Committee reviewed the competitive market data available and sought the advice of the Committee’s independent compensation consultant. Even though salary shares are paid along with base salaries during each pay period, to have based pensionable earnings on the sum of these two forms of salary pay would have led to unintended, and unwarranted, increases in pension benefits. Consistent with the intention of our retirement programs for executives, the Committee decided to include only the amount representing target annual cash compensation in the retirement calculations in order to provide retirement benefits at levels comparable to those intended by the currently approved plans. The total retirement benefit is determined by the SERP.

D. Post-Termination Compensation— Change in Control Agreements. We have change in control (“CIC”) agreements with members of senior management, including each of our NEOs. Except for these CIC agreements and our broad-based severance policy, none of our NEOs has an employment agreement which requires us to pay their salary or severance for any period of time. We entered into the CIC agreements because the financial services industry has been consolidating for a number of years and we do not want our executives distracted by a rumored or actual change in control. Further, if a change in control should occur, we want our executives to be focused on the business of the organization and the interests of shareholders. We think it is important that our executives can react neutrally to a potential change in control and not be influenced by personal financial concerns.

We believe that CIC agreements should compensate executives who are displaced by a change in control and not serve as an incentive to increase an executive’s personal wealth. Therefore, our CIC agreements require that there be both a change in control and an involuntary termination without “cause” or a voluntary termination for “good reason.” This is often referred to as a “double-trigger.” It ensures that we will not become obligated to make payments under the CIC agreements unless the executive’s employment actually terminates as a result of the change in control. The CIC agreements provide these same protections to our executives whom we terminate without “cause” or who terminate for “good reason” in anticipation of a change in control if such termination occurs during the period beginning with shareholder approval of a change in control and ending on the date the change in control actually occurs. Our stock option agreements and other long-term incentive compensation arrangements (other than performance stock grants made prior to 1998) also have a double trigger prior to accelerated-vesting in connection with a change in control.

We believe our CIC agreements are consistent with market practice and assist us in retaining our executive talent. We set the level of benefits by reference to peer practices for similar positions in order to remain competitive with the banking industry as a whole and specifically with our peer group. We condition all payments under the CIC agreements on an executive agreeing to confidentiality, non-solicitation and non-disparagement provisions.

Presently, TARP prohibits us from paying severance or other post-termination payments to our NEOs. As a result, if a change in control occurs before we repay TARP, we will not be able to pay the amounts required under these agreements.

Other Guidelines and Procedures Affecting Executive Compensation

Grants of Stock-Based Compensation. The Committee approves all grants of stock-based compensation to the CEO, the President and Chief Operating Officer, and all other NEOs. The Committee also approves the size of the pool of stock-based awards to be granted to other employees and delegates to the CEO the authority to make and approve specific grants to employees other than the NEOs. The Committee reviews such grants and oversees the administration of the program.

Stock-Based Compensation—Procedures Regarding Timing and Pricing of Grants. Our policy is to make grants of equity-based compensation only at current market prices. We set the exercise price of stock options at the closing stock price on the date of grant, and do not grant “in-the-money” options or options with exercise prices below market value on the date of grant. Absent special circumstances, it is our policy to make the majority of such grants at the February meeting of our Board. However, we make a small percentage of grants at other times throughout the year, mostly on the date of regularly-scheduled meetings of the full Board in connection with exceptional circumstances, such as the hiring or promotion of an executive officer, special retention circumstances, or merger and acquisition activity. As noted above, the Committee made grants to the NEOs and certain other TARP Impacted Executive officers in December, 2010 to allow for performance considerations. The Company made grants to the other participants in February, 2010.

We try to make equity based grants and stock option grants at times when they will not be influenced by scheduled releases of information. We do not otherwise time or plan the release of material, non-public information for the purpose of affecting the value of executive compensation. Similarly, we do not set the grant date of stock options to new executives in coordination with the release of material non-public information and, instead, these grants primarily have grant dates corresponding to the date of the February Board meeting or the next pre-selected off-cycle grant date.

We chose the February meeting of our Board because it is the first meeting of the Board after we have publicly announced financial results for the completed year. This date also allows time for performance reviews following the determination of corporate financial performance for the previous year. This allows us to make grants at a time when our financial results have already become public, and when there is little potential for abuse of material non-public information in connection with stock or option grants. We believe we minimize the influence of our disclosures of non-public information on the exercise price of these long-term incentives by selecting dates well in advance and which fall several days or weeks after we report our financial results, and by setting the vesting period at one year or longer. We follow the same procedures regarding the timing of grants to our executive officers as we do for all other participants.

Clawbacks - Adjustments to Incentive Compensation as a Result of Financial Statement Restatements. The Committee’s practice has been to consider adjusting future awards or recovering past awards in the event of a material restatement of our financial results. As a result of the passage of TARP and our participation in the CPP, the Committee strengthened this recoupment policy in 2009. TARP requires us to recover any bonus or incentive compensation paid to an NEO or any of the next 20 most highly-compensated employees based on statements of earnings, gains, or other criteria which prove to be materially inaccurate. The Committee amended the 2009 Stock Plan, the MIP, and most other incentive compensation plans to include a provision which contractually implements this.

Share Ownership and Share Retention Guidelines. Although our directors and executive officers already have a significant equity stake in our company (as reflected in the beneficial ownership information contained in this Proxy Statement), we have adopted a share ownership and retention policy for directors and for senior management to formalize these important principles of share ownership and share retention. We modified this policy in 2009 in connection with our change to a total equity-based long-term incentive program for executives.

We require our CEO to own SunTrust common stock worth at least five times his cash salary. We require his direct reports and other specified executive officers, who include all of the NEOs, to own stock equal to three times their cash salary. We allow these officers five years to meet this ownership requirement, measured from the later of the date of adoption of this policy and the date they became subject to the policy. We count unvested restricted stock and our common stock or its equivalent held in the 401(k) Plan and phantom shares in nonqualified plans but do not count shares to the extent that the risk of ownership has been hedged. We also require our CEO to retain all of the shares acquired upon exercise of an option (net of income taxes and exercise price) for at least one year. Similarly, we require the CEO’s direct reports to retain 75%, and other specified executive officers to retain 50%, of the net shares acquired upon exercise of an option for at least one year.

We require non-employee members of our Board to own at least 4,000 shares of our common stock. We count restricted stock, restricted stock units, and deferred or phantom stock towards this requirement. We allow members of the Board five years in which to meet this requirement, measured from the later of the date we adopted this policy or from their election to the Board. Presently, all Board members are in compliance with this policy.

Tax Considerations

We consider the tax treatment of various forms of compensation and the potential for excise taxes to be imposed on our NEOs which might have the effect of hindering the purpose of such compensation. We consider several provisions of the Internal Revenue Code.

Section 162(m). Prior to amendments enacted by TARP, Section 162(m) provided that we may not deduct for federal income tax purposes compensation expense we incur in excess of $1 million for any year for our CEO, CFO and the three other highest paid executive officers at the end of such year (covered employees). An exception existed for “performance-based compensation” paid under a plan when the material terms of the performance goals have been approved by our shareholders within the last five years. Our shareholders approved the material terms of the performance goals under the MIP at the annual meeting held in 2010 and for the 2009 Stock Plan at our annual meeting of shareholders held in 2009.

Effect of TARP on Section 162(m). In 2008, we participated in the U.S. Treasury Department’s Capital Purchase Program by selling preferred stock and common stock purchase warrants to the U.S. Treasury. As a result, we became subject to certain executive compensation requirements under TARP. Among those was our agreement to not deduct for federal income tax purposes compensation paid to any NEO in excess of $500,000. In addition, we are prohibited from deducting certain performance-based compensation we pay under shareholder approved plans.

Section 409A. Section 409A generally governs the form and timing of nonqualified deferred compensation payments. Section 409A imposes sanctions on participants in nonqualified Deferred Compensation Plans that fail to comply with Section 409A rules, including accelerated income inclusion, an additional 20% income tax (in addition to ordinary income tax) and an interest penalty. We have amended our nonqualified Deferred Compensation Plans to comply with Section 409A or to qualify for an exemption from Section 409A.

Compensation Committee Report

Compensation Discussion and Analysis

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Risk Review

The Committee has also reviewed the Company’s extensive review of the risks implicated by both the plans in which our Senior Executive Officers (SEOs) participate, and all other compensation plans, including those in which SEOs do not participate.

Risk Adjusted Pay for Performance (RAPP) Review

In June 2009, the Treasury published an interim final rule that applied additional risk review requirements to companies that participated in the Treasury’s Capital Purchase Program (CPP) and which have not repaid TARP. In anticipation of those requirements, the Company commenced a broad review of its incentive plans. This review analyzed each job and compensation plan on two dimensions—compensation risk and business risk.

We assessed compensation risk in several ways. First, we looked at the performance metrics used in the plan, and considered whether they incorporated or adjusted for risk and whether the plan payouts were tied to corporate performance. Next, we looked at the pay mix for the job, including the mix of fixed and variable pay and the mix of short- and long-term pay. Then we looked at the methods used to implement the incentives, including how payouts are calculated, the use of thresholds and caps, frequency of payment, clawbacks, and the ability to exercise discretion to reduce payouts. Finally, we looked at actual plan design, including the magnitude of the upside pay potential (leverage) and how the plans are actually administered.

We also assessed business risk for each job and plan. We did this because it is particularly important to scrutinize incentive compensation when the job or function generates risk for the Company in order to ensure that pay is risk-adjusted. We specifically looked at market risk, credit risk and operational risk. Our business risk review also looked at the existing control environment, possible improvements and best practices.

The RAPP review is now incorporated into the annual review process of our incentive plans and was applied in this way in the latter part of 2010.

2010 and 2011 Risk Reviews

The Committee has discussed, evaluated and reviewed with the Chief Risk Officer, the NEO compensation plans and all other compensation plans at least every six months. In February 2010, within six months after the effective date of the Treasury’s new regulations, in August 2010, and again in February 2011, the Committee met with the Chief Risk Officer and discussed and reviewed all of the Company’s compensation plans. The primary plans that were reviewed were:

SunTrust Banks, Inc. Management Incentive Plan (MIP)

MIP is an annual cash incentive plan designed to support the Company’s strategic business objectives, promote the attainment of our financial plan, reward the achievement of business unit and individual performance objectives, and promote teamwork. Most managers, key employees in corporate functions such as marketing, human resources or accounting, and other key contributors (who are not participating in a Functional Incentive Plan) with broader, company-wide and/or strategic responsibilities, participate in the MIP.

Funding of an award is based on two components—a corporate component and an individual/divisional component. The corporate component is based on corporate financial results—75% on net income available for common shareholders, and 25% on return on equity. The division/individual component is funded based on performance relative to pre-established division and individual goals. For most participants, MIP is weighted 30% on corporate performance and 70% on division/individual performance. For our CEO and the other NEOs, MIP is weighted 100% on corporate performance.

The primary risk under MIP is that payouts might not be in proportion to corporate or personal performance. MIP addresses this risk by:

•	targeting the MIP value at market median by referencing external salary surveys and other market data appropriate for particular jobs;

•	tying payouts to corporate goals in addition to individual and divisional goals;

•	setting threshold, target, and maximum performance targets; and

•	imposing a maximum limit on the payout.

The Committee believes that, because of these design elements, the MIP does not encourage:

•	unnecessary and excessive risks that threaten the value of the Company;

•	behavior focused on short-term results rather than long-term value creation;

•	the manipulation of reported earnings of the Company to enhance the compensation of any of the Company’s employees.

SunTrust Banks, Inc. Functional Incentive Plans (FIP)

Most revenue generating employees participate in a FIP instead of MIP. (No NEOs participate in FIPs.) We use FIPs to link employee compensation to the successful achievement of their business objectives. We try to structure FIPs to drive behaviors that directly affect revenue or productivity. Therefore, FIP is not a single plan, but was approximately 115 separate plans for 2010.

While our FIPs have many common features and plan terms, they generally fall into one of three categories: commission plans, incentive plans, and bonus plans. Commission plans pay based on production less a monthly draw. Incentive plans mostly pay based on formulas tied to new sales and revenue growth above a threshold. Bonus plans are annual discretionary awards from a pool of dollars funded through business unit profit and/or revenue performance.

The review of our functional incentive plans, through a risk lens, was intense during the last half of 2009 and the first half of 2010. We strengthened the balance between safety and soundness of the Company, risk management, and incentive compensation. We will continue to approach our work by applying the following principles:

•

Balance incentive compensation arrangements with our financial results. We will review our incentive plans regularly to ensure that they do not provide incentives to take excessive and unnecessary risks.

•	Use risk-management processes and internal controls to reinforce and support the development and maintenance of our incentive compensation arrangements.

•	Reinforce our compensation practices with strong corporate governance.

•	Use performance measures that include or adjust for risk.

The Committee believes that the FIPs do not encourage:

•	unnecessary and excessive risks that threaten the value of the Company;

•	behavior focused on short-term results rather than long-term value creation;

•	the manipulation of reported earnings of the Company to enhance the compensation of any of the Company’s employees.

SunTrust Banks, Inc. 2009 Stock Plan (2009 Stock Plan)

The 2009 Stock Plan authorizes equity awards that can be granted to our employees. We award restricted stock to senior leaders, senior managers and other key employees. Typically, these awards vest after three years. For the SEOs, we may tie the vesting of a substantial portion of such awards to our performance. In addition, when not restricted by TARP, we historically granted stock options to the CEO and his direct reports, and other senior leaders.

The primary risk under the 2009 Stock Plan is that awards will inappropriately incent risk-taking since the value of awards is leveraged to the Company’s future performance. The 2009 Stock Plan limits this risk by:

•	targeting the value at market median by referencing external, annual salary surveys and other market data appropriate for particular jobs;

•	imposing an annual limit on the number of shares that may be granted to any single individual;

•	requiring stock options to have an exercise price of fair market value on the date of grant;

•	tying vesting to either 2- or 3-year cliff vesting or to our performance over several years; and

•	including appropriate clawback provisions.

The Committee believes that, as a result of these design elements, the 2009 Stock Plan does not encourage:

•	unnecessary and excessive risks that threaten the value of the Company;

•	behavior focused on short-term results rather than long-term value creation;

•	the manipulation of reported earnings of the Company to enhance the compensation of any of the Company’s employees.

SunTrust Banks, Inc. Long-Term Incentive Cash Plan (LTI Cash Plan)

Under the LTI Cash Plan we make cash awards to senior managers and other key employees below the senior management level. The award does not change over the three-year period. It does not accrue interest or increase or decrease as a result of changes in our stock’s market value.

The LTI Cash Plan award characteristics are:

•	target value is set at the market median by referencing external, annual salary surveys and other market data appropriate for particular jobs;

•	is fixed when awarded, and does not vary with performance; and

•	is paid only if the employee continues to be employed by the Company when the award cliff vests after three years.

The Committee believes that, as a result of these design elements, the LTI Cash Plan does not encourage:

•	unnecessary and excessive risks that threaten the value of the Company;

•	behavior focused on short-term results rather than long-term value creation;

•	the manipulation of reported earnings of the Company to enhance the compensation of any of the Company’s employees.

Conclusions of 2010 Risk Reviews

The Committee hereby certifies that:

1.

It has reviewed with the Chief Risk Officer the SEO compensation plans and it has made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of SunTrust;

2.	It has reviewed with the Chief Risk Officer the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to SunTrust; and

3.

It has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of SunTrust to enhance the compensation of any employee.

Submitted by the Compensation Committee of the Board of Directors.

Alston D. Correll, Chairman	Jeffrey C. Crowe	Blake P. Garrett, Jr.
David H. Hughes	William A. Linnenbringer	Dr. Phail Wynn, Jr.

Executive Compensation Tables

The following tables provide information about the compensation we paid to the NEOs for the year ended December 31, 2010. We report compensation in accordance with SEC regulations. Those regulations require us in some tables to report: (i) amounts paid in previous years; (ii) amounts that may be paid in future years, including amounts that will be paid only upon the occurrence of certain events, such as a change in control of SunTrust; (iii) amounts we paid to the NEOs which might not typically be considered “compensation” (for example, distributions of deferred compensation earned in prior years, and interest on such amounts); (iv) an assumed value for equity compensation, even though the actual value the NEO ultimately may realize from the award will depend on whether our stock price appreciates above its price on the date of grant and whether the executive continues his employment with us; and (v) the increase in present value of future pension obligations, even though such increase is not currently paid and even though any pension benefits will depend upon a number of factors, including when the executive retires, his compensation at retirement, and in some cases the number of years the executive lives following his retirement.

    We encourage you to read the following tables closely. The narratives preceding the tables and the footnotes accompanying each table are important parts of each table. We also encourage you to read this section in conjunction with the Compensation Discussion and Analysis, above.

2010 SUMMARY COMPENSATION TABLE

Salary. In this column, we disclose the amount of base salary paid to the NEOs during the year. This includes salary amounts voluntarily deferred by the NEO.

Stock Awards and Option Awards. In the columns “Stock Awards” and “Option Awards,” SEC regulations require us to report the fair value of the grant on the grant date computed in accordance with FASB ASC Topic 718. For restricted stock, the grant date fair value per share is equal to the closing price of our stock on the date of grant or, for performance vested restricted stock, our estimate of the probable outcome as of the date of grant. For stock options, we base the fair value per share on certain assumptions. Please refer to note 16 to our financial statements in our annual reports for the years ended December 31, 2010, 2009, and 2008. We disclose the full fair value of the award in the year in which it was granted but without reduction for estimated forfeitures (as we do for financial reporting purposes).

Restricted stock typically does not vest at all until three years from the date of grant. We condition awards on the participant’s continued employment with us, but the stock awards may have additional restrictions, including performance conditions. In 2009, we conditioned the vesting of a portion of the restricted stock granted to some of the NEOs on Company performance. For these awards, we disclose in the following table the estimated or target amount of compensation on the grant date. Stock compensation in 2010 reflects both the award of time-vested restricted stock and the portion of salary paid in the form of salary shares. Please refer to the discussion of salary shares in the Compensation Discussion and Analysis, above.

Non-Equity Incentive Plan Compensation. In this column, we disclose the dollar value of all earnings based upon achievement of incentive performance measures unless required to be disclosed in the “Bonus” column because of the exercise of discretion. We include an award in a particular year based on whether the relevant performance measurement period for the award ended during the year. For example, we make annual payments under our MIP based upon our financial results measured as of December 31 of each year. Accordingly, the amount we report for MIP corresponds to the year for which the NEO earned the award even though we do not pay the award until several weeks after the end of such year.

Change in Pension Value and Nonqualified Deferred Compensation Earnings. In this column, we disclose the sum of the dollar value of (1) the aggregate change in the actuarial present value of each NEO’s benefit under all defined benefit and actuarial pension plans (including supplemental plans) in the year, if positive; and (2) any above-market or preferential earnings on nonqualified deferred compensation, including benefits in defined contribution plans.

All Other Compensation. In this column, we disclose the sum of the dollar value of perquisites and other personal benefits and all other compensation, if any.

2010 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus(1)	Stock(2)(3) Awards	Option(3)(4) Awards	Non- Equity(1) Incentive Plan Compensation	Change in(5) Pension Value and Nonqualified Deferred Compensation Earnings	All Other(7) Compensation	Total
James M. Wells III	2010	$1,077,300(8)	$0(8)	$4,616,920(8)	$0(8)	$0(8)	$4,453,853(6)	$122,451	$10,270,524
Chairman and Chief	2009	$1,077,300	$0	$1,365,395	$3,263,250	$0	$1,842,920	$123,957	$7,672,822
Executive Officer	2008	$1,077,300	$0	$4,721,150	$2,120,000	$0	$49,612	$123,825	$8,091,887

William H. Rogers, Jr.	2010	$583,333	$0	$1,861,555	$0	$0	$740,289	$35,882	$3,221,059
President and Chief	2009	$500,000	$0	$458,232	$2,635,589	$0	$612,738	$32,508	$4,239,067
Operating Officer	2008	$452,090	$0	$1,593,668	$1,189,114	$0	$0	$45,345	$3,280,217

Mark A. Chancy	2010	$560,000	$0	$1,414,000	$0	$0	$187,431	$34,634	$2,196,065
Corporate Executive	2009	$560,000	$0	$404,064	$2,245,478	$0	$110,270	$34,634	$3,354,446
Vice President and	2008	$555,333	$0	$2,290,618	$1,411,290	$0	$22,583	$53,647	$4,333,471
Chief Financial Officer

Timothy E. Sullivan	2010	$487,158	$0	$1,356,863	$0	$0	$259,563	$32,127	$2,135,711
Corporate Executive	2009	$487,158	$0	$238,632	$1,126,794	$0	$215,233	$32,127	$2,099,994
Vice President and	2008	$484,067	$0	$1,198,748	$525,760	$0	$57,116	$41,200	$2,306,891
Chief Information Officer

Thomas E. Freeman	2010	$475,000	$0	$1,352,000	$0	$0	$180,875	$26,599	$2,034,474
Corporate Executive	2009	$475,000	$0	$340,656	$1,300,679	$0	$35,448	$26,599	$2,178,382
Vice President and
Chief Risk Officer

(1)	No MIP payment or other bonus or non-equity incentive payment was made to any NEO for 2010, 2009, or 2008.

(2)

For 2010, the values shown include awards of salary shares to the NEOs as follows: Mr. Wells, $2,990,000; Mr. Rogers, $1,162,917; Mr. Chancy, $850,000; Mr. Sullivan, $830,000; and Mr. Freeman, $830,000. Please refer to the CD&A for additional information regarding salary shares. Restricted stock awards are valued in this table at $25.86 for 2010.

(3)

In accordance with SEC requirements, we report all equity awards at full grant date fair value calculated in accordance with FASB ASC Topic 718. Please refer to note 16 to our financial statements in our annual reports for the years ended December 31, 2010, 2009, and 2008, respectively, for a discussion of the assumptions related to the calculation of award values in those years. For awards that are subject to performance conditions, we report the value at grant date based upon the probable outcome of such conditions consistent with our estimate of aggregate compensation cost to be recognized over the service period determined under FASB ASC Topic 718, excluding the effect of estimated forfeitures. For the options we granted in 2009, performance at the maximum award level would not result in an award greater than what is disclosed in the table above.

(4)	No option awards were made to the NEOs in 2010 as a result of TARP restrictions.

(5)

For 2010, includes the following for each NEO: (1) change in pension value: Mr. Wells, $4,404,371; Mr. Rogers, $740,289; Mr. Chancy, $187,431; Mr. Sullivan, $259,563; and Mr. Freeman, $180,875; and (2) above-market earnings on deferred compensation under plans established by Crestar (an acquired financial institution): Mr. Wells, $49,482.

(6)

Retirement benefit values are calculated by applying our plan formulas to pensionable earnings over the last 10 years including limiting 2010’s definition to the executive’s target annual cash compensation without regard to any additional amounts above this level that were paid in salary shares. In 2010, we applied the formula as prescribed by the applicable plan to all NEOs. For Mr. Wells, the formula replaced one year of pensionable earnings from his time as Chief Operating Officer with a year he served as CEO. This resulted in the present value calculation as reported in the table above. For additional information regarding salary shares and retirement benefits see “Executive Compensation Program Overview – Benefits” and the narrative accompanying the 2010 Pension Benefits Table.

(7)	Total perquisites and other personal benefits for each NEO were less than $10,000 in 2010. No tax gross-ups were paid. The amount shown as “All Other Compensation” includes the following:

	401(k) Match	Supp. Disability Ins. Premiums	Other
Mr. Wells	$53,865	$7,583	$61,003
Mr. Rogers	$29,167	$6,715
Mr. Chancy	$28,000	$6,634
Mr. Sullivan	$24,358	$7,769
Mr. Freeman	$23,750	$2,849

“401(k) Match” includes our matching contributions to the Deferred Compensation Plan. “Other” represents a contractual payment made in lieu of foregone premiums on a terminated split dollar life insurance policy.

(8)

Total direct compensation (the sum of salary, bonus, stock awards, option awards, and non-equity incentive plan compensation) for Mr. Wells does not show as significant a decrease from 2009 to 2010 as does total compensation for some of the other NEOs due to the fact that he declined a significant portion of his 2009 stock option award (552,941 options). Had he accepted the full value of his stock option grant in 2009, his total direct compensation would be 37% lower in 2010 as compared to 2009.

2010 GRANTS OF PLAN-BASED AWARDS

In this table, we provide information concerning each grant of an award made to an NEO in the most recently completed year. This includes restricted stock awards under the SunTrust Banks, Inc. 2009 Stock Plan, which are discussed in greater detail in this Proxy Statement under the caption, “Compensation Discussion and Analysis.” Our NEOs were not eligible for MIP awards in 2010 due to TARP.

Name	Award Type	Equity Award Grant Date	All Other Stock Awards: Number of Shares	Grant(4) Date Fair Value of Awards
James M. Wells III	Restricted Stock(1)	12/16/2010	62,913	$1,626,920
	Salary Shares(2)	Various(3)	117,104	$2,990,000
William H. Rogers, Jr.	Restricted Stock(1)	12/16/2010	27,017	$698,638
	Salary Shares(2)	Various(3)	45,579	$1,162,917
Mark A. Chancy	Restricted Stock(1)	12/16/2010	21,810	$564,000
	Salary Shares(2)	Various(3)	33,291	$850,000
Timothy E. Sullivan	Restricted Stock(1)	12/16/2010	20,374	$526,863
	Salary Shares(2)	Various(3)	32,507	$830,000
Thomas E. Freeman	Restricted Stock(1)	12/16/2010	20,186	$522,000
	Salary Shares(2)	Various(3)	32,507	$830,000

(1)

Granted under the SunTrust Banks, Inc. 2009 Stock Plan. These vest 100% two years after the date of grant. The amount of each award was based on Company performance (please refer to the CD&A). Because performance was already considered in determining the size of these awards, they have no express performance criteria other than continued employment and a requirement that we repay TARP prior to vesting (with limited exceptions for termination of employment due to death, disability, and change in control).

(2)

In 2010, we delivered a portion of each NEOs base pay in the form of “salary shares.” Salary shares are stock units under the SunTrust Banks, Inc. 2009 Stock Plan. The salary shares were structured to comply with the U.S. Treasury’s Interim Final Rule on TARP Standards for Compensation and Corporate Governance, which prohibits the payment or accrual of bonuses (including most equity-based incentive compensation) to the NEOs and certain other persons. The stock units do not include any rights to receive dividends or dividend equivalents. As required by the Interim Final Rule, each salary share was non-forfeitable upon grant but may not be sold or transferred until the expiration of a holding period. The stock units will be settled in cash, one half on March 31, 2011 and one half on March 31, 2012, unless settled earlier due to the executive’s death. The amount to be paid on settlement of each stock unit will be equal to the reported closing price on the NYSE for a share of SunTrust common stock on the settlement date. Because the salary shares are not transferrable, the NEOs remain at risk to the value of our stock until the expiration of the holding period.

(3)

The Compensation Committee approved the aggregate amount of salary shares denominated in dollars and the methodology for determining the numbers of stock units on December 30, 2009. The number of stock units granted was determined each pay period by dividing the amount of salary to be paid in stock units for that pay period by the closing price for a share of SunTrust common stock as reported on the New York Stock Exchange on the pay date for such pay period. As a result, there were 24 separate bi-monthly grant dates, each corresponding to our normal payroll cycle.

(4)

We report all equity awards at full grant date fair value of each award calculated in accordance with FASB ASC Topic 718. Amounts reported for salary shares represent aggregate amounts of 24 bi-monthly grants.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2010

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date	Vesting Date	Number of(1) Shares of Stock That Have Not Vested	Market(2) Value of Shares of Stock That Have Not Vested	Equity(1) Incentive Plan Awards: Number of Unearned Shares of Stock That Have Not Vested	Equity(2) Incentive Plan Awards: Market Value of Unearned Shares of Stock That Have Not Vested
James M. Wells III						12/31/2011			100,150	$2,955,427
						(1)	147,913	$4,364,913
	75,000	0		$64.5700	11/13/2011
	100,000	0		$54.2800	02/11/2013
	100,000	0		$73.1900	02/10/2014
	60,000	0		$73.1400	02/08/2015
	100,000	0		$71.0300	02/14/2016
	163,000	0		$85.0600	02/13/2017
	0	250,000		$64.5800	02/12/2018	02/12/2011
	0	250,000		$ 9.0600	02/10/2019	02/10/2012
			300,000	$ 9.0600	02/10/2019	12/31/2011
William H. Rogers, Jr.						12/31/2011			31,300	$923,663
						(1)	72,162	$2,129,501
						(3)	12,800	$377,728
	15,000	0		$64.5700	11/13/2011
	15,000	0		$54.2800	02/11/2013
	18,000	0		$73.1900	02/10/2014
	18,000	0		$73.1400	02/08/2015
	32,000	0		$71.0300	02/14/2016
	35,000	0		$85.0600	02/13/2017
	0	88,800		$64.5800	02/12/2018	02/12/2011
	0	100,000		$29.5400	12/31/2018	12/31/2011
	0	250,000		$ 9.0600	02/10/2019	02/10/2012
			209,559	$ 9.0600	02/10/2019	12/31/2011

Mark A. Chancy						12/31/2011			27,600	$814,476
						(1)	66,660	$1,967,137
	5,441	0		$68.8700	07/27/2011
	2,500	0		$64.5700	11/13/2011
	1,452	0		$54.2800	02/11/2013
	10,000	0		$73.1900	02/10/2014
	40,000	0		$73.1400	02/08/2015
	45,000	0		$71.0300	02/14/2016
	42,000	0		$85.0600	02/13/2017
	0	115,000		$64.5800	02/12/2018	02/12/2011
	0	100,000		$29.5400	12/31/2018	12/31/2011
	0	250,000		$ 9.0600	02/10/2019	02/10/2012
			153,347	$ 9.0600	02/10/2019	12/31/2011
Timothy E. Sullivan						12/31/2011			16,300	$481,013
						(1)	44,719	$1,319,658
	25,000	0		$54.2800	02/11/2013
	18,000	0		$73.1900	02/10/2014
	18,000	0		$73.1400	02/08/2015
	33,000	0		$71.0300	02/14/2016
	33,000	0		$85.0600	02/13/2017
	0	62,000		$64.5800	02/12/2018	02/12/2011
	0	238,475		$ 9.0600	02/10/2019	02/10/2012
Thomas E. Freeman						(1)	68,861	$2,032,088
	18,000	0		$71.0300	02/14/2016
	20,000	0		$85.0600	02/13/2017
	0	81,400		$64.5800	02/12/2018	02/12/2011
	0	275,276		$ 9.0600	02/10/2019	02/10/2012

(1)

In prior years, we granted performance stock to provide executives greater ownership in SunTrust and to align their interests with those of our shareholders. We last granted performance stock in 1998 but began granting performance vested restricted stock in 2009. We report vested or pre-vested performance stock in the Deferred Compensation Table because by their terms the executive cannot forfeit vested or pre-vested performance stock. “Pre-vested” refers to performance stock which was granted with both time and performance conditions, and for which we accelerated the vesting of the time condition.

Vesting and Distribution Dates of Equity Incentive Plan Awards and Restricted Stock. We will distribute Mr. Wells’ restricted shares as follows: 35,000 shares on 2/12/2011, 100,150 shares on 12/31/2011 (subject to meeting target performance criteria), 50,000 shares on 2/10/2012, and 62,913 shares on 12/16/2012. We will distribute Mr. Rogers’ restricted shares as follows: 13,845 shares on 2/12/2011, 31,300 shares on 12/31/2011 (subject to meeting target performance criteria), 31,300 shares on 2/10/2012, and 27,017 shares on 12/16/2012. Also, Mr. Rogers’ unvested performance awards will be distributed as follows: 2,400 shares on 2/09/2011, 2,400 shares on 8/22/2011, 2,000 shares on 6/20/2012, 2,000 shares on 9/16/2012, 2,000 shares on 3/06/2013, and 2,000 shares on 7/14/2013. We will distribute Mr. Chancy’s restricted shares as follows: 17,250 shares on 2/12/2011, 27,600 shares on 12/31/2011 (subject to meeting target performance criteria), 27,600 shares on 2/10/2012 and 21,810 on 12/16/2012. We will distribute Mr. Sullivan’s restricted shares as follows: 8,045 shares on 2/12/2011, 16,300 shares on 12/31/2011 (subject to meeting target performance criteria), 16,300 shares on 2/10/2012, and 20,374 shares on 12/16/2012. We will distribute Mr. Freeman’s restricted shares as follows: 11,075 shares on 2/12/2011, 37,600 shares on 2/10/2012 and 20,186 shares on 12/16/2012.

(2)	Market value of unearned shares that have not vested is based on the closing market price on December 31, 2010 ($29.51 per share).

(3)	Performance stock granted to Mr. Rogers between 1995 and 1998 will vest upon the earlier of 15 years or age 64, regardless of employment status.

OPTION EXERCISES AND STOCK VESTED IN 2010

The following table provides information concerning exercises of stock options (if any) and the vesting of restricted stock during the most recently completed year for each of the NEOs on an aggregate basis. The table reports the number of securities for which the options were exercised, if any; the aggregate dollar value realized upon exercise of options, if any; the number of shares of stock that have vested; and the aggregate dollar value realized upon vesting of stock.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
James M. Wells III			141,862	$3,543,836	(1)
William H. Rogers, Jr.			56,092	$1,405,797	(1)
Mark A. Chancy			42,813	$1,063,007	(1)
Timothy E. Sullivan			37,744	$947,152	(1)
Thomas E. Freeman			36,633	$922,299	(1)

(1)

Amount represents the sum of restricted stock which vested during the year plus grants of salary shares which were fully-vested upon grant. Salary shares are not transferable and will not be settled until March 31, 2011 with respect to half and March 31, 2012 with respect to the other half. Restricted stock vesting: for Mr. Wells—$553,836; Mr. Rogers—$242,880; Mr. Chancy—$213,007; Mr. Sullivan—$117,152; and Mr. Freeman—$92,299; Salary shares: Mr. Wells—$2,990,000; Mr. Rogers—$1,162,917; Mr. Chancy—$850,000; Mr. Sullivan, $830,000; and Mr. Freeman, $830,000.

2010 PENSION BENEFITS TABLE

The following tables provide information with respect to each pension plan that provides for payments or other benefits at, following, or in connection with retirement. This includes tax-qualified defined benefit plans and supplemental executive retirement plans, but does not include defined contribution plans (whether tax qualified or not). Values reflect the actuarial present value of each NEO’s accumulated benefit under the plan, computed as of December 31, 2010. We used the same assumptions used for financial reporting purposes under GAAP, except that we assumed that the retirement age will be the normal retirement age as defined in the plan, or if not so defined, the earliest time at which a participant may retire under the plan without any benefit reduction due to age.

The SunTrust Retirement Plan is a defined benefit pension plan. It is a tax-qualified, broad-based plan generally available to almost all of our common law employees who have completed a year of service. The plan was amended in 2010 to provide that participants may commence receiving benefits upon termination of employment and to allow all participants, at their election, to receive their benefits in the form of a lump sum. In addition, the automatic death benefit was amended from a 50% joint and survivor annuity to a 100% joint and survivor annuity. The same change, where applicable, was made to the death benefit under the supplemental executive retirement plans.

The purpose of SunTrust’s ERISA Excess Plan is to provide benefits that would have been provided under the SunTrust Retirement Plan if the Internal Revenue Code did not place annual limits on compensation and benefits. Participation in this plan is limited to executives at certain grade levels who are designated as eligible by the Compensation Committee. The ERISA Excess Plan generally operates in the same manner as the SunTrust Retirement Plan and uses the same benefit formulas based on actual service and compensation, which includes base salary. For those executives who have a Personal Pension Account formula, bonuses under MIP are also included in the retirement benefit calculation. The benefit is limited under the ERISA Excess Plan to two times the annual compensation limit under the Internal Revenue Code, which is two times $245,000, resulting in a base salary limit of $490,000 for 2010, excluding Mr. Wells because this restriction on base pay did not apply to similarly situated executives at the time Crestar merged with SunTrust. In 2010, our NEOs were prohibited by TARP from participating in MIP, our annual incentive plan, and instead were eligible for salary shares. Since salary shares were not contemplated at the time this plan was designed, the Committee decided to include the value of the salary shares attributable to MIP as compensation for purposes of the ERISA Excess Plan Personal Pension Account. Including salary shares as part the retirement calculation allows the Company to provide retirement benefits at levels comparable to those intended by the current approved plan.

The SunTrust Supplemental Executive Retirement Plan (SERP) is designed to provide a targeted level of post-retirement income to a highly select group of key executives who have a significant impact on our long-term growth and profitability. The SERP benefit supplements the retirement benefits provided under the SunTrust Retirement Plan and the ERISA Excess Plan. The SERP is intended to enable us to deliver more competitive levels of total retirement income to our executives and to aid in the recruitment and retention of critical executive talent. The Compensation Committee selects participants and designates each as a Tier 1 or Tier 2 participant. Mr. Wells participates in the Tier 1 SERP and all other NEOs participate in the Tier 2 SERP. The SERP is closed to new participants.

The SERP provides 2 basic target amounts. Both Tier 1 and 2 formulas use average pay, which is the average of the highest pay in the three full calendar years out of the last ten years. The Tier 1 targeted benefit is calculated as an annual payment at age 65 in the form of a single life annuity equal to 60% of the participant’s average pay. Pay for a Tier 1 participant is equal to base salary (before salary deferrals and other pre-tax reductions) plus cash bonuses under MIP and the Performance Unit Plan (PUP) earned for the year (without regard to deferral or whether payment is made in the first quarter of the following year). In 2010, due to TARP restrictions, our NEOs were not eligible to participate in MIP. In order to provide retirement benefits at levels comparable to those intended by the current plan, the Committee approved including the portion of salary shares attributable to MIP for compensation purposes under the SERP. For 2003 only, we replaced the PUP amount with the value at vesting of the February 11, 2003 restricted stock award, and beginning in 2005 through 2007 (year PUP ended) the PUP amount was limited to the 2004 award level. The 2008 Retirement Plan changes resulted in a factor of 96.3% being applied to the ongoing SERP Tier 1 formula stated above with the December 31, 2007 SERP benefit as a minimum benefit.

The Tier 2 targeted benefit is calculated as an annual payment at age 65 in the form of a single life annuity equal to 50% of the participant’s average pay (as calculated under the SunTrust SERP) assuming the participant has completed 25 years of service. The Tier 2 targeted benefit is based on the following formula: 2% times years of service (up to 25 years) times average pay. For Tier 2 participants, we calculate pay in the same manner as for Tier 1 participants, except that PUP is excluded. Effective January 1, 2008, in connection with the changes to our qualified Retirement Plan, the SERP Tier 2 formula for current participants was reduced from 2% of SERP average pay to 1.75%.

We do not intend for the SunTrust Retirement Plan, SunTrust ERISA Excess Plan or the SunTrust SERP, or retirement plans of predecessor companies such as Crestar, to provide duplicate benefits. Consequently, we reduce the SERP benefit for both Tier 1 and Tier 2 participants by the amount of benefits payable under the SunTrust Retirement Plan, the SunTrust ERISA Excess Plan, Social Security benefits, and benefits payable under any other defined benefit arrangement (such as an acquired entity’s qualified and nonqualified pension benefits if those benefits are payable for the same period of employment).

Policies on Age and Service Credit. As a general rule, we do not grant extra years of service under our qualified or nonqualified plans. Exceptions may occur, however, in the case of mergers and acquisitions. We generally credit employees of acquired institutions for their prior service with their predecessor employer for purposes of vesting and eligibility to participate in our plans. We do not, however, normally credit prior service for purposes of benefit accrual, especially for pension purposes and retiree health, except where a merged or acquired company maintained a plan substantially similar to a SunTrust plan. In that case, we may grant prior service credit with an offset of the other plan benefit or, otherwise, we may apportion service to each benefit formula under which the service is earned. Pursuant to our CIC agreements, we would provide additional age and service credit to our executives upon a change in control followed by the termination of the executive without cause or by the executive for good reason. In that case, age and service in nonqualified and welfare plans would be increased by either two or three years following such termination. In addition, our SERP provides that upon a participant’s termination of employment for good reason or our termination of the executive’s employment without cause following our change in control, the additional age and service recognized by any individual agreement will be used in calculating the SERP benefit or, if greater, for a SERP Tier 1 participant, the lesser of 36 full calendar months or the number of months between the date of termination and age 65. In addition, automatic vesting occurs for the Tier 2 SERP participants who are not then vested.

2010 PENSION BENEFITS TABLE

Name	Plan Name	Number of Years Credited Service	Present Value(1) of Accumulated Benefit		Payments During Last Fiscal Year
James M. Wells III	SunTrust Retirement Plan(2)	42.417	$1,410,10	6	$0
	SunTrust ERISA Excess Plan	42.417	$10,539,59	6	$0
	SunTrust Tier 1 SERP(3)	42.417	$7,162,27	0	$0
William H. Rogers, Jr.	SunTrust Retirement Plan(4)	30.50	$729,56	9	$0
	SunTrust ERISA Excess Plan	30.50	$632,42	4	$0
	SunTrust Tier 2 SERP	30.50	$1,912,59	5	$0
Mark A. Chancy	SunTrust Retirement Plan(4)	9.50	$94,54	7	$0
	SunTrust ERISA Excess Plan	9.50	$72,58	4	$0
	SunTrust Tier 2 SERP	9.50	$388,74	3	$0
Timothy E. Sullivan	SunTrust Retirement Plan(4)	8.00	$137,26	9	$0
	SunTrust ERISA Excess Plan	8.00	$105,42	0	$0
	SunTrust Tier 2 SERP	8.00	$654,09	7	$0
Thomas E. Freeman	SunTrust Retirement Plan(4)	5.00	$77,03	5	$0
	SunTrust ERISA Excess Plan	5.00	$65,68	8	$0
	SunTrust Tier 2 SERP	5.00	$149,14	9	$0

(1)

Present values are based on the same assumptions as used in our financial statements included in the annual report for the year ended December 31, 2010, except that no pre-retirement mortality is assumed. The Tier 1 SERP value is based on a lump sum rate of 2.25% and the 1971 TP forecast mortality table. Tier 2 SERP and ERISA Excess Plan values are based on the Pension Protection Act of 2006 segment rates of 1.56% for the first five years, 4.73% for years 5 - 20, and 6.22% for years after 20, and the IRS Combined 2011 Static mortality table (unisex). The Pension Protection Act segment rates are transitioned, 20% per year for five years, with the pre-Pension Protection Act of 3.87%. The present values shown above are based on the transition rate in effect in the year that the executive reaches unreduced retirement age. If eligible for a lump sum from the SunTrust Retirement Plan, the same interest and mortality assumption is used; if not eligible for a lump sum, the Retirement Plan’s mortality table (RP 2000 with mortality improvements projected to 2017) and discount rate (5.70%) is used.

Where applicable, Personal Pension Account (PPA) balances are included. PPA balances are accumulated with interest credits based on the interest crediting rate for 2011 of 4.42% to the earliest unreduced retirement age and then discounted to December 31, 2010 using the discount rate used for financial reporting purposes as of December 31, 2010.

Benefits are assumed to commence at the earliest unreduced retirement age, or the current age if later. For Mr. Wells as a Tier 1 SERP participant, the earliest unreduced retirement age is 60. For Tier 2 SERP participants, the ERISA Excess Plan and SunTrust Retirement Plan, the earliest unreduced retirement age is either 65 (Messrs. Chancy, Freeman and Sullivan) or 60 (Mr. Rogers). As a former Crestar participant in the SunTrust Retirement Plan, Mr. Wells’ earliest unreduced retirement age is 60.

(2)

The Crestar Retirement Plan was merged into the SunTrust Retirement Plan in 2000. Mr. Wells is a grandfathered participant for purposes of the Crestar Retirement Plan formula. His benefit is calculated in the same manner as all other similarly situated grandfathered Crestar participants: Crestar Plan formula—1.15% times average pay times years of service up to 25 plus 0.5% times average pay times years of service over 25 plus 0.65% times average pay exceeding covered pay (in IRS tables) times years of service up to 25, and using the Crestar Plan pay definition (generally, W-2 compensation for 1998 and later years, before reduction for deferrals and certain pre-tax contributions) and, if applicable, the early retirement reduction factors: 6% reduction for each year of benefit payments received before age 65 (or, before age 60 if age plus service is greater than or equal to 85 for the 1.15% and 0.5% components of the formula, and based on an IRS table for the 0.65% component of the formula). “Average pay” is the average of the participant’s highest pay in a 60 consecutive month period. Under the new SunTrust Retirement Plan provisions effective January 1, 2008, Mr. Wells’ benefit is the sum of his Crestar Plan benefit (calculated under the Crestar Plan formula described above and frozen as of December 31, 2007) plus, beginning January 1, 2008, his benefit calculated under the traditional SunTrust Retirement Plan formula (1% of final average base pay times credited years of service after December 31, 2007).

(3)

By agreement with SunTrust after the Crestar merger, Mr. Wells is entitled to receive the greater of the benefit calculated under the Crestar SERP formula or the benefit calculated under the SunTrust SERP formula, with the resulting greater value payable from the SunTrust SERP. Recent projections show that Mr. Wells will receive a larger benefit under the SunTrust Tier I SERP.

(4)

The traditional benefit formula for the SunTrust Retirement Plan is final average pay (the average of the highest five out of ten years of base pay) times years of service multiplied by specific percentages as shown in the formulas that follow. For participants first employed on or after February 1, 2003 (Mr. Freeman), the formula is 1% times final average base pay times years of service credited. For participants first employed on or after July 1, 1990 (Messrs. Chancy and Sullivan), the formula is 1.2% times final average base pay times years of service credited before February 1, 2003, plus 1.0% times final average base pay times years of service credited after January 31, 2003. For participants first employed before July 1, 1990 (Mr. Rogers), the formula is the accrued benefit under the prior benefit formula as of December 31, 1998 plus 0.4% times average base pay for 1988 times years of service prior to 1989 (maximum 30 years) plus 1.5% times final average base pay times years of service after December 31, 1988 and before February 1, 2003 plus 1.25% times final average pay times years of service after January 31, 2003. The traditional formula changed again on January 1, 2008 to 1% times final average base pay times years of service after December 31, 2007 for participants with a minimum of 20 years of service (Mr. Rogers) or for participants with less than 20 years’ of service as of December 31, 2007, the new PPA annually credits a percentage of eligible pay to a participant’s PPA based on age and service (Messrs. Chancy, Sullivan, and Freeman).

Benefits Available Upon Early Retirement

Most of our pension plans provide for a reduced benefit upon early retirement, as shown in the following table. Normal retirement age under the SunTrust Retirement Plan and the SunTrust ERISA Excess Plan is age 65 with at least five years of service. Normal retirement age under the SunTrust SERP is age 65 with at least ten years of service. Normal retirement age under the Crestar SERP is age 60. These early retirement reductions apply to accrued benefits that were frozen as of December 31, 2007 in connection with the retirement plan changes and to those who are eligible to continue accruing benefits under the new 1% base pay formula.

Plan Name	Early Retirement Age	Early Retirement Formula
SunTrust Retirement Plan	age 55 + 5 years service	reduced 5% per year prior to age 65(1)
SunTrust ERISA Excess Plan	age 55 + 5 years service	reduced 5% per year prior to age 65(1)
SunTrust Tier 1 SERP	age 60 + 10 years service	reduced by multiplying by the ratio of service at early retirement date to the service at normal retirement
SunTrust Tier 2 SERP	age 60 + 10 years service	reduced 5% per year prior to age 65(1)

(1)

If hired by SunTrust prior to July 1, 1990, the reduction applies only for retirement prior to age 60. See also footnote 2 to the 2010 Pension Benefits Table for a description of the early retirement reductions applicable to former Crestar employees who have a Crestar formula benefit.

Form of Benefits

Payment of benefits accrued and vested after 2004 from the nonqualified retirement plans shown below may be delayed for up to six months after a participant’s separation from service because of restrictions under Section 409A of the Internal Revenue Code. Nonqualified plan benefits are paid in the normal form shown below, although a participant may elect any optional payment forms available under the plan provided that Section 409A election requirements are met.

Plan Name	Vesting(1)	Normal Form of Benefits(2)	Lump Sum Available?
Qualified Retirement Plans
SunTrust Retirement Plan	3 years	Life Annuity for an unmarried participant; 50% Joint and Survivor Annuity for married participant.	Yes(3)
Nonqualified Retirement Plans
SunTrust ERISA Excess Plan	3 years	Lump Sum	Yes
SunTrust Tier 1 SERP	Age 60 + 10 years	Lump Sum	Yes
SunTrust Tier 2 SERP	Age 60 + 10 years	Lump Sum	Yes

(1)

Mr. Wells’ benefits under the following plans have vested: SunTrust Retirement Plan, SunTrust ERISA Excess Plan, and SunTrust Tier 1 SERP. Messrs. Rogers, Chancy, Freeman and Sullivan have vested benefits under the following plans: SunTrust Retirement Plan and SunTrust ERISA Excess Plan.

(2)

A participant may elect other annuity forms of payment, including a 75% or 100% Joint and Survivor Annuity, and, with the spouse’s written consent, if applicable, a 10-Year or 20-Year Certain and Life Annuity, and a Social Security Adjustment option. The Plan was amended to provide that benefits may commence upon termination of employment; the Social Security Adjustment option is not available unless age 55 with 5 years of service at termination.

(3)

Prior to October 1, 2010, a lump sum was only available to those participating in the SunTrust Retirement Plan prior to 1987 (Mr. Rogers). We amended the Plan on October 1, 2010 to provide all active participants as of that date the option of taking a lump sum payment upon termination of employment.

2010 NONQUALIFIED DEFERRED COMPENSATION TABLE

The following table provides information with respect to each nonqualified deferred compensation plan that is a defined contribution plan, also called an individual account plan. The amounts shown include compensation earned and deferred in prior years, and earnings on, or distributions of, such amounts.

Prior to December 31, 2009, we maintained a Nonqualified Deferred Compensation Plan that allowed participants to defer all or a portion of their incentive compensation awards and a nonqualified 401(k) Excess Plan that provided benefits that would have otherwise been provided under the qualified 401(k) Plan to certain participants but for certain maximum statutory limits imposed on qualified plan benefits (for example, annual limits on eligible pay and contributions). Participant deferrals to the 401(k) Excess Plan were matched at the same rate as provided in the qualified 401(k) Plan. At the end of 2009, the 401(k) Excess Plan was merged into the Deferred Compensation Plan. In 2010, the Deferred Compensation Plan was amended to reflect the merger and certain design changes.

Effective January 1, 2010, the Deferred Compensation Plan, as amended, allows participants to defer from 5% to 50% of base salary and from 20% to 90% of incentive compensation (as defined in the plan). Participant deferrals based on earnings in excess of the IRS compensation limit imposed on tax-qualified plans are eligible for a Company Contribution of 5% of such eligible earnings (not to exceed overall deferrals). A hypothetical account is established for each participant who elects to defer, and the participant selects investment fund options which generally are the same funds available to 401(k) Plan participants. Earnings and losses on each account are determined based on the performance of the investment funds selected by the participant. The normal form of payment is a lump sum, payable in the first quarter of the year following a participant’s termination of employment. Installment distributions may be elected provided the participant complies with the election and timing rules of Section 409A. Hardship withdrawals are allowed for an extreme financial hardship, subject to the approval of the plan administrator.

The Deferred Compensation Plan also has frozen account balances attributable to similar plans previously maintained by SunTrust and Crestar. Amounts in frozen accounts and in matching accounts are invested in phantom investments that track the same investment options of the Deferred Compensation Plan. Benefits may be distributed to active employees only in the event of a hardship and only for amounts earned and vested before 2005, which are then subject to a forfeiture penalty of 10% of the distribution. Benefits are also distributable in the first quarter of the calendar year following retirement, death or other termination of employment. Participant deferrals to the Deferred Compensation Plan are matched at the same rate as provided in the 401(k) Plan.

The column “Executive Contributions in Last FY” indicates the aggregate amount of pay deferred to such plans by each NEO during 2010.

The column “Registrant Contributions in Last FY” indicates our aggregate contributions on behalf of each NEO during 2010. This amount generally is limited to our matching contributions on participant salary deferrals to the Deferred Compensation Plan. We also make matching contributions to the 401(k) Plan, but that plan is tax qualified and, therefore, we do not include our contributions to it in this table. We include our matches for all plans in the “All Other Compensation” column of the Summary Compensation Table, above.

The column “Aggregate Earnings in Last FY” indicates the total dollar amount of interest or other earnings accrued during 2010, including interest and dividends credited both above and at market rates. We pay such amounts to compensate the executive for the deferral, and we do not consider the payment of interest and other earnings at market rates to be compensation. We report such amounts as compensation in the Summary Compensation Table above only to the extent such earnings were paid at above-market rates (in accordance with the SEC definition), and such amounts are shown in a footnote to that table.

The column “Aggregate Withdrawals/Distributions” reports the aggregate dollar amount of all withdrawals by and distributions to the executive during our last fiscal year. Generally, neither the “Withdrawals/Distribution” column nor the “Aggregate Balance” columns represent compensation with respect to our most recently completed year, but rather compensation earned in prior years, and/or interest on prior deferrals

The column “Aggregate Balance at Last FYE” reports the total balance of all of the executive’s nonqualified account balances as of December 31, 2010.

2010 NONQUALIFIED DEFERRED COMPENSATION TABLE

Name	Executive Contributions in Last FY	Registrant(1) Contributions in Last FY	Aggregate(2) Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate(3) Balance at Last FYE
James M. Wells III
SunTrust Banks Inc. Deferred Compensation Plan	$215,460	$41,615	$372,046	$ 0	$3,566,683
Crestar Deferred Compensation Program Under Management Incentive Plan	$ 0	$ 0	$312,886	$170,391	$3,489,393
Total	$215,460	$41,615	$684,932	$170,391	$7,056,076

William H. Rogers, Jr.
SunTrust Banks Inc. Deferred Compensation Plan	$ 58,333	$16,917	$ 72,628	$ 0	$ 565,639

Mark A. Chancy
SunTrust Banks Inc. Deferred Compensation Plan	$ 28,000	$15,750	$ 58,720	$ 0	$ 673,158

Timothy E. Sullivan
SunTrust Banks Inc. Deferred Compensation Plan	$ 24,358	$12,108	$ 87,221	$ 0	$ 641,647

Thomas E. Freeman
SunTrust Banks Inc. Deferred Compensation Plan	$ 23,750	$11,500	$ 21,741	$ 0	$ 158,601

(1)

All of these amounts are also included in the “All Other Compensation” column of this year’s Summary Compensation Table. Does not include certain true-up matching contributions we paid after the end of the last fiscal year. True-up matching contributions are additional contributions that we make after we determine that our actual match for the year did not equal the intended level because the participant’s deferrals were not spread evenly over the year. The amount of the true-up match cannot be determined until after fiscal year end.

(2)

Includes the following amount for above-market earnings on deferred compensation which we have reported in the Summary Compensation Table for 2010: Mr. Wells—$49,482; each of Messrs. Rogers, Chancy, Sullivan, and Freeman—$0.

(3)

Includes amounts which were not compensation in the current year, and which were reported as compensation in prior proxy statements: Mr. Wells—$2,276,865; Mr. Rogers—$225,688; Mr. Chancy—$387,733; Mr. Sullivan—$261,360; and Mr. Freeman—$19,625.

2010 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL TABLE

The following table summarizes the estimated payments to be made under each contract, agreement, plan or arrangement which provides for payments to an NEO at, following, or in connection with any termination of employment including by resignation, retirement, death, disability or a constructive termination of an NEO, or our change in control or a change in the NEOs responsibilities. Such amounts are estimates to be paid under hypothetical circumstances and under the terms of agreements now in existence. For the purpose of the quantitative disclosure in the following table, as required by SEC regulations, we have assumed that the termination took place on December 31, 2010, and that we valued our common stock at its closing market price as of that date–$29.51. Actual payments in such circumstances may differ for a variety of reasons.

We were subject to TARP throughout 2010, including on December 31, 2010. TARP prohibits us from paying certain amounts deemed to be bonuses or “golden parachutes.” TARP defines the term “golden parachute payment” to mean any payment for the departure for any reason, or any payment due to a change in control, except for payments for services performed or benefits accrued. A golden parachute payment includes the acceleration of vesting due to the departure or the change in control event, as applicable. A golden parachute payment does not include payments made (i) pursuant to a qualified pension or retirement plan, (ii) due to the employee’s death or disability; or (iii) severance required to be made pursuant to a state statute. Accordingly, the tabular disclosure which follows reflects the amount that we would have paid, if any, allowed under TARP. The amounts payable at termination would differ if we were not under TARP at the time of termination.

In accordance with SEC regulations, we do not report any amount in the table below to be provided to an NEO under any arrangement which does not discriminate in scope, terms, or operation in favor of our executive officers and which is available generally to all salaried employees. This includes items such as the amounts already in some of the other compensation tables above, such as the pension benefits table, the deferred compensation table, and the outstanding equity awards at year-end table, except to the extent that the amount payable to the NEO would be enhanced by the termination event.

Salary. None of our NEOs presently has an employment agreement which guarantees them employment for any period of time. Therefore, we would only make post-termination payments of salary or severance to any NEO under our broad-based severance policy in the event of a reduction-in-force or other termination by us without cause or pursuant to a CIC agreement. However, TARP prohibits the payment of such severance, so we disclose no amount for this item.

We have entered into change in control (CIC) agreements with our senior management, including each of our NEOs, pursuant to which we would pay certain benefits. We would make such payments only upon a change in control and if we terminate an executive without “cause” or the executive resigns for “good reason.” However, TARP prohibits the payment of such amounts, so we disclose no amount in the table below related to our CIC agreements.

Accelerated Vesting of Short-Term Incentives. Our short-term incentive is the MIP. For the NEOs, MIP is an annual bonus based on corporate performance. As a result, it constitutes a bonus prohibited by TARP, so we report no post-termination payment of short-term incentives.

Accelerated Vesting of Long-Term Incentives. We have provided long-term incentives to our NEOs through performance and time-vested restricted stock and stock options. Terms of accelerated vesting for various long-term grants upon various termination scenarios are described below. Note that TARP restrictions supersede any agreement.

Time Vested Stock Options and Restricted Stock. Stock options and restricted stock grants normally vest in full on the 3rd anniversary (vesting date) of the grant date, provided the executive has remained an active employee from the grant date through the vesting date. Unvested stock options and restricted stock grants vest in full before the vesting date upon the NEO’s termination of employment by reason of death or disability. Upon our change in control followed by termination of the executive’s employment by us “without cause” or by the executive for “good reason,” these normally would also vest in full; however, TARP would prohibit us from accelerating the vesting beyond the date of termination so we report such awards as vesting pro rata in the table below based upon the number of days in the vesting timeframe that the executive was an active employee. They also vest pro rata if we terminate the executive by a reduction in force prior to the vesting date. Upon termination of employment under any other circumstances, the executive forfeits his unvested stock options and restricted stock, and even though he may be vested in his stock options and restricted stock, the executive forfeits any that are outstanding if he is terminated for cause. We calculated the value of options which vest pro rata upon termination by multiplying a prorated number of shares times the difference between the closing price of our common stock on December 31, 2010 of $29.51 and the exercise price of the options. Where the exercise price is greater than the closing price on the last day of the fiscal year, we disclose zero value. For restricted stock, we calculated the value by using our stock price on December 31, 2010 of $29.51.

Performance Vested Restricted Stock and Stock Options. Generally, following a change in control, performance vested restricted stock awards and stock options accelerate and will be paid immediately following the consummated change in control. The amount paid varies depending on performance up to the time of the change in control. A prorated amount will be paid for the portion of the award from the beginning of the performance cycle to the date of the change in control based on actual performance up to the date of the change in control, and a second prorated amount will be paid for the portion of the award from the change in control until the end of the performance period based on target performance. However, TARP prohibits us from paying an accelerated amount to the extent the amounts do not represent payment for services already performed or benefit already accrued. We believe that payment of a prorated amount up to the date of separation would be permitted under TARP, and the table below reflects this.

Performance Stock (Time Vested). Mr. Rogers is the only NEO with an outstanding performance stock grant. Performance stock generally vests on the earlier of the grantee’s attainment of age 64 or the 15th anniversary of the grant. Generally, these shares will early vest and be distributed on the grantee’s death or disability or a change in control. However, TARP prohibits us from paying an accelerated amount to the extent the amounts do not represent payment for services already performed or benefit already accrued. We believe that payment a prorated amount up to the date of separation would be permitted under TARP, and the table below reflects this.

Retirement Plans. Benefits under the Retirement Plan and ERISA Excess Plan vest after three years of service, and under the SunTrust SERP at age 60 with ten years of service. Once vested, employees are entitled to pension benefits upon termination of employment. All of our NEOs are vested in their SunTrust Retirement Plan and ERISA Excess Plan benefits. These benefits are not enhanced based on the circumstances regarding termination. Mr. Wells is vested in his SERP benefits. SERP benefits are not enhanced based on the circumstances regarding termination except in the event of our change in control, but TARP would not allow us to deliver enhanced benefits under such circumstances. If any NEO should become disabled while he is our employee, the NEO will continue to earn benefits in all three of these retirement plans until he retires or recovers. The amount we report in the table below reflects only the enhancement to these benefits in such circumstances. We report additional information regarding our retirement plans above at “Compensation Discussion and Analysis” and at “2010 Pension Benefits Table.”

If we terminate an NEO without cause following a change in control, the NEO would become immediately vested in his SunTrust SERP. However, TARP would not allow us to pay such benefits under such circumstances, so we disclose no additional compensation in the table below.

In the event that an NEO becomes disabled on a long-term basis, his employment would not necessarily terminate. Therefore, we do not disclose any amount in the table below. However, once disabled, the executive officer might continue to accrue age and service credit under these plans, and we report the net present value of such enhancements as of the end of our most recently-completed year in the footnotes to the table below.

Defined Contribution Plans. We maintain the SunTrust Banks, Inc. Deferred Compensation Plan, as well as similar plans we have inherited through mergers and acquisitions. Because we would not enhance the benefits payable under any of these plans if the employment of one of our NEOs terminates, we do not report any amount in respect of these plans in the table below.

Miscellaneous Benefits. Under our CIC agreements, we are obligated to pay certain other benefits. These include continuation of medical, dental and life insurance coverage for up to two or three years from the date of termination of employment and certain tax gross-up payments. However, TARP generally would not allow us to pay such benefits, so we disclose no additional compensation in the table below.

2010 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL TABLE

Executive Benefits and Payments upon Termination	Voluntary(1)		Involuntary Not for Cause		For Cause	CIC (Involuntary or For Good Reason)		Death		Disability(2)
James M. Wells III
Salary(3)	$0		$0		$0	$0		$0		$0
Long-Term Incentives(4)	$9,181,092	(5)	$9,181,092	(6)	$0	$9,181,092	(6)	$11,664,258		$11,664,258
Retirement Plans(7)	$0		$0		$0	$0		$604,442	(8)	$0
Other Benefits	$0		$0		$0	$0		$0		$0
William H. Rogers, Jr.
Salary(3)	$0		$0		$0	$0		$0		$0
Long-Term Incentives(4)	$0		$6,550,606	(6)	$0	$6,550,606	(6)	$9,182,414	(9)	$9,182,414	(9)
Retirement Plans(7)	$0		$0		$0	$0		$137,770	(10)	$7,166,632	(11)
Other Benefits	$0		$0		$0	$0		$0		$0
Mark A. Chancy
Salary(3)	$0		$0		$0	$0		$0		$0
Long-Term Incentives(4)	$0		$6,008,210	(6)	$0	$6,008,210	(6)	$8,225,727		$8,225,727
Retirement Plans(7)	$0		$0		$0	$0		$0		$5,099,907	(12)
Other Benefits	$0		$0		$0	$0		$0		$0
Timothy E. Sullivan
Salary(3)	$0		$0		$0	$0		$0		$0
Long-Term Incentives(4)	$3,817,340	(5)	$3,817,340	(6)	$0	$3,817,340	(6)	$5,813,153		$5,813,153
Retirement Plans(7)	$0		$0		$0	$0		$0		$2,109,406	(13)
Other Benefits	$0		$0		$0	$0		$0		$0
Thomas E. Freeman
Salary(3)	$0		$0		$0	$0		$0		$0
Long-Term Incentives(4)	$0		$4,554,358	(6)	$0	$4,554,358	(6)	$7,065,793		$7,065,793
Retirement Plans(7)	$0		$0		$0	$0		$0		$1,622,652	(14)
Other Benefits	$0		$0		$0	$0		$0		$0

(1)	Voluntary termination includes resignation and retirement. The values in the table reflect any increased payment to any NEO to the extent applicable to the particular NEO as of December 31, 2010.

(2)

Disability does not automatically terminate employment. An employee who is not eligible for normal retirement at the time of disability could maintain disability leave employment and continue to accrue benefits under retirement plans to be paid at retirement.

(3)

The SunTrust Severance Pay Plan allows for two weeks of base pay per year or partial year of service subject to minimum and maximum amounts that vary by grade level. A severance payment, if any, for the NEOs is not enhanced above what any other employee would be due as a result of the termination occurrence. Due to TARP restrictions, no value is shown for severance payments.

(4)

The payment due the NEO for certain termination triggers related to our long-term incentive programs (stock options, restricted stock and performance stock) is made in accordance with the specific terms and conditions associated with each program. The incremental value listed for the accelerated vesting of long-term incentives for these separation occurrences is comprised of the value related to the prorated vesting through the date of termination of restricted stock based on the closing stock price on December 31, 2010 of $29.51.

(5)	These executives are retirement eligible on December 31, 2010. Under the terms of the stock plan, outstanding awards vest pro-rata upon retirement.

(6)	Reflects vesting of outstanding awards pro rata through the date of termination.

(7)

Except where indicated, the NEOs would not receive any enhanced payments regarding their retirement plans as a result of the termination trigger. We disclose the amounts related to the retirement plans and the plans in which each NEO participates in the Pension Benefits and the Nonqualified Deferred Compensation Tables and accompanying narratives and notes.

(8)	Mr. Wells’ named beneficiary would be eligible for an incremental death benefit under the frozen Crestar Deferred Compensation Plan equal to $604,442.

(9)

Due to these separation occurrences, Mr. Rogers would receive an incremental value of $377,728. This value represents unvested performance awards valued as of December 31, 2010 using the closing stock price of $29.51.

(10)

Had Mr. Rogers died on December 31, 2010, his surviving spouse would have been eligible for an incremental immediate reduced early retirement survivor benefit from the SERP in the amount of $137,770. This partially makes up for a reduction in the survivor benefit required under the broad-based qualified Retirement Plan for death before age 55. The incremental immediate early retirement survivor benefit in the SERP will wear away when he attains age 55. Other than this payment, he would not receive any enhanced retirement plan payments as a result of the termination trigger.

(11)

Had Mr. Rogers become disabled on December 31, 2010, he would not have been eligible for a benefit to commence immediately. Instead, his benefit in the SERP and the ERISA Excess Plan would have continued to accrue until retirement, as late as age 65. At age 65, in the year 2022, Mr. Rogers will be eligible to receive a total lump sum benefit from the SERP and ERISA Excess Plan equal to $7,166,632 based on current assumptions (lump sum rate based on the Pension Protection Act segment rates (100% transition) of 1.56% for the first five years, 4.73% for years 5-20, and 6.22% for years after 20, and the IRS Combined 2011 Static mortality table (unisex version).

(12)

Had Mr. Chancy become disabled on December 31, 2010, he would not have been eligible for a benefit to commence immediately. Instead, his benefit in the SERP and ERISA Excess Plan would have continued to accrue until retirement, as late as age 65. At age 65, in the year 2029, Mr. Chancy would be eligible to receive a total lump sum benefit from the SERP and Excess Plan equal to $5,099,907 based on current assumptions (lump sum rate based on the Pension Protection Act segment rates (100% transition) of 1.56% for the first five years, 4.73% for years 5-20, and 6.22% for years after 20, and the IRS Combined 2011 Static mortality table (unisex version) and includes the value of the ERISA Excess PPA assuming pay credits of 5% per year and interest credits).

(13)

Had Mr. Sullivan become disabled on December 31, 2010, he would not have been eligible for a benefit to commence immediately. Instead, his benefit in the SERP and the ERISA Excess Plan would have continued to accrue until retirement, as late as age 65. At age 65, in the year 2015, Mr. Sullivan will be eligible to receive a total lump sum benefit from the SERP and ERISA Excess Plan equal to $2,109,406 based on current assumptions (lump sum rate based on the Pension Protection Act segment rates (100% transition) of 1.56% for the first five years, 4.73% for years 5-20, and 6.22% for years after 20, and the IRS Combined 2011 Static mortality table (unisex version) and includes the value of the ERISA Excess PPA assuming pay credits of 5% per year and interest credits).

(14)

Had Mr. Freeman become disabled on December 31, 2010, he would not have been eligible for a benefit to commence immediately. Instead, his benefit in the SERP and the ERISA Excess Plan would have continued to accrue until retirement, as late as age 65. At age 65, in the year 2016, Mr. Freeman will be eligible to receive a total lump sum benefit from the SERP and ERISA Excess Plan equal to $1,622,652 based on current assumptions (lump sum rate based on the Pension Protection Act segment rates (100% transition) of 1.56% for the first five years, 4.73% for years 5-20, and 6.22% for years after 20, and the IRS Combined 2011 Static mortality table (unisex version) and includes the value of the ERISA Excess PPA assuming pay credits of 5% per year and interest credits).

APPROVAL OF AMENDMENT TO THE

SUNTRUST BANKS, INC. 2009 STOCK PLAN

(Item 2)

The SunTrust Banks, Inc. 2009 Stock Plan (the “Plan”) was approved by shareholders at the Annual Meeting held on April 28, 2009. On February 7 and 8, 2011, the Compensation Committee and our Board of Directors approved, subject to approval by our shareholders, a proposal to amend the Plan in order to increase the number of shares of our common stock available for awards under the Plan by an additional 12 million (12,000,000) shares.

Presently (as of February 16, 2011), only 1,835,483 shares remain available for grant under the Plan (all of which may be granted as restricted stock). If the proposal for the amendment of the Plan is approved, then the amended Plan will authorize the issuance of a total of 21,301,123 shares, or 12,000,000 additional shares. The amended Plan will continue to be our primary plan for providing stock-based compensation to our eligible employees and non-employee directors. If the amended Plan is not approved by the shareholders, our ability to provide future awards to attract, provide incentives to and retain key personnel and non-employee directors would be limited significantly.

Effect of EESA and ARRA. EESA (as amended by ARRA and as implemented by the Treasury regulations) prohibits the payment of short-term incentives (annual bonus) and stock options to the Senior Executive Officers (shown in our Proxy Statement) and to the next 20 most highly compensated employees. As permitted under Treasury regulations and as specifically authorized by EESA to address the constraints on the annual cash bonus and equity awards, effective January 1, 2010, we chose to pay additional base salary in the form of stock units (“salary shares”) to the NEOs and other employees who are among the next 20 most highly-compensated employees. As required by EESA, each salary share is non-forfeitable upon grant but may not be sold or transferred until the expiration of a holding period.

Also, as a result of EESA, we changed the long-term incentive to only long-term restricted stock, rather than a mix of restricted stock and stock options. These actions in part caused us to use more shares, particularly full-value shares rather than stock options, faster than we anticipated when the Plan was first adopted.

The Board has determined that the number of shares remaining available for issuance under the Plan is not sufficient to support the Company’s intended compensation programs over the next several years. The Board believes that the success of the Company is largely dependent on its ability to attract and retain highly-qualified employees and non-employee directors and that by offering them the opportunity to acquire or increase their proprietary interest in the Company, the Company will enhance its ability to attract and retain such persons. Further, the Company strongly believes in aligning the interests of its employees, especially its executive officers, with those of its shareholders. Accordingly, the Company is proposing to amend the Plan to increase the total number of shares of our Common Stock subject thereto from 9,301,123 shares to 21,301,123 shares (that is, 12,000,000 additional shares.)

Below is a summary of the material features of the amended Plan and its operation. This summary does not purport to be a complete description of all of the provisions of the Plan. It is qualified in its entirety by reference to the full text of the Plan. A copy of the Plan has been filed with the Securities and Exchange Commission with this Proxy Statement, and any shareholder who wishes to obtain a copy of the Plan may do so by written request to the Corporate Secretary at our headquarters in Atlanta, Georgia.

Purpose of the Plan

The purpose of the Plan is to promote the interests of SunTrust and its subsidiaries through grants to employees and directors of stock options, stock appreciation rights, restricted stock and stock units. The stock-based compensation available under the Plan is intended (1) to attract and retain employees and directors, (2) to provide an additional incentive to each employee and director to work to increase the value of our stock, and (3) to provide each employee and director with a stake in our future which corresponds to the stake of each of our shareholders. The Plan provides an essential component of the total compensation package offered to our key employees. The Board of Directors continues to believe that these types of stock-based compensation are important factors in attracting, retaining and rewarding employees and directors and closely aligning their interests with those of shareholders. The Plan reflects the importance placed by us on motivating employees to achieve superior results over the long-term and paying employees based on that kind of achievement.

The Plan is designed so that grants may qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code (the “Code”). The Plan does not allow options or stock appreciation rights (“SARs”) to be issued with an exercise price lower than fair market value on the date of grant. Therefore, these grants automatically satisfy the performance measures of Section 162(m). The Committee may, if it so chooses, also make options and SARs subject to one or more of the performance criteria described in the section below entitled “Qualifying Performance-Based Compensation.” Restricted stock and RSUs are generally called performance shares and performance units, respectively, when their vesting or payment is based on one or more of the performance measures. In the event that the Committee (as defined below in “Administration of the Plan”) determines that it is advisable to grant performance shares or performance units based on measures other than those specified below, those awards will not qualify for the performance-based exception under Section 162(m) of the Code.

Key Features of the Plan

The Plan contains features that the Board believes are consistent with the interests of shareholders and sound governance principles. These features include the following:

•

Flexibility and Performance Ties. The variety of equity and cash awards permitted under the Plan affords flexibility with respect to the design of long-term incentives that are responsive to evolving regulatory changes and compensation best practices and incorporate tailored, performance-based measures.

•	No Discount Options. Stock options or SARs may not be granted or awarded with an exercise price less than 100% of the fair market value of our common stock on the date of grant or award.

•

No Re-pricings. The direct or indirect re-pricing of stock options and stock appreciation rights is prohibited. This prohibition applies both to re-pricings that involve lowering the exercise price of a stock option or SAR as well as re-pricings that are accomplished by canceling an existing award and replacing it with a lower-priced award.

•

No Liberal Share Accounting. Shares withheld for tax payments or to pay the exercise price and shares not issued or delivered as a result of the net settlement of an outstanding award will not be added back into the Plan reserve.

•	Compensation Committee Oversight. The Plan will be administered by our Compensation Committee which is comprised solely of non-employee, independent directors.

•

No Annual “Evergreen” Provision. The Plan provides a specific number of shares of our common stock available for awards and does not contain an annual or automatic increase in the number of available shares.

•

Performance-Based Compensation. The Plan is structured to permit awards to satisfy the performance-based compensation requirements of Section 162(m) of the Code so as to enhance deductibility of compensation provided under the Plan.

In December, 2009, the Plan was amended to authorize the Committee to recoup or clawback compensation paid to certain participants based on Company performance in the event that it is later determined that such compensation was awarded based on materially inaccurate financial statements (which includes statements of earnings, revenues, or gains) or any other materially inaccurate performance metric criteria. This amendment is intended to comply with the provisions for recoupment under the TARP Regulations.

Administration of the Plan. The Plan is administered by a committee of the Board (the “Committee”). It consists of 2 or more “outside directors” who are also “non-employee directors” as required by Section 162(m) of the Code and Rule 16b-3. The Compensation Committee meets these requirements and the Board intends for the Compensation Committee to be the “Committee” under the Plan. The Committee has the power in its discretion to grant awards under the Plan, to determine the terms of such awards, to interpret the provisions of the Plan and to take action as it deems necessary or advisable for the administration of the Plan.

Number of Authorized Shares. After giving effect to the proposed amendment, the total number of shares authorized and available for issuance under the Plan is 21,301,123, plus any shares subject to awards previously granted for which such awards are forfeited, expired or become unexercisable without having been exercised in full.

After giving effect to the proposed amendment, the Plan will limit the number of shares of full value stock awards (restricted stock and RSUs) that may be granted to 16,843,920. The Plan includes individual annual aggregate grant limits of 300,000 shares for 1 or more grants of restricted stock and RSUs, or any combination of restricted stock and RSUs, and 1,200,000 shares for 1 or more grants of options or SARs, or any combination of options and SARs.

In the event we have certain changes in our capitalization, such as stock dividends or stock splits, or we have a corporate transaction, such as a reorganization, separation or liquidation, merger, consolidation, or acquisition of property or stock, the Committee will adjust in an equitable manner the number, kind or class of shares reserved under the Plan and the individual and aggregate limits imposed on grants. The Board will make similar adjustments to shares underlying any grant previously made of restricted stock or RSUs and any related grant or forfeiture conditions and to shares related to previously granted options and the option price and to SARs and the SAR share value. If we assume awards or grant substitute awards in a corporate transaction for awards previously granted by another company we acquire (“Substitute Awards”), our Substitute Awards will not reduce the shares authorized for issuance under the Plan or any individual or aggregate annual limits.

Payment of the exercise price or applicable taxes made by delivery of shares to, or withholding of shares by, the Committee in satisfaction of a participant’s obligation, will not result in additional shares becoming available for subsequent awards under the Plan.

Termination and Amendment of the Plan. Unless earlier terminated by the Board or the Committee, the Plan will terminate 10 years after the date it was adopted by the Board of Directors.

In addition, the Board or the Committee may, at any time and for any reason, suspend or terminate the Plan or from time to time amend the Plan, provided that any amendment to the Plan will be submitted to our shareholders for approval if such shareholder approval is required by any federal or state law or regulation or the rules of the New York Stock Exchange (or any stock exchange on which the shares may then be listed or quoted). No amendment, modification, suspension or termination of the Plan shall have a materially adverse effect on any outstanding vested award, without the consent of the affected participant. Notwithstanding the preceding, no consent of any participant shall be needed if the Committee determines that such amendment, modification, or termination is necessary or advisable for us to comply with applicable law, regulation, rule or accounting standard. Even if the Plan is suspended or terminated, the Committee shall still retain authority to exercise powers given to it under the Plan with respect to awards granted under this Plan before the suspension or termination.

Eligibility and Participation. The Committee determines the employees and non-employee directors eligible to participate. An eligible employee is a selected employee of SunTrust or a subsidiary whose performance, in the judgment of the Committee, is directly or indirectly material to the success of SunTrust or a subsidiary. As of December 31, 2010, there were approximately 600 employees and 14 non-employee directors eligible for participation under the Plan.

Types of Awards under the Plan. The Plan authorizes the Committee to grant awards to participants in any of the following forms, subject to such terms, conditions, and provisions as the Committee may determine to be necessary or desirable:

•	stock options, either incentive stock options (“ISOs”) or nonqualified stock options (“NQSOs”);
•	stock appreciation rights (“SARs”);
•	restricted stock;
•	restricted stock units (“RSUs”); and
•	restricted stock, stock options, SARs, or RSUs with performance-based conditions to vesting or exercisability.

Options and SARs

Stock options entitle the option holder to purchase shares at a price (i.e. the exercise price of the option), established by the Committee; however, the price may never be less than fair market value of the shares on the date of grant. Options may be either ISOs or NQSOs, provided that only employees may be granted ISOs. SARs entitle the SAR holder to receive cash equal to the positive difference (if any) between the SAR share value and the fair market value of the shares on the exercise date. We currently award only NQSOs to our employees and non-employee directors. We do not currently have a practice of awarding ISOs or SARs.

Exercise Price. The exercise price of an option or the share value of a SAR may not be less than fair market value of the underlying shares on the date of grant. The Plan prohibits any repricing, replacement, regrant, modification of stock options or SARs, or other action that would reduce the exercise price of the stock options or SARs without shareholder approval, other than in connection with a change in our capitalization or certain corporate transactions described above in “Number of Authorized Shares.”

Vesting/Expiration of Options. The Committee determines the terms under which options and SARs vest and become exercisable. The Committee’s current practice is to vest options at 100% after 3 years. Option holders with vested options may generally exercise their options after termination of employment for reasons stated in the agreements, such as retirement, death or disability, or if termination occurs for certain reasons within 3 years after a change in control or in some circumstances when the participant is terminated in connection with a reduction in force. Any part of the option that has not been exercised by the end of the option term expires and is forfeited. Option terms may not exceed 10 years from the date of grant.

Special Limitations on ISOs. The Committee’s current position is to grant only nonqualified options (“NQOs”). If the Committee decides to grant incentive stock options (“ISOs”), they will be subject to certain additional restrictions imposed by the Internal Revenue Code. For example:

•

If an ISO remains exercisable after termination of employment, it generally converts to an NQO if not exercised within 3 months after termination, or within 12 months if termination is because of the participant’s death or disability.

•	ISOs may be granted only to employees, not to directors.

•

Options are not treated as ISOs to the extent the total fair market value of stock with respect to which ISOs are exercisable for the first time by any employee during any calendar year (under the Plan and all other plans we maintain) exceeds $100,000.

•

Shares acquired upon exercise of an ISO are generally not taxed to the employee when the option is first exercised. When those shares are later sold, the gain or loss is treated as long-term capital gain or long-term capital loss, unless the sale is considered a “disqualifying disposition.” More information about tax consequences related to ISOs is described below under the heading, “U.S. Federal Income Tax Consequences.”

Exercise of Options. An option holder may exercise an option by completing and delivering the applicable form to the record keeper as specified by the Committee. The option holder must state the number of shares for which the option is being exercised and must tender payment for the shares. The Committee may, in its discretion, accept cash, check or electronic funds transfer, previously acquired shares (valued at the fair market value on the date of exercise) and held for the period required by the Committee, or through a broker-facilitated cashless exercise program, or a combination of these payment methods.

Exercise of SARs. Upon exercise of a SAR, a participant will be entitled to receive cash or shares, or a combination of both, as specified in the award agreement, having an aggregate fair market value equal to the excess of (i) the fair market value of one share on the date of exercise, over (ii) the SAR share value, multiplied by the number of shares covered by the SAR or the number being exercised.

Termination of Options and SARs. Usually, options and SARs vest 100% on the 3rd anniversary of the grant date. In the event that a participant’s employment with us and all of our subsidiaries terminates prior to the expiration of an option or SAR, the participant’s right to exercise vested options or SARs shall be governed by the terms of the applicable award agreement for the option or SAR. Normally, if not vested, options and SARs expire on the participant’s termination of employment for any reason, but they may early vest in full if termination is by reason of the participant’s death, disability, or our change in control followed by termination of the participant without cause or termination by the participant for good reason as described in the award agreement. Pro rata vesting, based on active employment from the Grant Date through the date of termination, is usually provided if the participant’s termination is by certain reductions in force or by retirement at or after attaining age 55 and after completing 5 or more years of service. If we should issue any SARs, we would expect the terms that apply to option grants would also apply to SAR grants. All outstanding options and SARs expire on the 10th anniversary of their grant date.

Stock Awards and Performance Shares

Issuance. Stock awards, including restricted stock, RSUs, performance shares and performance units, may be issued either alone, in addition to, or in tandem with other awards granted under the Plan. Stock awards may be denominated in shares or units payable in shares (for example, performance vested restricted stock), and may be settled in cash, shares, or a combination of cash and shares. Restricted stock granted to participants may not be sold, transferred, pledged or otherwise encumbered or disposed of during the restricted period established by the Committee. The Committee may impose additional restrictions on a participant’s right to dispose of or to encumber restricted stock, including satisfaction of performance objectives.

Termination of Stock Awards. In the event a participant’s employment with us and all of our subsidiaries terminates prior to the vesting of a stock award, that award will be forfeited unless the terms of the award, as approved by the Committee at the time of grant, provide for accelerated vesting.

Qualifying Performance-Based Compensation

The Committee may specify that the grant, retention, vesting, or issuance of any award, (whether in the form of a stock option, SAR, restricted stock, RSU or a performance award) or the amount to be paid out under any award, will be subject to or based on performance objectives or other standards of financial performance and/or personal performance evaluations, whether or not established and administered in accordance with the requirements of Section 162(m) of the Code for awards intended to qualify as performance-based compensation. The Committee may reduce the number of shares issued or the amount paid under an award to the extent specified in the award agreement, on the basis of such further considerations as the Committee in its sole discretion shall determine.

Establishment of Performance Goals. At the beginning of each performance period the Committee will establish performance goals applicable to performance awards. To the extent that performance conditions under the Plan are applied to awards intended to qualify as performance-based compensation under Section 162(m), such performance goals will be objectively measurable and will be based upon the achievement of a specified percentage or level in one or more of the following criteria, subject to any objectively verifiable adjustment(s) permitted and pre-established by the Committee in accordance with Section 162(m) of the Code, as determined by the Committee in its sole discretion:

•   Return over capital costs or increases in return over capital costs.

•   Net earnings or the growth in such earnings.

•   Earnings before interest and taxes or the growth in such earnings.

•   Earnings before interest expense, taxes, depreciation, amortization and other non-cash items or the growth in such earnings.

•   Consolidated net income or the growth in such income.

•   Market capitalization of our stock.

•   Return on equity.

•   Return on tangible equity.

•   Cash return on equity.

•   Cash return on tangible equity.

•   Net income available to common shareholders.

•   Book value per share.

•   Pre-tax income or growth.

•   Operating EPS or growth

         (excluding one-time, non-core items).

•   Cash EPS or growth.

•   Cash operating EPS or growth

•   Stock price or the growth in such price.

•   Return on assets or the growth on such return.

•   Cash return on assets.

•   Total shareholder return or the growth in such return.

•   Expenses or the reduction of expenses.

•   Revenue growth.

•   Efficiency ratio or the changes in such ratio.

•   Economic value added or changes in such value added.

•   Operating leverage.

•   Net interest margin.

•   Tier 1 capital.

•   Risk-adjusted net interest margin.

•   Total risk-based capital ratio.

•   Tangible equity / tangible assets.

•   Tangible common equity / tangible assets.

•   Tangible book value / share.

•   Loan balances or growth.

•   Deposit balances or growth.

•   Low cost deposit balances or growth.

•   Such other financial performance measures deemed

(excluding one-time, non-core items).	appropriate by the Committee.

Performance goals may be based on one or more business criteria, one or more of our business units or divisions, our subsidiaries or affiliates, or the Company as a whole, and if so desired by the Committee, by comparison with a peer group of companies. Performance awards granted under the Plan may contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee may determine, provided that, if the performance awards are intended to qualify as performance-based compensation under Section 162(m), such additional terms and conditions are also not inconsistent with Section 162(m).

Limited Transferability of Awards. Unless the Committee determines otherwise, awards may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution, and during the participant’s lifetime, may be exercised only by the participant (or his personal representative or guardian if the participant is incapacitated).

Tax Withholding. The Committee may require payment, or withhold payments made pursuant to awards, to satisfy applicable withholding tax requirements.

Change in Control. The Plan does not provide for automatic vesting upon our change in control. The agreements currently used by the Committee in connection with grants under the Plan provide that if we have a change in control, any outstanding unvested awards shall vest only if the participant’s employment also terminates within 3 years of our change in control “without cause” or for “good reason” as such terms are defined in the agreement. The Committee, in its discretion, may change these provisions in future grant agreements.

Additionally, upon or in anticipation of our change in control, if the Board determines that adequate provision has not been made for our successor’s assumption of options, SARs, restricted stock and RSUs outstanding under the Plan, or for the granting of Substitute Awards, then only in such a case, the Plan authorizes the Board to make equitable adjustments to outstanding awards. This includes, in its discretion, the power to unilaterally cancel outstanding options and SARs in exchange for the number of whole shares of stock and cash for any fractional share the participant would have received on exercise in full. The Board may also deem any service or performance restrictions for outstanding restricted stock grants or RSUs to be satisfied on the date set by the Board. However, in each case, this ability is limited to situations where the Board determines that adequate provision has not been made for our successor’s assumption of outstanding awards.

We intend, that, to the extent any provisions of the Plan or any awards granted under the Plan are subject to Section 409A (which relates to nonqualified deferred compensation), they will be interpreted and administered in good faith in accordance with Section 409A requirements and that the Committee will have the authority to amend any outstanding awards so that they are in compliance with Section 409A or qualify for an exemption from Section 409A.

U.S. Federal Income Tax Consequences

Stock options. There are no federal income tax consequences to a participant or us upon the grant of an ISO or an NQSO under the Plan.

Upon exercise of an NQSO, the option holder generally recognizes ordinary income in an amount equal to: (i) the fair market value of the acquired shares on the date of exercise, reduced by (ii) the exercise price the participant pays for the shares received in the exercise. Provided we satisfy applicable reporting requirements, we are entitled to a tax deduction in the same amount as the participant includes as ordinary income.

An option retains its status as an ISO during the period the option holder is an employee and, if the ISO does not expire at termination, for 3 months after his termination of employment (with certain exceptions for death and disability), subject to the $100,000 limit. Upon the exercise of an ISO, an option holder generally recognizes no immediate taxable income. When the option holder sells shares acquired through the exercise of an ISO, the gain is treated as long-term capital gain (or the loss is a long-term capital loss) unless the sale is a “disqualifying disposition.” A “disqualifying disposition” occurs if the option holder sells shares acquired on exercise within 2 years from the grant date of the ISO or within 1 year from the date of exercise. On a disqualifying disposition, the option holder includes the gain realized on the sale of the shares as ordinary income (or ordinary loss). Gain (or loss) is determined by subtracting the exercise price paid from the larger of (i) the fair market value of the shares on the exercise date, or (ii) the amount realized by the option holder on the sale. The gain may constitute a tax preference item for computing the alternative minimum tax.

Generally, we will not be entitled to any tax deduction for the grant or exercise of an ISO. If, however, the sale of shares acquired through exercise of an ISO is a disqualifying disposition, then provided we satisfy applicable reporting requirements, we will be entitled to a deduction in the same amount the participant includes in income. The excess of the fair market value of the shares acquired upon exercise of an ISO over the exercise price therefore constitutes a tax preference item for purposes of computing the “alternative minimum tax.”

SARs. There are no federal income tax consequences to either a participant or us upon the grant of a SAR. However, the participant generally will recognize ordinary income upon the exercise of a SAR in an amount equal to the aggregate amount of cash and the fair market value of the shares received upon exercise. Provided we satisfy applicable reporting requirements, we will be entitled to a deduction equal to the amount included in the participant’s income.

Restricted Stock and RSUs. Except as otherwise provided below, there are no federal income tax consequences to either a participant or us upon the grant of restricted stock or an RSU. With respect to restricted stock, the participant recognizes ordinary income in an amount equal to the excess, if any, that the participant pays for the shares over the fair market value of the shares on the earlier of (i) the date of vesting; and (ii) the date the shares become transferable. Subject to Section 162(m) of the Code, and provided we satisfy applicable reporting requirements, we will be entitled to a corresponding deduction. Notwithstanding the above, a recipient of a restricted stock grant that is subject to a substantial risk of forfeiture may make an election under Section 83(b) of the Code, within 30 days after the date of the grant, to recognize ordinary income as of the date of grant and, subject to Section 162(m) of the Code, we will be entitled to a corresponding deduction at that time.

When an RSU is settled, the participant will recognize ordinary income in an amount equal to the fair market value of the shares received or, if the RSU is paid in cash, the amount paid. If the Committee allows deferrals of RSUs, the participant’s tax on the RSU will be postponed until the participant receives the stock or cash. No deferral will be allowed if the Committee determines it will result in additional income tax under Section 409A. The terms of any such deferral will be determined in accordance with and under the terms of the deferral plan.

Performance Awards. There are no federal income tax consequences to a participant or us upon the grant of qualifying performance-based compensation awards. Participants will generally recognize taxable income upon the payment of an award, and subject to Section 162(m), we generally will be entitled to a deduction equal to the amount includible in the participant’s income.

Golden Parachute Payments. Awards that are granted, accelerated or enhanced upon the occurrence of, or in anticipation of, a change in control may give rise, in whole or in part, to “excess parachute payments” under Section 280G and Section 4999 of the Code. With respect to any excess parachute payment, the participant would be subject to a 20% excise tax on, and we would be denied a deduction for the “excess” amount.

Section 162(m). Section 162(m) of the Code generally provides that publicly held companies may not deduct compensation paid to certain of their top executive officers (generally, our NEOs) to the extent such compensation exceeds $1 million per officer in any year. Certain limited exceptions to Section 162(m) apply with respect to “performance-based compensation” that complies with conditions imposed by Section 162(m) rules, provided the material terms of such performance goals are disclosed to and approved by shareholders, as we asked shareholders to do at the 2009 Annual Meeting when the Plan was originally approved (see “Qualifying Performance-Based Compensation,” above). Stock options, SARs and performance awards granted under the Plan and described above are intended to constitute qualified performance-based compensation eligible for such exceptions.

EESA and ARRA. We have contractually agreed to abide by a provision of EESA and Treasury Department regulations which limits our tax deduction for compensation paid to the NEOs to $500,000 annually. This provision of EESA amended the Internal Revenue Code by adding Section 162(m)(5). Section 162(m)(5) imposes a $500,000 deduction limit. In addition, prior to the amendment of Section 162(m) of the Code, certain performance-based compensation paid under shareholder approved plans did not count toward such limit. EESA and Section 162(m)(5) eliminate that exclusion for us.

Estimate of Benefits to Executive Officers and Directors. Because the awards that will be made to the executive officers and directors pursuant to the Plan are within the discretion of the Committee, it is not possible to determine the benefits that will be received by executive officers and directors if the Plan is approved by the shareholders.

The Board recommends a vote FOR the approval of the Amendment of the SunTrust Banks, Inc. 2009 Stock Plan.

AUDIT FEES AND RELATED MATTERS

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by Ernst & Young LLP for the years ended December 31, 2009 and 2010 respectively and fees billed for other services it rendered during those periods.

	(in millions)
Year Ended December 31	2009	2010
Audit Fees(1)	$6.10	$6.68
Audit Related Fees(2)	$.24	$.06
Tax Fees(3)	$.44	$.21
All Other Fees	$.10	$.37
Total (4)	$6.90	$7.32

(1)

Audit Fees consist of fees billed for professional services rendered in connection with the audit of our annual consolidated financial statements, review of periodic reports and other documents filed with the SEC, including the quarterly financial statements included in Forms 10-Q, statutory audits or financial audits of subsidiaries, and services that are normally provided in connection with statutory or regulatory filings or engagements.

(2)

The amounts shown include $.16 million paid to PricewaterhouseCoopers LLP in 2009. Audit Related Fees consist of assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. This category includes fees related to the performance of audits and attest services not required by statute or regulations, audits of our benefit plans, due diligence related to mergers, acquisitions and investments, and accounting consultations regarding the application of GAAP to proposed transactions and new products. The amounts reported above do not include the following amounts related to benefits plans and investment funds advised by our subsidiaries:

	(not in millions)
Year Ended December 31	2009	2010
Benefit plan audits fees charged to and paid for by certain benefit plans	$213,000	$230,010
Form 5500 fees charged to and paid for by certain benefit plans	$30,000	$30,000
Audit of and related fees charged to and paid for by certain investment funds advised by SunTrust subsidiaries	$1,367,534	$1,498,759

(3)	Tax Fees consist of the aggregate fees billed for professional services rendered by the auditor for tax compliance and return assistance (IRS, state and local), tax advice and tax planning.

(4)	Includes all fees billed to us through December 31, 2010.

The Audit Committee has concluded that the provision of the non-audit services listed above was compatible with maintaining the independence of Ernst & Young LLP.

Audit Committee Policy for Pre-approval of Independent Auditor Services

The Audit Committee of the Board of Directors is required to pre-approve all audit and non-audit services provided by our independent auditors in order to assure that the provision of such services does not impair the auditor’s independence. The Audit Committee has established a policy regarding pre-approval of permissible audit, audit-related, tax and other services provided by the independent auditors, which services are periodically reviewed and revised by the Committee. Unless a type of service has received general pre-approval under the policy, the service will require specific approval by the Audit Committee. The policy also includes pre-approved fee levels for specified services, and any proposed service exceeding the established fee level must be specifically approved by the Committee.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2010 with management and with Ernst & Young LLP, the independent auditor for the year ended December 31, 2010. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with GAAP, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditor. The discussions with Ernst & Young LLP also included the matters required by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the audit committee concerning independence. The Audit Committee discussed the independence of Ernst & Young LLP with Ernst & Young LLP.

Based on the Audit Committee’s review of the representations of management and the report of Ernst & Young LLP and the Audit Committee’s discussions with management and Ernst & Young LLP, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the year ended December 31, 2010 be included in our Annual Report on Form 10-K to be filed with the Securities and Exchange Commission.

Submitted by the Audit Committee of SunTrust’s Board of Directors.

M. Douglas Ivester, Chairman	Robert M. Beall, II	J. Hicks Lanier
G. Gilmer Minor, III	Larry L. Prince	Frank S. Royal, M.D
Thomas R. Watjen	Karen Hastie Williams

RATIFICATION OF INDEPENDENT AUDITOR

(Item 3)

Our auditors are appointed annually by the Audit Committee. The decision of the Audit Committee is based on a review of the qualifications, independence, past performance and quality controls of the auditor. The decision also takes into account the proposed audit scope, staffing and approach, including coordination of the external auditor’s efforts with our internal audit, as well as the estimated audit fees for the coming year. Management considers Ernst & Young LLP to be well qualified.

The Audit Committee has appointed Ernst & Young LLP as our independent auditor for the current year, which ends December 31, 2011, subject to ratification by a majority of the shares represented at the Annual Meeting. In view of the difficulty and expense involved in changing auditors on short notice, should the shareholders not ratify the selection of Ernst & Young LLP, it is contemplated that the appointment of Ernst & Young LLP will be permitted to stand unless the Board finds other compelling reasons for making a change. Disapproval by the shareholders will be considered a recommendation that the Board select other auditors for the following year.

Representatives of Ernst & Young LLP (our independent auditor for the current year as well as for the most recently completed year) are expected to be present at the Annual Meeting of Shareholders and will be given the opportunity to make a statement, if they desire, and to respond to appropriate questions.

The Board of Directors Recommends that the Shareholders Vote FOR the Appointment of Ernst & Young LLP as our Independent Auditor.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(Item 4)

RESOLVED, that the holders of common stock of SunTrust Banks, Inc. approve the compensation paid to the Company’s named executive officers as described in the Compensation Discussion and Analysis (at pages 17-31 of this Proxy Statement), the Summary Compensation Table (at pages 35-37 of this Proxy Statement), and in the other executive compensation tables and related discussion (which appear at pages 38-50 of this Proxy Statement).

We believe that our compensation policies and procedures are competitive, and, to the extent permitted by banking regulations, are focused on pay for performance principles and are strongly aligned with the long-term interests of our shareholders. We also believe that both the Company and shareholders benefit from responsive corporate governance policies and constructive and consistent dialogue. The resolution described above, commonly known as a “Say on Pay” proposal, gives you as a shareholder the opportunity to endorse or not endorse the compensation we pay to our named executive officers by voting to approve or not approve such compensation as described in this Proxy Statement.

We encourage you to closely review our Compensation Discussion and Analysis and the tabular disclosure which follows it. We organized the Compensation Discussion and Analysis to discuss each element of compensation, beginning with direct compensation (base salary, short-term incentives, and long-term incentives) and ending with indirect, long-term compensation (retirement benefits). In that section, we also discuss our policies and other factors, such as financial and regulatory constraints, which affect our decisions or those of our Compensation Committee. Generally, in this Proxy Statement we are required to disclose information for our Chief Executive Officer, Chief Financial Officer, and three other most highly-compensated officers for the most recently-completed year. Therefore, most of our tabular disclosure is backwards-looking. When possible, we have discussed our plans for changes to compensation practices for the current year and beyond.

Recent legislation and regulations greatly affect our compensation practices. These laws apply to us because we are a financial institution. Additional requirements apply to us because we sold preferred stock to the United States Treasury in the fourth quarter of 2008 under its Capital Purchase Program.

Also, in many cases, we are required to disclose in the executive compensation tables accounting or other non-cash estimates of future compensation. Because of this, we encourage you to read the footnotes and narratives which accompany each table in order to understand any non-cash items.

Our required disclosures of non-cash items such as stock options and restricted stock may obscure some important steps we have taken over the past three years. In particular:

•	In 2009, we tied the vesting of approximately one-half of the long-term incentive awarded to our NEOs to our total shareholder return relative to the 25 largest bank holding companies.

•

In 2010, we tied the grant of all of the long-term incentive awarded to our NEOs to our performance, including total shareholder return relative to the 25 largest bank holding companies and other metrics

•	No cash bonus was paid to any of our NEOs in 2010, 2009 or 2008.

•

No cash salary increases were awarded to our NEOs in 2010 or 2009, with the exception of Mr. Rogers. Mr. Rogers received in increase in January 2010 in recognition of additional responsibilities assumed since his promotion to President and then in November, 2010 in recognition of his promotion to Chief Operating Officer.

We have included this proposal in our Proxy Statement pursuant to the requirements of EESA and Section 14A of the Securities Exchange Act of 1934. Your vote is advisory and will not be binding upon our Board. However, the Compensation Committee will consider the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors Recommends that the Shareholders vote FOR the approval of the compensation of the Named Executive Officers as described in the Compensation Discussion and Analysis, in the Summary Compensation Table, the Summary Compensation Table, and in the other executive compensation tables and accompanying narrative and footnote disclosures of executive compensation in this Proxy Statement.

ADVISORY VOTE ON FREQUENCY OF SAY-ON-PAY VOTES

(Item 5)

In addition to the advisory approval of our executive compensation program, we are also seeking a non-binding determination from our shareowners as to the frequency with which shareowners would have an opportunity to provide an advisory approval of our executive compensation program. We are providing shareowners the option of selecting a frequency of one, two or three years, or abstaining. For the reasons described below, we recommend that our shareowners select a frequency of one year, or an annual vote.

As described in Item 4 above, the Company’s shareholders are being provided the opportunity to cast an advisory vote on the Company’s executive compensation program. The advisory vote on executive compensation described in Item 4 above is referred to as a “say-on-pay vote.”

This Item 5 affords shareholders the opportunity to cast an advisory vote on how often the Company should include a say-on-pay vote in its proxy materials for future annual shareholder meetings (or special shareholder meeting for which the Company must include executive compensation information in the proxy statement for that meeting). Until the Company repays TARP, it will be required to have such a vote every year. However, under this Item 5, shareholders may vote to have the say-on-pay vote every year, every two years or every three years.

We provided our shareholders with the opportunity to cast a say-on-pay vote in 2009 and 2010. An annual advisory vote on executive compensation will allow our shareholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. An annual vote better corresponds with the presentation of compensation information in this Proxy Statement. We, therefore, request that our shareowners select “Every Year” when voting on the frequency of advisory votes on executive compensation.

The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on executive compensation that has been selected by shareholders. The Compensation Committee (which administers the Company’s executive compensation program) values the opinions expressed by shareholders in these votes and will continue to consider the outcome of these votes in making its decisions on executive compensation. We have included this proposal in our Proxy Statement pursuant to the requirements Section 14A of the Securities Exchange Act of 1934. However, because this vote is advisory and not binding on the Board of Directors or SunTrust in any way, the Board may decide that it is in the best interests of our shareholders and SunTrust to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders.

Recommendation of the Board

The Board recommends that shareholders vote on Item 5 to hold say-on-pay votes EVERY YEAR (as opposed to every two years or every three years).

SHAREHOLDER PROPOSAL

(Item 6)

In accordance with SEC regulations, we include the following shareholder proposal plus any supporting statement exactly as submitted by the proponent. The Unitarian Universalist Association of Congregations, 25 Beacon St., Boston, MA 02108, has submitted documentation indicating that it owns 739 shares of our stock:

WHEREAS: We believe reporting on environmental, social and governance (ESG) practices makes a company more responsive to changing expectations of corporate behavior and shifting regulations. Reporting also helps companies gain strategic value from existing corporate social responsibility efforts, identify gaps and opportunities, develop organization-wide communications, publicize innovative practices, and receive feedback.

Sustainability reporting is quickly becoming a common practice. According to a 2008 KPMG report on sustainability reporting, of the 250 Global Fortune companies, 79% produce reports compared to 52% in 2005.

Transparency regarding climate change strategy is particularly crucial; it is one of the most financially significant environmental issues currently facing investors. The Intergovernmental Panel on Climate Change’s 2007 report observed that, “taken as a whole, the range of published evidence indicates that the net damage costs of climate change are likely to be significant and increase over time,” and the SEC issued interpretive guidance illuminating disclosure requirements of climate-related information.

SunTrust Banks has not issued a Sustainability Report, nor has SunTrust made publicly available a plan to reduce direct or indirect greenhouse gas emissions. SunTrust competitors Bank of America Merrill Lynch and Wells Fargo & Company recently scored 85 and 89, respectively, in the 2010 Carbon Disclosure Project survey. SunTrust scored only 27 in the 2010 report, indicating that SunTrust is lagging its peers in terms of carbon and climate risk disclosure.

Current and pending climate-related public policies present important new business risks and opportunities for SunTrust. Investment in and financing of emissions-intensive activities and businesses is arguably the most significant impact that SunTrust has regarding climate change.

RESOLVED: Shareholders request that the Board of Directors issue a sustainability report describing the company’s short-and long-term responses to ESG-related issues, including strategies to address climate change. The report, prepared at reasonable cost and omitting proprietary information, should be published within six months of SunTrust’s 2011 annual meeting.

SUPPORTING STATEMENT: The report should include the company’s definition of sustainability and a company-wide review of policies, practices, and metrics related to long-term social and environmental sustainability. Lending practices relating to social and environmental issues should be reviewed along with proxy voting policies and procedures on these issues, including a comparison of SunTrust’s proxy voting record on these issues with other large institutional investors such as the largest state pension funds.

Example of topics that could be reviewed in the report include: ways to reduce the use of energy and natural resources by facilities and employees, governance practices related to climate change and sustainability, and how SunTrust encourages customers to act in environmentally responsible ways.

We recommend SunTrust use the Global Reporting Initiative’s (GRI) Sustainability Guidelines to prepare a sustainability report. The GRI Guidelines are developed with representatives from the business, environmental, human rights and labor communities. The guidelines provide guidance on report content, including performance on environmental impact, labor practices, human rights, and product responsibility. The guidelines provide a flexible reporting system that allows omission of content not relevant to SunTrust.

Statement of the Board of Directors:

The Board has carefully considered the proposal of the Unitarian Universalist Association of Congregations and unanimously recommends a vote AGAINST it for the reasons described below.

The Board does not believe that the Global Reporting Initiative-based sustainability report proposed above would currently represent a necessary or prudent use of the shareholders’ assets. We are dedicated to good corporate citizenship, both environmentally and socially, and the Board believes that the report would be duplicative of many of our existing policies, initiatives and efforts. Providing it would deplete substantial human and financial resources without resulting in a meaningful additional benefit to our shareholders or employees.

We would incur a significant burden if we were required to prepare a sustainability report to comply with the proposal. In order to comply with the Global Reporting Initiative guidelines, we would need to undertake extensive analyses that require substantial financial and personnel commitments and may require the engagement of consultants with specialized expertise. We believe the proposed sustainability report would require us to greatly expand the types of information we gather, analyze and disclose concerning our business and operations. As a result, our management could be distracted from the day-to-day operations and the aim of running a profitable business, and we would incur significant financial expense with no meaningful additional benefit. In light of the difficult challenges continuing to face financial institutions in today’s market environment, we feel strongly that preparing a Global Reporting Initiative-based sustainability report would be an unnecessary and imprudent use of our assets within the six month deadline established by the proponent.

We believe the effort and resources required to collect and report all of the environmental information sought in a Global Reporting Initiative-based sustainability report is more justifiable for companies in energy and raw material-intensive industries. In contrast, our business of providing financial services and products has a minimal direct impact on the environment as compared to such companies—and currently, there are no articulated governmental standards related to GHG emissions for financial institutions. Although we provide financial services to industries that may affect the environment, we encourage those industries to be environmentally and socially responsible by complying with all applicable laws and regulations.

As we indicated to the representatives of the United Universalist Association of Congregations with whom we met recently to discuss our environmental program and outline and SunTrust’s new environmental initiatives, we believe that our current environmental practices are very much in line with other major regional financial institutions of similar size whose operations are limited to the United States. We are committed to continuous improvement and enhancement of our environmental activities and social responsibility practices; however, we cannot agree to make specific commitments or to be informally regulated by individual shareholders on specific issues. We currently are and will continue to be in full compliance with all environmental laws and regulations.

We also believe we have demonstrated a long history of dedication to good corporate citizenship, environmentally, socially, charitably and otherwise. Specific examples of SunTrust’s commitment to environmental sustainability are as follows;

•

Establishment of an environmental Green Team consisting of senior managers selected from several disciplines throughout the bank. This team is tasked with identifying SunTrust’s current stewardship activities supporting environmental sustainability, researching and identifying new opportunities to expand the program, as well as providing leadership and networking to enhance environmental advocacy for SunTrust’s environmental program.

•	Completion of three newly constructed LEED™ certified branches in 2010.

•	Installation of building automation systems in more than 659 bank branches which enable us to monitor and control utility consumption and provided a platform for consistent operating standards.

•	Completion of the 2010 Carbon Disclosure Project survey.

•	Offering a paperless and free banking option for clients with Bill Pay.

•	Active membership in several organizations that support environmental stewardship including the US Green Building Council, Carbon Management Council and the Environmental Bankers Association.

•	Engaging PricewaterhouseCoopers’ consulting group to evaluate our current environmental program to make recommendations for further enhancements.

We believe our time, efforts and finances are best used in building our business while continuing our current environmental and community policies and initiatives.

For the reasons outlined above, the Board of Directors recommends that the shareholders vote AGAINST this proposal.

STOCK OWNERSHIP OF CERTAIN PERSONS

Stock Ownership of Directors, Nominee, and Management

The following table sets forth the number and the percentage of shares of our common stock that were beneficially owned as of December 31, 2010 by (i) the executive officers named in the 2010 Summary Compensation Table, (ii) all current directors and persons nominated to become directors, (iii) all current directors and executive officers as a group, and (iv) all persons known to us who may be considered a beneficial owner of more than 5% of the outstanding shares of our common stock (as of February 15, 2011). Also, as of December 31, 2010, none of our directors or executive officers beneficially owned any shares of our preferred stock. Except as otherwise indicated, each director or executive officer possessed sole voting and investment power with respect to all shares set forth opposite his or her name.

Name	Common(1) Stock	Options(2) Exercisable Within 60 Days	Total Beneficial Ownership	Percent(3) of Class	Additional(4) Ownership
Robert M. Beall	13,900		13,900	*
Mark A. Chancy(5)	116,476	261,393	377,869	*	34,836
Alston D. Correll	146,764	4,000	150,764	*	18,155
Jeffrey C. Crowe	9,600		9,600	*
Thomas E. Freeman(6)	78,165	119,400	197,565	*	33,280
Blake P. Garrett, Jr.(7)	141,883		141,883	*
David H. Hughes(8)	66,640	4,000	70,640	*
M. Douglas Ivester	100,000	4,000	104,000	*	36,320
J. Hicks Lanier(9)	101,681		101,681	*	1,474
Kyle Prechtl Legg				*
William A. Linnenbringer	1,200		1,200	*
G. Gilmer Minor, III	32,821		32,821	*
Larry L. Prince(10)	43,090	4,000	47,090	*	34,946
William R. Rogers, Jr.(11)	159,684	221,800	381,484	*	46,374
Frank S. Royal, M.D.	14,692	4,000	18,692	*
Timothy E. Sullivan(12)	70,417	189,000	259,417	*	33,581
Thomas R. Watjen	1,200		1,200	*
James M. Wells III(13)	444,049	848,000	1,292,049	*	123,022
Karen Hastie Williams	8,698	2,000	10,698	*	2,819
Phail Wynn, Jr.	17,611		17,611	*
All Directors and Executive Officers as a Group (24 persons)	1,768,480	2,238,206	4,006,686	*	457,845
Stock Ownership of Principal Shareholders
Paulson & Co.(14) 1251 Avenue of the Americas New York, NY 10020	34,358,412		34,358,412	6.83%(3)
FMR LLC(15) 82 Devonshire Street Boston, MA 02109	33,321,339		33,321,339	6.63%(3)
BlackRock, Inc.(14) 40 East 52nd Street New York, NY 10022	26,612,273		26,612,273	5.29%(3)

*	Less than 1% of the outstanding shares of our common stock.

(1)

Includes certain phantom stock deemed equivalent to common stock under SEC rule 13d-3. A number of our directors and executive officers participate in plans that are accounted for using phantom shares of our common stock. They have either received awards or deferred the receipt of fees payable to them, with their ultimate payout determined as if such awards or deferred fees had been invested in shares of our common stock. Amount reported includes phantom shares credited under the Crestar Financial Corporation Directors’ Equity Program and gain share accounts under the NCF Deferred Compensation Plan.

(2)	Pursuant to SEC Rule 13d-3, persons are deemed to beneficially own shares that are the subject of stock options or stock equivalents exercisable within 60 days.

(3)

Based on 500,435,823 shares of our common stock outstanding on December 31, 2010, plus an aggregate of 2,420,311 shares that are the subject of stock options exercisable within 60 days following such date or phantom stock in accordance with SEC Rule 13d-3.

(4)

Represents certain phantom stock not deemed equivalent to common stock under SEC rule 13d-3. A number of our directors and executive officers participate in plans that are accounted for using phantom shares of SunTrust common stock. They have either received awards or deferred the receipt of fees or salary payable to them, with their ultimate payout determined as if such awards or deferred pay had been invested in shares of SunTrust common stock. Amount reported includes phantom shares credited under the SunTrust 401(k) Excess Plan, the SunTrust Directors Deferred Compensation Plan, the NCF Deferred Compensation Plan, and restricted stock units granted under the SunTrust 2004 Stock Plan and the SunTrust 2009 Stock Plan.

(5)	Includes 1,247 shares held for the benefit of Mr. Chancy under SunTrust’s 401(k) Plan. Includes stock options with exercise prices ranging from $54.28 to $85.06.

(6)	Includes 617 shares held for the benefit of Mr. Freeman under SunTrust’s 401(k) Plan. Includes stock options with exercise prices ranging from $64.58 to $85.06.

(7)

Includes 49,679 shares held in custodial accounts for the benefit of Mr. Garrett’s children, 5,399 shares held for the benefit of Mr. Garrett’s grandchildren, 348 shares owned by a corporation, and 31 shares held in trust for the benefit of an immediate family member. Also includes 962 shares owned by a family limited partnership, over which shares Mr. Garrett shares voting and investment power.

(8)	Includes 16,799 shares owned by Mr. Hughes’ spouse, who has sole voting and investment power over such shares. Mr. Hughes disclaims beneficial ownership of these shares.

(9)

Includes 38,495 shares in a family foundation of which Mr. Lanier is Chairman. Mr. Lanier shares voting and investment power with respect to these shares. Mr. Lanier disclaims beneficial ownership of these shares. Also includes 25,604 shares held in trust for family members. Mr. Lanier disclaims beneficial ownership of 10,688 of these shares.

(10)	Includes 21,090 shares owned by Mr. Prince’s spouse, for which Mr. Prince disclaims beneficial ownership.

(11)

Includes 7,665 shares held for the benefit of Mr. Rogers under SunTrust’s 401(k) Plan, and 60 shares held in a custodial account for the benefit of his minor children. Includes stock options with exercise prices ranging from $54.28 to $85.06.

(12)	Includes 948 shares held for the benefit of Mr. Sullivan under SunTrust’s 401(k) Plan. Includes stock options with exercise prices ranging from $54.28 to $85.06.

(13)

Includes 1,693 shares held for the benefit of Mr. Wells under SunTrust’s 401(k) Plan. Also includes 12,267 shares owned by Mr. Wells’ spouse and for which he disclaims beneficial ownership, and 53,444 shares held by trusts. Includes stock options with exercise prices ranging from $54.28 to $85.06.

(14)	Based solely upon our review of a Schedule 13G filed by the shareholder which provides information as of December 31, 2010.

(15)

Based solely upon our review of a Schedule 13G filed by the shareholder which provides information as of December 31, 2010, and which indicates (i) beneficial ownership of 33,321,339 shares, (ii) sole power to vote or to direct the vote of 3,904,977 shares, and (iii) sole power to dispose or to direct the disposition of 33,321,339 shares.

Equity Compensation Plans

The following table provides information as of December 31, 2010 with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Shareholders(1)	17,142,500(2)	$51.17(3)	7,912,073(4)
Equity Compensation Plans Not Approved by Shareholders	0	0	0
Total	17,142,500	$51.17(3)	7,912,073(4)

(1)	Consists of the 1995 Stock Plan, the 2000 Stock Plan, the 2004 Stock Plan, and the 2009 Stock Plan, as well as other plans assumed by us in connection with certain corporate mergers.

(2)	The number of outstanding full value shares (consisting of shares of restricted stock and performance stock) is 4,620,809.

(3)	The weighted average remaining term of the outstanding options, warrants and rights is 4.68 years.

(4)

Up to 3,085,432 shares may, but need not, be granted as restricted stock. In addition, any shares of stock subject to an option which remain unissued after the cancellation, expiration or exchange of such option and any restricted shares which are forfeited again become available for use under the 2009 Stock Plan. There will be no further awards granted under the 1986 Executive Stock Plan, the 1995 Stock Plan, the 2000 Stock Plan, the 2004 Stock Plan, or any plans assumed through mergers.

ADDITIONAL INFORMATION

Proxy Solicitation

We will bear the cost of soliciting proxies. SunTrust has retained Georgeson Shareholder Communications, Inc. to assist in the solicitation of proxies for a fee of $10,000 plus expenses. Proxies may also be solicited by our employees. Proxies may be solicited in person, by mail and by telephone call.

Shareholder Proposals for Next Year’s Meeting

A shareholder who desires to have his or her proposal included in next year’s proxy statement in accordance with Rule 14a-8 of the Securities Exchange Act of 1934 must deliver the proposal to our principal executive offices (at the address noted below) no later than the close of business on November 9, 2011. For any proposal that is not submitted for inclusion in next year’s proxy statement (as described in the preceding paragraph) but is instead sought to be presented directly at next year’s annual meeting, notice of such proposal must be received at our principal executive offices (at the address noted above), no later than the close of business on November 9, 2011 in order to be timely. In each case, the submission should include the proposal and a brief statement of the reasons for it, the name and address of the shareholder (as they appear in our stock transfer records), the class and number of our shares beneficially owned by the shareholder and a description of any material direct or indirect financial or other interest that the shareholder (or any affiliate or associate) may have in the proposal. Proposals should be addressed to SunTrust Banks, Inc., Post Office Box 4418, Mail Code 643, Atlanta, Georgia 30302, Attention: Corporate Secretary. In addition, SEC rules generally permit management to vote proxies in its discretion for such proposals (1) provided we advise shareholders in next year’s proxy statement about the nature of the matter and how management intends to vote on such matter, if we receive notice of the proposal before the close of business on November 9, 2011; and (2) provided we advise shareholders in next year’s Proxy Statement that such proxy will confer such authority and if we do not receive notice of the proposal before the close of business on November 9, 2011.

Quorum and Voting

Quorum. The presence, either in person or by proxy, of a majority of the shares entitled to vote constitutes a quorum at a meeting of the shareholders. Abstentions and broker non-votes will be counted as “shares present” in determining whether a quorum exists at the Annual Meeting. In addition, with respect to Item 2, the approval of additional shares for the SunTrust Banks, Inc. 2009 Stock Plan, New York Stock Exchange regulations require that the total votes cast on the proposal represent over 50% of all shares entitled to vote.

Vote Required. If a quorum is present, in order to be elected each nominee for election as director must receive more votes cast for such nominee’s election than against such nominee’s election (Item 1). For the approval of additional shares for the SunTrust Banks, Inc. 2009 Stock Plan (Item 2), if a quorum is present, the affirmative vote of holders of a majority of the votes cast on the proposal is required. If a quorum is present, Items 3, 4, and 6 shall be approved if the votes cast favoring the action exceed the votes cast opposing the action. As to Item 5, the option of one, two or three years that receives the most votes will be the frequency of the advisory vote on executive compensation approved by the shareholders.

Broker Non-Votes. If your shares are held in a brokerage account or by another nominee, you are considered the “beneficial owner” of shares held in “street name,” and these proxy materials have been forwarded to you by your broker or nominee (the “record holder”) along with a voting instruction card. As the beneficial owner, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee has not received voting instructions from the beneficial owner and the nominee does not have discretionary voting power with respect to that item. Under New York Stock Exchange rules, brokers or other nominees may not exercise discretionary voting power on certain matters. Brokers or other nominees who are New York Stock Exchange members are expected to have discretionary voting power for Item 3 (the ratification of Ernst & Young LLP as our independent auditor), but not for Items 1, 2, 4, 5 and 6 (election of directors, additional shares for the SunTrust Banks, Inc. 2009 Stock Plan, say-on-pay, say-when-on-pay, and shareholder proposal). As a result, if you do not provide specific voting instructions to your record holder, New York Stock Exchange rules will allow the record holder to vote only on Item 3 (the ratification of Ernst & Young LLP as our independent auditor), and not on Items 1, 2, 4, 5, and 6 (election of directors, additional shares for the SunTrust Banks, Inc. 2009 Stock Plan, say-on-pay, say-on-frequency, and shareholder proposal). Accordingly, it is particularly important that you provide voting instructions to your broker or other nominee so that your shares may be voted in the election of directors.

Effect of Abstentions and Broker Non-Votes. If your shares are treated as a broker non-vote or abstention, your shares will be counted in the number of shares represented for purposes of determining whether a quorum is present. However, broker non-votes will not be included in vote totals (neither for nor against) and therefore will not affect the outcome of the vote. Broker non-votes will not count for purposes of meeting the NYSE vote requirement with respect to Item 2 (the approval of additional shares for the SunTrust Banks, Inc. 2009 Stock Plan) that the total votes cast on the proposal represent over 50% of all shares entitled to vote. Abstentions will not affect the outcome of the votes on Item 1, 3, 4, 5 or 6; however, because a majority of votes cast is required to approve Item 2, abstentions have the effect of a vote against Item 2.

Householding

As permitted by applicable law, we may deliver only one copy of this Proxy Statement to shareholders residing at the same address unless the shareholders have notified us of their desire to receive multiple copies of the Proxy Statement. This is known as “householding.” We do this to reduce costs and preserve resources. Upon oral or written request, we will promptly deliver a separate copy of the Proxy Statement to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies for the current year or future years should be directed to the Corporate Secretary. You may contact our Corporate Secretary at (404) 588-7711, by mail at SunTrust Banks, Inc., Post Office Box 4418, Mail Code 643, Atlanta, Georgia 30302, Attention: Corporate Secretary. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered a shareholder of record with respect to those shares. Shareholders of record residing at the same address and currently receiving multiple copies of the Proxy Statement may contact our registrar and transfer agent, Computershare Trust Company, N.A. (“Computershare”), to request that only a single copy of the Proxy Statement be mailed in the future. Contact Computershare by phone at (888) 265-3747 or by mail at 250 Royall Street, Canton, MA 02021. If your shares are held in a brokerage account or bank, you are considered the “beneficial owner” of those shares. Beneficial owners should contact their broker or bank.

March 9, 2011.

SUNTRUST BANKS, INC. 2009 STOCK PLAN

(Amended and Restated January 1, 2011)

SECTION 1.        BACKGROUND AND PURPOSE

The name of this Plan is the SunTrust Banks, Inc. 2009 Stock Plan. The purpose of this Plan is to promote the interests of SunTrust and its Subsidiaries through grants to Employees and Directors of Options, Stock Appreciation Rights, Restricted Stock and Stock Units in order (1) to attract and retain Employees and Directors, (2) to provide an additional incentive to each Employee and Director to work to increase the value of Stock and (3) to provide each Employee and Director with a stake in the future of SunTrust which corresponds to the stake of each of SunTrust’s shareholders.

SECTION 2.        DEFINITIONS

Each term set forth in this Section 2 shall have the meaning set forth opposite such term for purposes of this Plan and, for purposes of such definitions, the singular shall include the plural and the plural shall include the singular.

2.1.        Board -- means the Board of Directors of SunTrust.

2.2.        Change in Control -- means a change in control of SunTrust of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act as in effect at the time of such “change in control”, provided that such a change in control shall be deemed to have occurred at such time as (i) any “person” (as that term is used in Sections 13(d) and 14(d)(2) of the Exchange Act), is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of securities representing 20% or more of the combined voting power for election of directors of the then outstanding securities of SunTrust or any successor of SunTrust; (ii) during any period of two consecutive years or less, individuals who at the beginning of such period constitute the Board cease, for any reason, to constitute at least a majority of the Board, unless the election or nomination for election of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; (iii) there is a consummation of any reorganization, merger, consolidation or share exchange as a result of which the common stock of SunTrust shall be changed, converted or exchanged into or for securities of another corporation (other than a merger with a wholly-owned subsidiary of SunTrust) or any dissolution or liquidation of SunTrust or any sale or the disposition of 50% or more of the assets or business of SunTrust; or (iv) there is a consummation of any reorganization, merger, consolidation or share exchange unless (A) the persons who were the beneficial owners of the outstanding shares of the common stock of SunTrust immediately before the consummation of such transaction beneficially own more than 65% of the outstanding shares of the common stock of the successor or survivor corporation in such transaction immediately following the consummation of such transaction and (B) the number of shares of the common stock of such successor or survivor corporation beneficially owned by the persons described in Section 2.2(iv)(A) immediately following the consummation of such transaction is beneficially owned by each such person in substantially the same proportion that each such person had beneficially owned shares of SunTrust common stock immediately before the consummation of such transaction, provided (C) the percentage described in Section 2.2(iv)(A) of the beneficially owned shares of the successor or survivor corporation and the number described in Section 2.2(iv)(B) of the beneficially owned shares of the successor or survivor corporation shall be determined exclusively by reference to the shares of the successor or survivor corporation which result from the beneficial ownership of shares of common stock of SunTrust by the persons described in Section 2.2(iv)(A) immediately before the consummation of such transaction.

2.3.        Code -- means the Internal Revenue Code of 1986, as amended.

2.4.        Committee -- means a Committee of the Board to which the responsibility to administer this Plan is delegated by the Board and which shall consist of at least two members of the Board, each of whom shall be a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and each of whom shall be (or be treated as) an “outside director” for purposes of Code Section 162(m).

2.5.        Director -- means a member of the Board who is not an employee of SunTrust or any Subsidiary or Parent Corporation.

2.6.        Employee -- means a select employee of SunTrust or any Subsidiary whose performance is, in the judgment of the Committee acting in its absolute discretion, directly or indirectly material to the success of SunTrust or such Subsidiary.

2.7.        Exchange Act -- means the Securities Exchange Act of 1934, as amended.

2.8         Fair Market Value -- means (1) the closing price on any date for a share of Stock as reported by The Wall Street Journal under the New York Stock Exchange Composite Transactions quotation system (or under any successor quotation system) or, if Stock is no longer traded on the New York Stock Exchange, under the quotation system under which such closing price is reported or, if The Wall Street Journal no longer reports such closing price, such closing price as reported by a newspaper or trade journal selected by the Committee or, if no such closing price is available on such date, (2) such closing price as so reported in accordance with Section 2.8(1) for the immediately preceding business day, or, if no newspaper or trade journal reports such closing price, (3) the price which the Committee acting in good faith determines through any reasonable valuation method that a share of Stock might change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or to sell and both having reasonable knowledge of the relevant facts. If the closing price for a share of Stock is misquoted or omitted by the applicable publication, the Committee shall directly solicit the information from officials of the stock exchange or from other informed independent market sources.

2.9.        ISO -- means an Option granted under Section 7 of this Plan to purchase Stock which is evidenced by an Option Agreement which provides that the Option is intended to satisfy the requirements for an incentive stock option under Code Section 422.

2.10.      NQO -- means an Option granted under Section 7 of this Plan to purchase Stock which is evidenced by an Option Agreement which provides that the Option shall not be treated as an incentive stock option under Code Section 422.

2.11.      Option -- means an ISO or a NQO.

2.12.      Option Agreement -- means the written agreement or instrument which sets forth the terms of an Option granted to an Employee or Director under this Plan.

2.13.      Option Price -- means the price which shall be paid to purchase one share of Stock upon the exercise of an Option granted under this Plan.

2.14.      Parent Corporation -- means any corporation which is a parent corporation (within the meaning of Code Section 424(e)) of SunTrust.

2.15.      Plan -- means this SunTrust Banks, Inc. 2009 Stock Plan, as amended from time to time.

2.16.      Performance Period – means the period selected by the Committee during which performance is measured for purpose of determining the extent to which an award of Restricted Stock or Stock Units has been earned.

2.17       Predecessor Plan -- means the SunTrust Banks, Inc. 2004 Stock Plan as in effect on the Effective Date of this Plan and as thereafter amended.

2.18       Restricted Stock -- means Stock granted to an Employee or Director pursuant to Section 8 of this Plan.

2.19.      Rule 16b-3 -- means the exemption under Rule 16b-3 to Section 16(b) of the Exchange Act or any successor to such rule.

2.20.      Stock -- means the One Dollar ($1.00) par value common stock of SunTrust.

2.21.      Stock Agreement -- means the written agreement or instrument which sets forth the terms of a Restricted Stock grant or Stock Unit grant to an Employee or Director under this Plan.

2.22.      Stock Appreciation Right or SAR -- means a right which is granted pursuant to the terms of Section 7 of this Plan to the appreciation in the Fair Market Value of a share of Stock in excess of the SAR Share Value for such a share.

2.23.      SAR Agreement -- means the written agreement or instrument which sets forth the terms of a SAR granted to an Employee under this Plan.

2.24.      SAR Share Value -- means the figure which is set forth in each SAR Agreement and which is no less than the Fair Market Value of a share of Stock on the date the related SAR is granted.

2.25.      Stock Unit -- means a contractual right granted to an Employee or Director pursuant to Section 8 to receive a cash payment based on the Fair Market Value of the number of shares of Stock described in such grant.

2.26.      Subsidiary -- means any corporation which is a subsidiary corporation (within the meaning of Code Section 424(f)) of SunTrust except a corporation which has subsidiary corporation status under Code Section 424(f) exclusively as a result of SunTrust or a SunTrust subsidiary holding stock in such corporation as a fiduciary with respect to any trust, estate, conservatorship, guardianship or agency.

2.27.      SunTrust -- means SunTrust Banks, Inc., a Georgia corporation, and any successor to such corporation.

SECTION 3.        SHARES RESERVED UNDER PLAN

3.1.        Shares. There shall (subject to Section 11) be reserved for issuance under this Plan (a) ~~[9,301,123]~~ 21,301,123 shares of Stock plus (b) the number of shares of Stock subject to grants under the Predecessor Plan which are outstanding on the Effective Date of this Plan and which are forfeited or expire on or after such Effective Date in accordance with the terms of such grants; provided, however, only the shares of Stock described in Section 3.1(a) shall be issued in connection with the exercise of ISOs and nothing in this Plan shall affect any grants under the Predecessor Plan which are outstanding on the Effective Date of this Plan until such time, if any, that any shares of Stock subject to such grants are forfeited or grants respecting any shares of Stock expire on or after such Effective Date in accordance with the terms of such grants.

3.2.        Share Counting. The shares of Stock described in Section 3.1 shall be reserved to the extent that SunTrust deems appropriate from authorized but unissued shares of Stock and from shares of Stock which have been reacquired by SunTrust. Furthermore, any shares of Stock issued pursuant to a Restricted Stock grant which are forfeited thereafter shall again become available for issuance under this Plan, but (a) any shares of Stock used to satisfy a withholding obligation under Section 14.4 shall not again become available under Section 3.1 for issuance under this Plan, (b) any shares of Stock which are tendered to SunTrust to pay the Option Price of an Option or which are tendered to SunTrust in satisfaction of any condition to a grant of Restricted Stock shall not become available under Section 3.1 for issuance under this Plan and (c) the gross number of shares of Stock covered by a SAR, to the extent it is exercised, shall not again become available under Section 3.1 for issuance under this Plan, regardless of the number of shares used to settle the SAR upon exercise; provided, however, if a SAR is forfeited, the related shares of Stock shall again become available for issuance under this Plan.

3.3.        Use of Proceeds. The proceeds which SunTrust receives from the sale of any shares of Stock under this Plan shall be used for general corporate purposes and shall be added to the general funds of SunTrust.

3.4         Predecessor Plan. No grants shall be made under the Predecessor Plan on or after the date this Plan becomes effective.

SECTION 4.        EFFECTIVE DATE

This Plan was approved by the shareholders of SunTrust on April 28, 2009 (the “Effective Date”). This amendment and restatement of the Plan shall become effective on the date the shareholders of SunTrust (acting at a duly called meeting of such shareholders) approve the adoption of this Plan.

SECTION 5.        PLAN ADMINISTRATION

5.1         Authority of Committee. The Plan shall be administered by the Committee. Except as limited by law, or by the Articles of Incorporation or Bylaws of SunTrust, and subject to the provisions of this Plan (including Sections 11, 12, 13 and 14), the Committee shall have full power, authority, and sole and exclusive discretion to construe, interpret and administer this Plan, including without limitation, the power and authority to make determinations relating to Plan grants and correct mistakes in Option, SAR or Stock Agreements, and to take such other action in the administration and operation of this Plan as the Committee deems equitable under the circumstances. The Committee, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective. In addition, the Committee shall have full and exclusive power to adopt such rules, regulations and guidelines for carrying out the Plan as it may deem necessary or proper, all of which power shall be executed in the best interests of SunTrust and in keeping with the objectives of the Plan. This power includes, but is not limited to, selecting award recipients and establishing all award terms and conditions.

5.2         Amendment of Awards. The Committee, in its sole discretion, may amend any outstanding Option, SAR, Restricted Stock, or Stock Unit grant at any time in any manner not inconsistent with the terms of the Plan, provided that no outstanding, vested award may be amended without the grantee’s consent if the amendment would have a materially adverse effect on the grantee’s rights under the award. Notwithstanding the foregoing, the Committee, in its sole discretion, may amend an award if it determines such amendment is necessary or advisable for SunTrust to comply with applicable law (including Code Section 409A), regulation, rule, or accounting standard.

5.2.1      Recoupment of Amounts Paid or Awarded Based Upon Misstated Financials or Other Performance Metric. During any year in which any obligation arising from financial assistance received under TARP is outstanding within the meaning of Treasury Regulations 31 CFR Part 30, “TARP Standards for Compensation and Corporate Governance,” SunTrust shall not pay or allow to vest, or if paid or vested shall recover from, any person who during the year of payment is determined by the Committee to be a “senior executive officer” of SunTrust or among the next twenty (20) most “highly-compensated” employees of SunTrust, any bonus payment made to such individual if the bonus payment was based on a materially inaccurate financial statement (which shall include but shall not be not limited to statements of earnings, revenues, or gains) or any other materially inaccurate performance metric or criteria. The Committee shall base its determination as to whether a financial statement or performance metric criteria is materially inaccurate on all the facts and circumstances, but a financial statement or performance metric criteria shall be deemed to be materially inaccurate with respect to any employee who knowingly engaged in providing inaccurate information (including knowingly failing to timely correct inaccurate information) relating to those financial statements or performance metrics. SunTrust shall exercise its rights under this Section to recover such awards except to the extent that it is unreasonable to do so. Each participant to whom an award is paid (i) during any year in which any obligation arising from financial assistance received under TARP is outstanding, (ii) who is determined by the Committee to be a “senior executive officer” of SunTrust or among the next twenty (20) most “highly-compensated” employees of SunTrust for such year, and (iii) such award or payment is made to such individuals based on materially inaccurate financial statement (which shall includes but not be not limited to statements of earnings, revenues, or gains) or any other materially inaccurate performance metric criteria, agrees to promptly repay such award or payment to SunTrust promptly upon request by SunTrust. Each such participant hereby expressly authorizes SunTrust to deduct such amounts from any other amount SunTrust may owe to such individual. For the purpose of this section, a bonus payment shall be deemed to be made to an individual when the individual obtains a legally binding right to that payment.

5.3         Delegation. To the extent permitted by applicable law, the Committee may delegate its authority as identified herein to one or more executive officers of SunTrust, including without limitation the authority to approve grants to Employees other than any of SunTrust’s executive officers. To the extent that the Committee delegates its authority to make grants as provided by this Section 5.3, all references in the Plan to the Committee’s authority to make grants and determinations with respect thereto shall be deemed to include the Committee’s delegate(s). Any such delegate shall serve at the pleasure of, and may be removed at any time by, the Committee.

5.4         Decisions Binding. In making any determination or in taking or not taking any action under the Plan, the Committee or its delegate(s) may obtain and may rely on the advice of experts, including employees of and professional advisors to SunTrust. Any action taken by, or inaction of, the Committee or its delegate(s) relating to or pursuant to the Plan shall be within the absolute discretion of the Committee or its delegate. Such action or inaction of the Committee or its delegate(s) shall be conclusive and binding on SunTrust, on each affected Employee and Director and on each other person directly or indirectly affected by such action.

SECTION 6.        ELIGIBILITY

Employees shall be eligible for the grant of Options, SARs, Restricted Stock and Stock Units under this Plan. Directors shall be eligible for the grant of Options, Restricted Stock and Stock Units under this Plan.

SECTION 7.        OPTIONS AND SARs

7.1.        Options. The Committee acting in its absolute discretion shall have the right to grant Options to Employees and Directors under this Plan from time to time to purchase shares of Stock, and Options may be granted for any reason the Committee deems appropriate under the circumstances. Each grant of an Option shall be evidenced by an Option Agreement, and each Option Agreement shall set forth whether the Option is an ISO or a NQO and shall set forth such other terms and conditions of such grant, including performance-based vesting conditions, as the Committee acting in its absolute discretion deems consistent with the terms of this Plan. All Options granted to Directors shall be NQOs. If the exercise of an Option is subject to the satisfaction of a minimum service and a minimum performance requirement, the minimum service requirement shall be at least 1 year and, if the exercise of an Option is subject to the satisfaction of only a minimum service requirement, the minimum service requirement shall be at least 3 years unless the Committee in either case determines that a shorter period of service (or no period of service) better serves the interests of SunTrust.

7.2.        ISO Rules. Notwithstanding anything in this Plan to the contrary, no term of this Plan relating to ISOs shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify the Plan or any ISO under Code Section 422. The aggregate Fair Market Value of ISOs granted to an Employee under this Plan and incentive stock options granted to such Employee under any other stock option plan adopted by SunTrust, a Subsidiary or a Parent Corporation which first become exercisable in any calendar year shall not exceed $100,000. Such Fair Market Value figure shall be determined by the Committee on the date the ISO or other incentive stock option is granted, and the Committee shall interpret and administer the limitation set forth in this Section 7.2 in accordance with Code Section 422(d).

7.3.        Share Limitation. An Employee may not be granted in any calendar year Options, or SARs, or one or more Options and SARs in any combination which in the aggregate relate to more than 1,200,000 shares of Stock.

7.4.        Option Price, Exercise Period and No Dividend Equivalents.

 (a)        Option Price. The Option Price for each share of Stock subject to an Option shall be no less than the Fair Market Value of a share of Stock on the date the Option is granted. The Option Price shall be payable in full upon the exercise of any Option. Except in accordance with the provisions of Section 11 of this Plan, the Committee shall not, absent the approval of SunTrust’s shareholders, take any action, whether through amendment, cancellation, replacement grants, exchanges or any other means, to directly or indirectly reduce the Option Price of any outstanding Option or to make a tender offer for any Option if the Option Price for such Option on the effective date of such tender offer exceeds the Fair Market Value of a share of Stock subject to such Option.

 (b)        Exercise Period. Each Option granted under this Plan shall be exercisable in whole or in part at such time or times as set forth in the related Option Agreement, but no Option Agreement shall make an Option exercisable before the date such Option is granted or on or after the date which is the tenth anniversary of the date such Option is granted. In the discretion of the Committee, an Option Agreement may provide for the exercise of an Option after the employment of an Employee or the status of an individual as a Director has terminated for any reason whatsoever, including death or disability.

 (c)        No Dividend Equivalents. In no event shall any Option or Option Agreement granted under the Plan include any right to receive dividend equivalents with respect to such award.

7.5.        Method of Exercise.

 (a)        Committee Rules. An Option may be exercised as provided in this Section 7.5 pursuant to procedures (including, without limitation, procedures restricting the frequency or method of exercise) as shall be established by the Committee or its delegate from time to time for the exercise of Options.

 (b)        Notice and Payment. An Option shall be exercised by delivering to the Committee or its delegate during the period in which such Option is exercisable, (1) written notice of exercise in a form acceptable to the Committee indicating the specific number of shares of Stock subject to the Option which are being exercised and (2) payment in full of the Option Price for such specific number of shares. An Option Agreement, at the discretion of the Committee, may provide for the payment of the Option Price by any of the following means:

    (1)        in cash, electronic funds transfer or a check acceptable to the Committee;

    (2)        in Stock which has been held by the Employee or Director for a period acceptable to the Committee and which Stock is otherwise acceptable to the Committee, provided that the Committee may impose whatever restrictions it deems necessary or desirable with respect to such method of payment;

    (3)        through a broker-facilitated cashless exercise procedure acceptable to the Committee; or

    (4)        in any combination of the methods described in this Section 7.5(b) which is acceptable to the Committee.

Any payment made in Stock shall be treated as equal to the Fair Market Value of such Stock on the date the properly endorsed stock certificate for such Stock is delivered to the Committee (or to its delegate) or, if payment is effected through a certification of ownership of Stock in lieu of a stock certificate, on the date the Option is exercised.

 (c)        Restrictions. The Committee may from time to time establish procedures for restricting the exercise of Options on any given date as the result of excessive volume of exercise requests or any other problem in the established system for processing Option exercise requests or for any other reason the Committee or its delegate deems appropriate or necessary.

7.6.        Nontransferability. Except to the extent the Committee deems permissible and consistent with the best interests of SunTrust, neither an Option granted under this Plan nor any related surrender rights nor any SAR shall be transferable by an Employee or a Director other than by will or by the laws of descent and distribution, and any grant by the Committee of a request by an Employee or a Director for any transfer (other than a transfer by will or by the laws of descent and distribution) of an NQO or SAR shall be conditioned on the transfer not being made for value or consideration. Any such Option grant and surrender rights under this Plan and any SAR granted under this Plan shall be exercisable during an Employee’s or a Director’s lifetime, as the case may be, only by (subject to the first sentence in this Section 7.6) the Employee or the Director, provided that in the event an Employee or a Director is incapacitated and unable to exercise such Employee’s or Director’s Option or SAR, such Employee’s or Director’s legal guardian or legal representative whom the Committee (or its delegate) deems appropriate based on all applicable facts and circumstances presented to the Committee (or its delegate) may exercise such Employee’s or such Director’s Option or SAR, in accordance with the provisions of this Plan and the applicable Option Agreement or SAR Agreement. The person or persons to whom an Option or a SAR is transferred by will or by the laws of descent and distribution (or pursuant to the first sentence of this Section 7.6) thereafter shall be treated as the Employee or the Director under this Plan.

7.7.        SARs and Surrender Rights.

 (a)        SARs and SAR Share Value.

 (1)        The Committee acting in its absolute discretion may grant an Employee a SAR which will give the Employee the right to the appreciation in one, or more than one, share of Stock, and any such appreciation shall be measured from the related SAR Share Value; provided, however, in no event shall the SAR Share Value be less than the Fair Market Value of a share of Stock on the date such SAR is granted. The Committee shall have the right to make any such grant subject to such additional terms, including performance-based vesting provisions, as the Committee deems appropriate, and such terms shall be set forth in the related SAR Agreement.

 (2)        Each SAR granted under this Plan shall be exercisable in whole or in part at such time or times as set forth in the related SAR Agreement, but no SAR Agreement shall make a SAR exercisable before the date such SAR is granted or on or after the date which is the tenth anniversary of the date such SAR is granted. In the discretion of the Committee, a SAR Agreement may provide for the exercise of a SAR after the employment of an Employee has terminated for any reason whatsoever, including death or disability.

 (3)        Except in accordance with the provisions of Section 11 of this Plan, the Committee shall not, absent the approval of SunTrust’s shareholders, take any action, whether through amendment, cancellation, replacement grants, exchanges or any other means, to directly or indirectly reduce the SAR Share Value of any outstanding SAR or to make a tender offer for any SAR if the SAR Share Value for such SAR on the effective date of such tender offer exceeds the Fair Market Value of a share of Stock subject to such SAR.

 (4)        If the exercise of a SAR is subject to the satisfaction of a minimum service and a minimum performance requirement, the minimum service requirement shall be at least 1 year and, if the exercise of a SAR is subject to the satisfaction of only a minimum service requirement, the minimum service requirement shall be at least 3 years unless the Committee in either case determines that a shorter period of service (or no period of service) better serves the interests of SunTrust.

 (b)        Option Surrender Rights. The Committee acting in its absolute discretion also may incorporate a provision in an Option Agreement to give an Employee the right to surrender his or her Option in whole or in part in lieu of the exercise (in whole or in part) of that Option on any date that

     (1)        the Fair Market Value of the Stock subject to such Option exceeds the Option Price for such Stock, and

     (2)        the Option to purchase such Stock is otherwise exercisable.

 (c)        Procedure. The exercise of a SAR or a surrender right in an Option shall be effected by the delivery of the related SAR Agreement or Option Agreement to the Committee (or to its delegate) together with a statement signed by the Employee which specifies the number of shares of Stock as to which the Employee, as appropriate, exercises his or her SAR or exercises his or her right to surrender his or her Option and (at the Employee’s option) how he or she desires payment to be made with respect to such shares.

 (d)        Payment. An Employee who exercises his or her SAR or right to surrender his or her Option shall (to the extent consistent with an exemption under Rule 16b-3) receive a payment in cash or in Stock, or in a combination of cash and Stock, equal in amount on the date such exercise is effected to (i) the number of shares of Stock with respect to which, as applicable, the SAR or the surrender right is exercised times (ii) the excess of the Fair Market Value of a share of Stock on such date over, as applicable, the SAR Share Value for a share of Stock subject to the SAR or the Option Price for a share of Stock subject to an Option. The Committee acting in its absolute discretion shall determine the form of such payment, and the Committee shall have the right (1) to take into account whatever factors the Committee deems appropriate under the circumstances, including any written request made by the Employee and delivered to the Committee (or to its delegate) and (2) to forfeit an Employee’s right to payment of cash in lieu of a fractional share of Stock if the Committee deems such forfeiture necessary in order for the surrender of his or her Option under this Section 7.7 to come within an exemption under Rule 16b-3. Any cash payment under this Section 7.7 shall be made from SunTrust’s general assets, and an Employee shall be no more than a general and unsecured creditor of SunTrust with respect to such payment.

 (e)        Restrictions. Each SAR Agreement and each Option Agreement which incorporates a provision to allow an Employee to surrender his or her Option shall incorporate such additional restrictions on the exercise of such SAR or surrender right as the Committee deems necessary to satisfy the conditions to the exemption under Rule 16b-3.

 (f)        No Dividend Equivalents. In no event shall any SAR or SAR Agreement granted under the Plan include any right to receive dividend equivalents with respect to such award.

SECTION 8.        RESTRICTED STOCK AND STOCK UNITS

8.1.        Committee Action.

 (a)        General. The Committee acting in its absolute discretion shall have the right to grant Restricted Stock and Stock Units to Employees and Directors under this Plan from time to time.

 (b)        Limitations. Subject to the rules set forth in Section 3 and Section 7.3(b), in no event shall the Restricted Stock grants and Stock Unit grants issued under the Plan, in the aggregate, cover more than ~~4,843,920~~ 16,843,920 shares of Stock. In addition, no Restricted Stock grant, or Stock Unit grant, or one or more Restricted Stock and Stock Unit grants in any combination may be made to an Employee in any calendar year with respect to more than 300,000 shares of Stock. Each Restricted Stock grant and each Stock Unit grant shall be evidenced by a Stock Agreement, and each Stock Agreement shall set forth the conditions, if any, which will need to be timely satisfied before the grant will be effective and the conditions, if any, under which the Employee’s or Director’s interest in the related Stock or cash payment will be forfeited; provided, if the vesting of a Restricted Stock grant or Stock Unit grant is subject to the satisfaction of a minimum service and a minimum performance requirement, the minimum service requirement shall be at least 1 year and, if the vesting of a Restricted Stock grant or a Stock Unit grant is subject to the satisfaction of only a minimum service requirement, the minimum service requirement shall be at least 3 years unless the Committee in either case determines that a shorter period of service (or no period of service) better serves the interests of SunTrust.

8.2.        Conditions.

 (a)        Issuance Conditions for Restricted Stock. The Committee acting in its absolute discretion may make the issuance of Restricted Stock to an Employee or Director subject to the satisfaction of one, or more than one, objective employment, performance or other grant condition (which may or may not include performance criteria described in Section 8.2(c)) which the Committee deems appropriate under the circumstances, and the related Stock Agreement shall set forth each such condition and the deadline for satisfying each such condition.

 (b)        Forfeiture Conditions for Restricted Stock and Stock Units. The Committee may make Restricted Stock issued to an Employee or Director or the cash otherwise payable under any Stock Unit grant subject to one, or more than one, objective employment, performance or other forfeiture condition (which may or may not include any performance goals described in Section 8.2(c)) which the Committee acting in its absolute discretion deems appropriate under the circumstances, and the related Stock Agreement shall set forth each such forfeiture condition and the deadline for satisfying each such forfeiture condition. An Employee’s or Director’s nonforfeitable interest in the shares of Stock issued pursuant to a Restricted Stock grant or the cash payment due under any Stock Unit grant shall depend on the extent to which each such condition is timely satisfied. Each share of Stock issued pursuant to a Restricted Stock grant shall again become available under Section 3 if such share is forfeited as a result of a failure to timely satisfy a forfeiture condition, in which event such share of Stock shall again become available under Section 3 as of the date of such failure. When a Stock certificate is issued for shares of Restricted Stock, such certificate shall be issued subject to (i) the conditions, if any, described in this Section 8.2(b) and Section 8.2(c) to, or for the benefit of, the Employee or Director and (ii) a stock power in favor of SunTrust in order for SunTrust to effect any forfeitures of such Restricted Stock called for under this Section 8.2(b).

 (c)        Performance Goals.

     (1)        If, at the time of grant, the Committee intends a Restricted Stock or Stock Unit grant to qualify as “other performance based compensation” within the meaning of Code Section 162(m)(4), the Committee must establish performance goals for the applicable Performance Period no later than 90 days after the Performance Period begins (or by such other date as may be required under Code Section 162(m)). Such performance goals must be based on one or more of the criteria described in this Section 8.2(c).

     (2)        A performance goal is described in this Section 8.2(c) if such goal relates to (i) SunTrust’s return over capital costs or increases in return over capital costs, (ii) SunTrust’s net earnings or the growth in such earnings, (iii) SunTrust’s earnings before interest expense, taxes, depreciation, amortization and other non-cash items or the growth in such earnings, (iv) SunTrust’s earnings before interest and taxes or the growth in such earnings, (v) SunTrust’s consolidated net income or the growth in such income, (vi) the market capitalization of SunTrust Stock, (vii) SunTrust’s Stock price or the growth in such price, (viii) SunTrust’s return on assets or the growth on such return, (ix) SunTrust’s total shareholder return or the growth in such return, (x) SunTrust’s expenses or the reduction of expenses, (xi) SunTrust’s revenue growth, (xii) SunTrust’s efficiency ratios or the changes in such ratios, (xiii) SunTrust’s economic value added or changes in such value added, (xiv) such other financial performance measures deemed appropriate by the Committee, (xv) return on equity, (xvi) return on tangible equity, (xvii) cash return on equity, (xviii) cash return on tangible equity, (xix) net income available to common shareholders, (xx) book value per share, (xxi) pre-tax income or growth, (xxii) operating earnings per share of Stock or growth (excluding one-time, non-core items), (xxiii) cash earning per share of Stock or growth, (xxiv) return on assets, (xxv) cash operating earnings per share of Stock or growth excluding one-time, non-core items), (xxvi) cash return on assets, (xxvii) operating leverage, (xxviii) net interest margin, (xxix) Tier 1 capital, (xxx) risk-adjusted net interest margin, (xxxi) total risk-based capital ratio, (xxxii) tangible equity and tangible assets, (xxxiii) tangible common equity and tangible assets, (xxxiv) tangible book value and share, (xxxv) loan balances or growth, (xxxvi) deposit balances or growth, or (xxxvii) low cost deposit balances or growth. A performance goal described in this Section 8.2(c)(2) may be set in any manner determined by the Committee, including looking to achievement on an absolute or relative basis in relation to peer groups or indexes, and may relate to SunTrust as a whole or one or more operating units of SunTrust.

     (3)        When the Committee determines whether a performance goal has been satisfied for any period, the Committee may exclude any or all “extraordinary items” as determined under U.S. generally accepted accounting principles and any other unusual or non-recurring items, including, without limitation, the charges or costs associated with restructurings of SunTrust, discontinued operations, and the cumulative effects of accounting changes. The Committee may also adjust any performance goal for a period as it deems equitable in recognition of unusual or non-recurring events affecting SunTrust, changes in applicable tax laws or accounting principles, or such other factors as the Committee may determine.

     (4)        If the Committee determines that a performance goal has been satisfied and the satisfaction of such goal was intended to meet the requirements of Code Section 162(m), the Committee shall certify that the goal has been satisfied in accordance with the requirements set forth under such Code Section.

8.3.        Dividends and Voting Rights.

 (a)        Cash Dividends. Each Stock Agreement which evidences a Restricted Stock grant shall state whether the Employee or Director shall have a right to receive any cash dividends which are paid after any shares of Restricted Stock are issued to him or to her and before the first day that the Employee’s or Director’s interest in such Stock is forfeited completely or becomes completely nonforfeitable. If such a Stock Agreement provides that an Employee or Director has no right to receive a cash dividend when paid, such agreement shall set forth the conditions, if any, under which the Employee or Director will be eligible to receive one, or more than one, payment in the future to compensate the Employee or Director for the fact that he or she had no right to receive any cash dividends on his or her Restricted Stock when such dividends were paid. If such a Stock Agreement calls for any such payments to be made, SunTrust shall make such payments from SunTrust’s general assets, and the Employee or Director shall be no more than a general and unsecured creditor of SunTrust with respect to such payments. Unless otherwise set forth in the Stock Agreement which evidences a Stock Unit grant, if a cash dividend is paid on the shares of Stock described in a Stock Unit grant, such cash dividend shall be treated as reinvested in shares of Stock and shall increase the number of shares of Stock described in such Stock Unit grant.

 (b)        Stock Dividends. If a Stock dividend is declared on a share of Restricted Stock, such Stock dividend shall be treated as part of the grant of the related Restricted Stock, and an Employee’s or Director’s interest in such Stock dividend shall be forfeited or shall become nonforfeitable at the same time as the Stock with respect to which the Stock dividend was paid is forfeited or becomes nonforfeitable. Unless otherwise set forth in the Stock Agreement which evidences a Stock Unit grant, if a Stock dividend is declared on any shares of Stock described in a Stock Unit grant, such dividend shall increase the number of shares of Stock described in such Stock Unit grant.

 (c)        Non-cash and Non-Stock Dividends. If a dividend is paid on a share of Restricted Stock or on a share of Stock described in a Stock Unit grant other than in cash or Stock, the disposition of such dividend with respect to such Restricted Stock grant and the treatment of such dividend with respect to such Stock Unit grant shall be effected in accordance with such rules as the Committee shall adopt with respect to each such dividend.

 (d)        No Dividends Paid on Unearned Performance Stock. Notwithstanding anything herein to the contrary, in no event shall a Stock Agreement which evidences a grant of Restricted Stock or Stock Units subject to performance criteria provide for payment before the date such grant becomes nonforfeitable of any dividends or dividend equivalents prior to such date.

 (e)        Voting Rights. An Employee or Director shall have the right to vote shares of Restricted Stock which have been issued pursuant to Section 8.2(b) before his or her interest in such Stock has been forfeited or has become nonforfeitable.

 (f)        Nontransferability. No Restricted Stock grant and no shares issued pursuant to a Restricted Stock grant shall be transferable by an Employee or a Director other than by will or by the laws of descent and distribution before an Employee’s or Director’s interest in such shares have become completely nonforfeitable, and no interests in a Stock Unit grant shall be transferable other than by will or the laws of descent and distribution except as otherwise provided in the related Stock Agreement.

 (g)        Creditor Status. An Employee or a Director to whom a Stock Unit is granted shall be no more than a general and unsecured creditor of SunTrust with respect to any cash payment due under such grant.

8.4         Satisfaction of Forfeiture Conditions. A share of Stock shall cease to be Restricted Stock at such time as an Employee’s or Director’s interest in such Stock becomes nonforfeitable under this Plan, and the certificate representing such share shall be reissued as soon as practicable thereafter without any further restrictions related to Section 8.2(b) or Section 8.3 and shall be transferred to the Employee or Director.

SECTION 9.        SECURITIES REGISTRATION

Each Option Agreement, SAR Agreement and Stock Agreement shall provide that, upon the receipt of shares of Stock as a result of the exercise of an Option (or any related surrender right) or a SAR or the satisfaction of the forfeiture conditions under a Stock Agreement for Restricted Stock, the Employee or Director shall, if so requested by SunTrust, hold such shares of Stock for investment and not with a view of resale or distribution to the public and, if so requested by SunTrust, shall deliver to SunTrust a written statement satisfactory to SunTrust to that effect. As for Stock issued pursuant to this Plan, SunTrust at its expense shall take such action as it deems necessary or appropriate to register the original issuance of such Stock to an Employee or Director under the Securities Act of 1933, as amended, or under any other applicable securities laws or to qualify such Stock for an exemption under any such laws prior to the issuance of such Stock to an Employee or Director; however, SunTrust shall have no obligation whatsoever to take any such action in connection with the transfer, resale or other disposition of such Stock by an Employee or Director.

SECTION 10.        LIFE OF PLAN

No Option or SAR or Restricted Stock or Stock Unit shall be granted under this Plan on or after the earlier of:

      (1)        the tenth anniversary of the date the Board adopts this Plan, in which event this Plan otherwise thereafter shall continue in effect until all outstanding Options (and any related surrender rights) and SARs have been exercised in full or no longer are exercisable and all Restricted Stock and Stock Unit grants under this Plan have been forfeited or the forfeiture conditions on the related Stock or cash payments have been satisfied in full, or

      (2)        the date on which all of the Stock reserved under Section 3 of this Plan has (as a result of the exercise of all Options (and any related surrender rights) and all SARs granted under this Plan and the satisfaction of the forfeiture conditions on Restricted Stock been issued or no longer is available for use under this Plan and all cash payments due under any Stock Unit grants have been paid or forfeited, in which event this Plan also shall terminate on such date.

SECTION 11.        ADJUSTMENT

11.1.        Capital Structure. The number, kind or class (or any combination thereof) of shares of Stock reserved under Section 3 of this Plan, the grant limitations described in Section 7.3 and Section 8.1 of this Plan, the number, kind or class (or any combination thereof) of shares of Stock subject to Options or SARs granted under this Plan and the Option Price of such Options and the SAR Share Value of such SARs as well as the number, kind or class of shares of Stock subject to Restricted Stock grants and the number, kind or class of shares of Stock described in Stock Unit grants under this Plan shall be adjusted by the Board in an equitable manner to reflect any change in the capitalization of SunTrust, including, but not limited to, such changes as Stock dividends or Stock splits.

11.2.        Mergers. The Board as part of any corporate transaction described in Code Section 424(a) shall adjust (in any manner which the Board in its discretion deems consistent with Code Section 424(a)) the number, kind or class (or any combination thereof) of shares of Stock reserved under Section 3 of this Plan and the grant limitations described in Section 7.3 and Section 8.1 of this Plan. Furthermore, the Board as part of any corporate transaction described in Code Section 424(a) shall adjust (in any manner which the Board in its discretion deems consistent with Code Section 424(a)) the number, kind or class (or any combination thereof) of shares of Stock underlying any Restricted Stock and Stock Unit grants previously made under this Plan and any related grant conditions and forfeiture conditions, and the number, kind or class (or any combination thereof) of shares subject to Option and SAR grants previously made under this Plan and the related Option Price and SAR Share Value for each such Option and SAR, and, further, shall (in any manner which the Board in its discretion deems consistent with Code Section 424(a) and without regard to the grant limitations described in Section 7.3 or Section 8.1 of this Plan) make Restricted Stock, Stock Unit, Option and SAR grants to effect the assumption of, or the substitution for, restricted stock, stock unit, option and stock appreciation right grants previously made by any other corporation to the extent that such corporate transaction calls for such substitution or assumption of such restricted stock, stock unit, option or stock appreciation rights grants.

11.3.        General. If any adjustment under this Section 11 would create a fractional share of Stock or a right to acquire a fractional share of Stock, such fractional share shall be disregarded and the number of shares of Stock reserved under this Plan and the number subject to any Options, SAR grants and Restricted Stock grants shall be the next lower number of shares of Stock, rounding all fractions downward. Any adjustment made under this Section 11 by the Board shall be conclusive and binding on all affected persons and shall be made in a manner consistent with the requirements of Code Section 409A in order for any Option, SAR and Restricted Stock grants to remain exempt from the requirements of Code Section 409A.

SECTION 12. CHANGE IN CONTROL

Upon or in anticipation of a Change in Control, if the Board determines that no adequate provision has been made as part of such Change in Control for either the assumption of the Options, SARs, Restricted Stock and Stock Unit grants outstanding under this Plan or for the granting of comparable, substitute stock options, stock appreciation rights and restricted stock and stock unit grants, the Board may, in its sole and absolute discretion without the need for the consent of any Employee or Director (in his or her individual capacity as a grantee), take one or more of the following actions contingent upon the occurrence of such Change in Control: (1) each outstanding Option and SAR at the direction and discretion of the Board (a) may (subject to such conditions, if any, as the Board deems appropriate under the circumstances) be cancelled unilaterally by SunTrust in exchange for the number of whole shares of Stock (and cash in lieu of a fractional share), if any, which each Employee and each Director would have received if on the date set by the Board he or she had exercised his or her SAR in full or if each Employee’s and each Director’s Option included a right to surrender his or her outstanding Option in full under Section 7.7 of this Plan and such Option had been surrendered in full or (b) may be cancelled unilaterally by SunTrust if the Option Price or SAR Share Value equals or exceeds the Fair Market Value of a share of Stock on such date and (2) the conditions, if any, for the issuance of Restricted Stock and the conditions, if any, for making nonforfeitable all outstanding Restricted Stock grants and all Stock Unit grants may be deemed completely satisfied on the date set by the Board. Notwithstanding the foregoing provisions of this Section 12, in connection with the payment of any amount subject to Code Section 409A, this Section 12 shall have no effect on the payment date of such amount.

SECTION 13.        AMENDMENT OR TERMINATION

The Board or the Committee may at any time in its sole discretion, for any reason whatsoever, terminate or suspend the Plan, and from time to time may amend or modify the Plan; provided that without the approval by a majority of the votes cast at a duly constituted meeting of shareholders of SunTrust, no amendment or modification to the Plan may materially modify the Plan in any way that would require shareholder approval under any regulatory requirement that the Committee determines to be applicable, including without limitation, the rules of the New York Stock Exchange. No amendment, modification, suspension or termination of the Plan shall have a materially adverse effect on any Option, SAR, Restricted Stock or Stock Unit vested and outstanding on the date of such amendment, modification, suspension or termination, without the consent of the affected grantee. Notwithstanding the foregoing, no Employee or Director consent shall be needed for an amendment, modification, or termination of the Plan if the Committee determines such amendment, modification, or termination is necessary or advisable for SunTrust to comply with applicable law (including Code Section 409A), regulation, rule, or accounting standard. Suspension or termination of the Plan shall not affect the Committee’s ability to exercise the powers granted to it with respect to Options, SARs or surrender rights, Restricted Stock or Stock Units granted under this Plan prior to the date of such suspension or termination.

SECTION 14.        MISCELLANEOUS

14.1.        Shareholder Rights. No Employee or Director shall have any rights as a shareholder of SunTrust as a result of the grant of an Option or a SAR under this Plan or his or her exercise of such Option or SAR pending the actual delivery of the Stock subject to such Option to such Employee or Director. Subject to Section 8.4 and except as provided in Section 8.3(e), an Employee’s or Director’s rights as a shareholder in the shares of Stock related to a Restricted Stock grant which is effective shall be set forth in the related Stock Agreement.

14.2.        No Contract of Employment or Director Status. The grant of an Option, SAR, Restricted Stock or Stock Unit to an Employee or a Director under this Plan shall not constitute a contract of employment or an agreement to continue his or her status as an Employee or a Director and shall not confer on an Employee or Director any rights in addition to those rights, if any, expressly set forth in the Option Agreement which evidences his or her Option, the SAR Agreement which evidences his or her SAR or the Stock Agreement related to his or her Restricted Stock or Stock Unit grant.

14.3.        Share Retention Guidelines. Shares of Stock acquired by an Employee or Director under this Plan upon the exercise of an Option (or related surrender rights) or SAR or upon a grant of Restricted Stock becoming nonforfeitable may be subject to share retention guidelines established by SunTrust.

14.4.        Withholding. The exercise of any Option or SAR granted under this Plan and the acceptance of a Restricted Stock or Stock Unit grant shall constitute an Employee’s or Director’s full and complete consent to whatever action the Committee deems necessary to satisfy the minimum federal and state tax withholding requirements, if any, which the Committee acting in its discretion deems applicable to such exercise or such

Restricted Stock or Stock Unit grant or vesting. The Committee also shall have the right to provide in an Option Agreement, SAR Agreement or Stock Agreement (other than an agreement evidencing a Stock Unit or other award under the Plan which is subject to Code Section 409A) that an Employee or Director may elect to satisfy minimum federal and state tax withholding requirements, if any, through a reduction in the number of shares of Stock actually transferred, or the cash payments to be made, to him or to her under this Plan, and any such election and any such reduction shall be effected so as to satisfy the conditions to the exemption under Rule 16b-3.

14.5       Compliance with Code Section 409A. To the extent that amounts payable under this Plan are subject to Code Section 409A, the Plan is intended to comply with such Code Section 409A and official guidance issued thereunder. Notwithstanding anything herein to the contrary, the Plan shall be interpreted, operated and administered in a manner consistent with this intention.

14.6       Requirements of Law. The granting of Options, SARs, Restricted Stock and Stock Units and the issuance of Stock under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

14.7       Securities Law Compliance. With respect to Employees and Directors defined as “insiders” under Section 16 of the Exchange Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provisions of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

14.8       Indemnification. Each person who is or shall have been a member of the Committee and each delegate of such Committee shall be indemnified and held harmless by SunTrust against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be made a party or in which he or she may be involved in by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with SunTrust’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided that SunTrust is given an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it personally. The foregoing right of indemnification shall not be exclusive and shall be independent of any other rights of indemnification to which such persons may be entitled under SunTrust’s Articles of Incorporation or By-laws, by contract, as a matter of law, or otherwise.

14.9       Headings and Captions. The headings and captions here are provided for reference and convenience only, shall not be considered part of this Plan, and shall not be employed in the construction of this Plan.

14.10     Governing Law. This Plan shall be construed under the laws of the State of Georgia (excluding its choice-of-law rules) to the extent not superseded by federal law.

14.11     Invalid Provisions. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

14.12     Conflicts. In the event of a conflict between the terms of this Plan and any Option Agreement, Stock Agreement or SAR Agreement, the terms of the Plan shall prevail.

14.13     Successors. All obligations of SunTrust under the Plan with respect to Options, SARs, Restricted Stock and Stock Units granted hereunder shall be binding on any successor to SunTrust, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of SunTrust.

14.14     Deferral of Awards. The Committee may, in a Stock Agreement or otherwise, establish procedures for the deferral of Stock or cash deliverable upon settlement, vesting or other events with respect to Restricted Stock or Stock Units. Notwithstanding anything herein to the contrary, in no event will any deferral of Stock or any other payment with respect to any award granted under the Plan be allowed if the Committee determines, in its sole discretion, that the deferral would result in the imposition of the additional tax under Code Section 409A.